Filed Pursuant to Rule 424(b)(5),
Registration Statement Number 333-131714-03.

PROSPECTUS SUPPLEMENT (To Prospectus dated October 23, 2006)

HSBC Automotive Trust (USA) 2006-3, issuing entity
$838,749,000 Auto Receivable Asset-Backed Notes, Series 2006-3

HSBC Auto Receivables Corporation, depositor

HSBC Finance Corporation, sponsor and servicer

You are encouraged to read and consider the section entitled “Risk Factors” beginning on page 9 of the accompanying prospectus and on page S-13 of this prospectus supplement before making a decision to invest in these securities.

These notes are auto loan asset-backed notes and are secured only by the assets of the issuing entity.

The notes represent obligations of the issuing entity only and do not represent obligations of or interests in HSBC Auto Receivables Corporation, HSBC Finance Corporation, or any of their affiliates. Retain this prospectus supplement for future reference. This prospectus supplement may not be used to consummate sales of securities unless accompanied by the prospectus relating to the offering of these securities.

The issuing entity will issue—

•   Four classes of notes that are to be offered by this prospectus supplement;
and

•   Certain interests in the issuing entity that are represented by a residual certificate which is not offered by this prospectus supplement but serves as credit enhancement for the notes offered by this prospectus supplement.

The notes—

•   Are backed by a pledge of assets of the issuing entity, including a pool of primarily “non-prime” auto loans. “Non-prime” auto loans are retail installment sales contracts and loan and security agreements for the purchase of new or used automobiles, light duty trucks or vans with obligors who have limited or no credit history, modest income or who have experienced prior credit difficulties;

•   Receive distributions on the 17th day of each month (or if not a business day, the next business day), beginning in December 2006;

•   Represent debt obligations of HSBC Automotive Trust (USA) 2006-3; and

•   Currently have no secondary trading market.

Credit enhancement for the notes will consist of—

•   A reserve account that can be used to pay certain shortfalls in payments on the notes; and

•   Overcollateralization resulting from the excess of the aggregate principal balance of the auto loans over the aggregate principal amount of the notes.

	Principal Amount	Interest Rate	Final Scheduled Payment Date	Initial Public Offering Price(1)	Underwriting Discount	Net Proceeds to Depositor(2)
Class A-1 Notes	$208,700,000	5.36200%	November 19, 2007	100.000000%	0.130%	99.870000%
Class A-2 Notes	$196,300,000	5.38%	December 17, 2009	99.993173%	0.200%	99.793173%
Class A-3 Notes	$283,600,000	5.28%	September 19, 2011	99.982232%	0.225%	99.757232%
Class A-4 Notes	$150,149,000	5.34%	September 17, 2013	99.998471%	0.250%	99.748471%
Totals	$838,749,000				$1,677,382.50

(1)             Initial public offering price before adding accrued interest, if any, from November 1, 2006.

(2)             Net proceeds to the depositor before deducting expenses, estimated to be $700,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

HSBC

Banc of America Securities LLC

Credit Suisse
JPMorgan

The date of this Prospectus Supplement is October 25, 2006.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

S-i

TABLE OF CONTENTS

PROSPECTUS

S-ii

S-iii

IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

We provide information to you about the notes in two separate documents that provide progressively more detail:

•                     the accompanying prospectus, which provides general information, some of which may not apply to your notes; and

•                     this prospectus supplement, which describes the specific terms of your notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

You can find cross-references to the definitions of certain terms used in this prospectus supplement in the index of defined terms beginning on page S-57 of this prospectus supplement. We include cross-references in this prospectus supplement to captions in these materials where you can find further discussions. The table of contents provides the pages on which these captions are located.

We are not offering the notes offered in this prospectus supplement in any state where the offer is not permitted.

Until 90 days after the date of this prospectus supplement, all dealers that effect transactions in the notes offered hereby, whether or not participating in this offering, may be required to deliver a prospectus supplement. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

REPORTS TO NOTEHOLDERS

After the notes are issued, HSBC Finance Corporation will prepare and make available to each noteholder unaudited monthly servicing reports containing information concerning the notes and the auto loans. See “Description of the Notes—Reports to Noteholders” in this prospectus supplement and “Additional Information” in the accompanying prospectus.

The issuing entity will file all required annual reports on Form 10-K, periodic reports on Form 10-D and current reports on Form 8-K with the Securities and Exchange Commission under file number 333-131714-02. See “Additional Information” in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus consist of forward-looking statements, within the meaning of Section 27A of the Securities Act, relating to future economic performance or projections and other financial items. These statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “would,” “could,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “plans,” “targeted,” “goal” and other comparable words, but these words should not be considered as the only means through which forward-looking statements may be made. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ from the projected results. Those risks and uncertainties include, among others, general economic and business conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are not known to us and are beyond our control. Accordingly, what actually happens may be very different from what we predict in our forward-looking statements.

Summary

•       This summary highlights selected information from this prospectus supplement and the accompanying prospectus and does not contain all of the information that you need to consider in making your investment decision. This summary provides general, simplified descriptions of matters that, in some cases, are highly technical and complex. To understand all of the terms of the offering of the notes, you are encouraged to read and consider both this entire prospectus supplement and the accompanying prospectus.

•       This summary provides an overview of calculations, cash flows and other information to aid your understanding. To understand all of the terms of the offering, carefully read this entire document.

•       There are material risks associated with an investment in the notes. You are encouraged to read and consider the sections entitled “Risk Factors” on page S-13 of this prospectus supplement and page 9 of the accompanying prospectus before making a decision to invest in the notes.

The Sponsor

HSBC Finance Corporation, or HSBC Finance, a Delaware corporation, is the sponsor of this transaction. The address and telephone number of the sponsor are 2700 Sanders Road, Prospect Heights, Illinois 60070, (847) 564-5000.

The Issuing Entity

HSBC Automotive Trust (USA) 2006-3 is the issuing entity for this transaction. The issuing entity is a Delaware statutory trust formed under the laws of the State of Delaware. The address of the issuing entity is in care of U.S. Bank Trust National Association at 209 South LaSalle Street, Chicago, Illinois 60604.

The Depositor

HSBC Auto Receivables Corporation, a Nevada corporation, is the depositor for this transaction. The depositor will purchase the auto loans from the originators and transfer them to the issuing entity. The depositor will also own interests in the issuing entity. The address and telephone number of the depositor are 1111 Town Center Drive, Las Vegas, Nevada 89144, (702) 243-1241.

The Servicer

HSBC Finance is also the servicer for this transaction, and is responsible for servicing the auto loans. The servicer has subcontracted with the subservicer to perform certain of its servicing responsibilities.

The Subservicer

HSBC Auto Finance Inc., or HSBC Auto Finance, a Delaware corporation and wholly owned subsidiary of HSBC Finance, is the subservicer for this transaction. The subservicer has contracted with the servicer to perform certain servicing responsibilities with respect to the auto loans in accordance with policies established by the servicer in consultation with the subservicer, and in accordance with the sale and servicing agreement described under “Description of the Trust Documents” in the prospectus and under “Servicing of the Auto Loans” in this prospectus supplement. The address and telephone number of the subservicer are 5855 Copley Drive, San Diego, California 92111, (858) 492-6200.

The Originators

HSBC Auto Finance and HSBC Auto Credit Inc., or HSBC Auto Credit, a Delaware corporation and wholly owned subsidiary of HSBC Auto Finance, are the originators with respect to 100% of the auto loans. The auto loans were either purchased by HSBC Auto Finance from unaffiliated automobile dealers or alliance relationships or originated directly by HSBC Auto Credit or, in limited cases, by HSBC Auto Finance. The address and telephone number of HSBC Auto Finance and HSBC Auto Credit are 5855 Copley Drive, San Diego, California 92111, (858) 492-6200.

The Owner Trustee

U.S. Bank Trust National Association is the owner trustee for this transaction. The owner trustee will perform limited administrative functions under the trust agreement establishing the issuing entity. The address of the owner trustee is 209 South LaSalle Street, Chicago, Illinois 60604.

The Indenture Trustee

The Bank of New York Trust Company, N.A. is the indenture trustee for this transaction. The indenture trustee will enforce the rights of the noteholders under the indenture pursuant to which the notes were issued upon the occurrence of certain events of default. The principal offices of the indenture trustee are located at 700 South Flower Street, Suite 500, Los Angeles, California 90017.

The Administrator

HSBC Bank USA, National Association is the administrator for this transaction. The administrator will maintain the collection account and the reserve account, invest funds in those accounts in certain permitted investments and make payments to the noteholders and the holder of the residual interest in accordance with instructions from the servicer. The administrator is an affiliate of the sponsor, the depositor, the servicer, the subservicer and the originators. The address of the administrator is 452 Fifth Avenue, New York, New York 10018.

Cut-Off Date

The close of business on October 16, 2006. The issuing entity will receive amounts collected on the auto loans after this date.

Closing Date

On or about November 1, 2006.

The Trust Assets

The issuing entity will pledge property to the indenture trustee to secure payments on the notes. The pledged assets will include:

•                     the pool of auto loans described below;

•                     monies paid or payable on the auto loans after the cut-off date for the auto loans;

•                     the security interests in the vehicles financed by the auto loans;

•                     the loan files;

•                     all rights to proceeds from claims on insurance policies covering the vehicles or the obligors;

•                     all rights to proceeds from liquidated auto loans;

•                     the depositor’s rights against dealers under agreements between the subservicer and the dealers;

•                     the bank accounts opened in connection with this offering;

•                     rights under the transaction documents;

•                     a share of the preferred stock of the depositor; and

•                all proceeds from the items described above.

Auto Loans

•       The auto loans consist of retail installment sales contracts that were purchased by HSBC Auto Finance and loan and security agreements that were originated directly by HSBC Auto Credit or, in limited cases, by HSBC Auto Finance, in each case secured by new or used automobiles, light duty trucks or vans. For auto loans purchased from unaffiliated dealers or alliance relationships, the original extension of credit is made by the dealer or the alliance relationship in accordance with HSBC Auto Finance’s underwriting guidelines and subsequently assigned to HSBC Auto Finance. Auto loans originated directly by HSBC Auto Credit and HSBC Auto Finance are originated pursuant to substantially the same underwriting criteria as loans purchased by HSBC Auto Finance.

•       The auto loans consist of primarily non-prime auto loans, which are auto loans with obligors who have limited or no credit histories, modest incomes or who have experienced prior credit difficulties.

•       On the closing date, the depositor will transfer the pool of auto loans to the issuing entity. On the closing date, the issuing entity will pledge the auto loans to the indenture trustee as collateral for the notes. As of the cut-off date, the pool of auto loans pledged as collateral had an aggregate principal balance of $1,164,929,399.78.

•                      The following table illustrates the respective originations, purchases and other transfers:

Auto Loan Obligors
amount financed
originate loans
loan payments
amount financed
Unaffiliated Dealers / Alliance Relationships
originate loans
HSBC Finance Corporation
Sponsor/Servicer
Aggregates Collections
purchase price
auto loans
delegation of servicing duties
HSBC Auto Credit Inc. or HSBC Auto Finance Inc.
Originator
Originates Auto Loans
HSBC Auto Finance Inc.
Originator
Purchases Loans
HSBC Auto Finance Inc.
Subservicer
Performs Servicing Functions
purchase price
auto loans
purchase price
auto loans
monthly distribution
HSBC Auto Receivables Corporation
Depositor
Creates Issuing Entity
notes(*)
HSBC Securities (USA) Inc.
Underwriters
Sells Notes to Investors
net offering proceeds and residual interest in the trust estate asset pool
net offering proceeds
notes(*)
HSBC Automotive Trust (USA) 2006-3
Issuing Entity
Holds Pool
Issues Notes
pledge of trust estate
The Bank of New York Trust Company, N.A.
Indenture Trustee
Represents Investor Interest
HSBC Bank USA, National Association
Administrator
Remits to Investors and others on behalf of the issuing entity
Payments on notes
offering proceeds
Investors

(*)    The notes will initially be issued in book-entry form only

•       As of the cut-off date, the auto loans in the pool had:

•       An aggregate principal balance of $1,164,929,399.78;

•       A weighted average interest rate of approximately 14.649%;

•       A weighted average remaining term, which is the period starting on the day after the cut-off date and including the auto loan’s scheduled maturity, of approximately 63.58 months;

•       A weighted average original term of approximately 67.60 months; and

•       A weighted average FICO score of 612.

•       As of the cut-off date, approximately 18.81% of the aggregate principal balance of the auto loans were originated directly by HSBC Auto Credit, or, in limited cases, by HSBC Auto Finance. These auto loans are originated pursuant to substantially the same underwriting criteria as the auto loans purchased by HSBC Auto Finance and are expected to perform at least as well as the indirectly originated auto loans.

•       As of the cut-off date, no auto loan was more than 30 days contractually delinquent. In addition, no auto loan has been 30 days or more delinquent in payment of principal and interest since its origination.

•       Each auto loan calls for the obligor to make fixed, level payments that will fully pay the balance of the amount financed by its maturity date.

•       The issuing entity will pay the notes primarily from payments on the auto loans and amounts recovered when financed vehicles are repossessed and sold, after deducting expenses.

•       Payments on each auto loan are allocated by the simple interest accrual method.

Description of the Securities

The issuing entity will issue four classes of asset-backed notes. These notes are designated as the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes. A residual interest in the issuing entity will also be issued pursuant to the trust agreement. The residual interest will be held initially by the depositor and is not being offered pursuant to this prospectus supplement.

The notes will have the principal amounts, interest rates and final scheduled payment dates listed on the cover page of this prospectus supplement.

Payment Date

The 17th day of each month if the 17th is a business day. If the 17th is not a business day, the payment date will be the following day that is a business day. The first payment date will be December 18, 2006.

Record Date

The last business day preceding a payment date unless the notes are no longer book-entry notes. If the notes are definitive notes, the record date is the last business day of the month preceding a payment date.

Business Days

Any day other than a Saturday, Sunday or other day on which commercial banks in the states of Illinois or New York are authorized or obligated to be closed is a business day.

Denominations

The issuing entity will issue the notes in minimum denominations of $25,000 and integral multiples of $1,000. One note of each class may be issued in another denomination. The notes will initially be issued in book-entry form only.

Distributions on a Payment Date

On each payment date, so long as no event of default has occurred and is continuing, the issuing entity will distribute the amounts received on the auto loans and any other collections available as assets of the issuing entity as follows:

•                    first, to the servicer, if HSBC Finance is no longer acting as servicer, the servicing fee for the applicable collection period;

•                    second, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid trustees’ fees, administrator fees and unreimbursed costs and expenses, but only to the extent these amounts have not been previously paid by the servicer or the depositor;

•                    third, to the noteholders to pay interest on the notes;

•                    fourth, to the noteholders to pay principal on the notes in an amount equal to the class A minimum principal distributable amount in accordance with the priorities described below;

•                    fifth, to the reserve account in the amount of any reserve account shortfall amount;

•                    sixth, to the noteholders to pay principal on the notes in an amount equal to the class A additional principal distributable amount in accordance with the priorities described below;

•                    seventh, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid indemnity amounts, but only to the extent these amounts have not been previously paid by the servicer or the depositor;

•                    eighth, to the servicer, if HSBC Finance is acting as the servicer, the servicing fee for the applicable collection period; and

•                    ninth, any remainder to the holder of the residual interest.

Payment of Interest

On each payment date, interest that accrued during the interest accrual period (as defined below) is payable at the applicable note interest rate. Each interest accrual period runs from and including the prior payment date, or, in the case of the first payment date, from and including the closing date, to and including the day preceding that payment date. The note interest rate for each class is listed on the cover page of this prospectus supplement. Interest on the Class A-1 Notes will be calculated on the basis of a

360-day year and the actual number of days elapsed in the interest accrual period. Interest on the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Amounts paid to the noteholders will be shared by the Class A-1, Class A-2, Class A-3, and Class A-4 noteholders in proportion to the interest due on each class.

Payment of Principal

On each payment date, to the extent of funds available, the issuing entity will pay principal on the notes in an amount equal to the lesser of the decrease in the principal balance of the auto loans between the first and last day of a calendar month (or, in the case of the first payment date, between the cut-off date and the last day of November 2006) and the amount required to achieve the required level of overcollateralization. In addition, on each payment date, if the amount required to achieve the required level of overcollateralization is greater than the decrease in the principal balance of the auto loans between the first and last day of a calendar month (or, in the case of the first payment date, between the cut-off date and the last day of November 2006), any available funds remaining after making the required deposit to the reserve account will be paid as principal on the notes to achieve the required level of overcollateralization. These principal payments will be paid sequentially in the following order:

•                     first, to the Class A-1 Notes until the Class A-1 Notes are paid in full,

•                     second, to the Class A-2 Notes until the Class A-2 Notes are paid in full,

•                     third, to the Class A-3 Notes until the Class A-3 Notes are paid in full, and

•                     fourth, to the Class A-4 Notes until the Class A-4 Notes are paid in full.

Servicing Fees

On each payment date, the issuing entity will pay, to the extent of funds available, so long as HSBC Finance is acting as the servicer, after paying amounts due to noteholders, making deposits required to be made to the reserve account and paying certain amounts due to the indenture trustee, the owner trustee and the administrator (but only to the extent these amounts have not been previously paid by the servicer or the depositor), a servicing fee equal to the product of (a) one-twelfth (or, in the case of the first payment date, a fraction equal to the number of days between the cut-off date and the last day of November 2006 over 360), (b) 2.25% and (c) the aggregate principal balance of the auto loans as of the first day of the month immediately preceding the month of such payment date (or in the case of the first payment date, as of the cut-off date). If HSBC Finance is no longer the servicer, servicing fees in such amount will be paid prior to amounts due to noteholders, deposits to the reserve account necessary to achieve the targeted reserve account balance and certain amounts due to the indenture trustee, the owner trustee and the administrator.

Events of Default

The notes are subject to the following events of default:

•                     default in the payment of any interest on any note when it becomes due and payable (subject to a five day cure period);

•                     default in the payment of the principal of any note on its final scheduled payment date (subject to a five day cure period);

•                     the outstanding balance of the notes exceeds the aggregate principal balance of the auto loans on any payment date, after application of all funds, including amounts on deposit in the reserve account;

•                     certain breaches of representations, warranties and covenants by the issuing entity having a material adverse effect on noteholders (subject to a cure period after notice); and

•                     certain events of bankruptcy relating to the issuing entity or the issuing entity’s property.

Payments of Interest and Principal after an Event of Default

Upon declaration of an event of default under the indenture, the notes may be accelerated and subject to immediate payment at par, plus accrued interest. If the notes are accelerated following the occurrence of an event of default, all available funds, all amounts on deposit in the reserve account and the proceeds of any sale, liquidation or other disposition of the trust assets will not be distributed as described above, but instead will be applied as follows:

•                    first, to pay all amounts due and unpaid to the servicer, if HSBC Finance is no longer acting as servicer;

•                    second, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid trustee fees and administrator fees and any unreimbursed costs and expenses;

•                    third, to pay all amounts due and unpaid on the notes for interest, ratably without preference or priority;

•                    fourth, to pay all amounts due and unpaid on the notes for principal, ratably without preference or priority;

•                    fifth, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid indemnity amounts;

•                    sixth, to pay all amounts due and unpaid to the servicer, if HSBC Finance is acting as servicer; and

•                    seventh, to pay all remaining amounts to the holder of the residual interest.

Optional Redemption

On any payment date when the aggregate principal balance of the auto loans is less than or equal to 10% of the aggregate principal balance of the auto loans as of the cut-off date, the servicer or the subservicer may purchase the auto loans from the issuing entity. If the servicer or the subservicer repurchases the auto loans, the repurchase will result in a redemption in full of the notes. If redemption occurs, the issuing entity will pay you a final distribution equal to the entire unpaid principal balance of your notes plus any accrued and unpaid interest.

Optional Substitution

The servicer and the subservicer will have the right to substitute up to 2% of the aggregate principal balance of the auto loans as of the cut-off date, subject to required eligibility criteria.

Mandatory Repurchase

If the depositor breaches the representations and warranties relating to an auto loan or the related financed vehicle in a manner that materially and adversely affects any auto loan or the interest of the noteholders or the indenture trustee, the depositor will repurchase, or cause the appropriate originator or the servicer to repurchase, the auto loan from the issuing entity unless the breach is cured in a timely manner. Similarly, if the servicer breaches certain covenants with respect to the servicing of the auto loans and the breach materially and adversely affects any auto loan or the interest of the noteholders or the indenture trustee, the servicer will purchase, or cause the subservicer to purchase, the auto loan from the issuing entity unless the breach is cured in a timely manner.

Final Scheduled Payment Dates

If the notes have not already been paid in full, the issuing entity will pay the outstanding principal amount of the notes in full on the following payment dates:

Class A-1 Notes	November 19, 2007
Class A-2 Notes	December 17, 2009
Class A-3 Notes	September 19, 2011
Class A-4 Notes	September 17, 2013

Credit Enhancement

Credit enhancement for the notes will consist of a reserve account and overcollateralization.

If available funds together with amounts available under any credit enhancement are insufficient to make required payments of interest on the notes, such shortfall will be borne pro rata by the noteholders of each class of notes. If available funds together with amounts available under any credit enhancement are insufficient to make required payments of principal on the notes, but the notes have not been accelerated, such shortfall will be borne by the noteholders of the latest maturing class or classes of notes. If available funds together with amounts available under any credit enhancement are insufficient to make payments of principal on the notes and the notes have been accelerated, such shortfall will be borne pro rata by the noteholders of each class of notes.

Reserve Account

The administrator will hold a reserve account for the benefit of the noteholders. An initial deposit of $11,649,294.00, which is approximately 1% of the aggregate principal balance of the auto loans as of the cut-off date, will be placed in the reserve account on the closing date. On each payment date, any collections remaining after paying interest and certain principal payments on the notes and certain other fees and expenses will be deposited into the reserve account until the amount on deposit in the reserve account equals the targeted reserve account balance.

The targeted reserve account balance is the lesser of:

(i)            the greater of

(a)           3% of the aggregate principal balance of the auto loans at the end of the last day of the calendar month preceding the current payment date,

and

(b)          $23,298,588.00, which is approximately 2% of the aggregate principal balance of the auto loans as of the cut-off date;

and

(ii)        the outstanding principal amount of the notes.

On each payment date, if amounts received under the auto loans and any other collections available as assets of the issuing entity are not sufficient to pay certain fees and expenses, certain amounts due to the noteholders and, if HSBC Finance is no longer the servicer, fees due to the servicer, funds in the reserve account will be used to pay shortfalls.

Overcollateralization

The overcollateralization amount is the amount by which the aggregate principal balance of the auto loans exceeds the outstanding principal balance of the notes. The overcollateralization amount will be available to absorb losses that noteholders would otherwise incur. As of the closing date, the overcollateralization amount will be equal to $326,180,399.78, which is approximately 28% of the aggregate principal balance of the auto loans as of the cut-off date.

Excess interest and principal collected on the auto loans that is not required to be deposited into the reserve account to achieve the targeted reserve account balance will be distributed in reduction of the principal amount of the notes until the overcollateralization amount on any payment date equals the greater of (i) 34% of the aggregate principal balance of the auto loans at the end of the last day of the calendar month preceding the payment date and (ii) $39,607,599.59 (which is 3.4% of the aggregate principal balance of the auto loans as of the cut-off date).

No Listing

The notes will not be listed on any securities exchange.

Material Federal Income Tax Consequences

For federal income tax purposes:

•                     Dewey Ballantine LLP, tax counsel to the issuing entity, is of the opinion that (i) the notes will be characterized as indebtedness, and (ii) the issuing entity will not be characterized as an association, or publicly traded partnership, taxable as a corporation. By your acceptance of a note, you agree to treat the notes as indebtedness.

•                     Interest on the notes will be taxable as ordinary income:

•                      when received by a noteholder using the cash method of accounting, and

•                      when accrued by a noteholder using the accrual method of accounting.

•                    Dewey Ballantine LLP has prepared the discussion under “Material Federal Income Tax Consequences” in both this prospectus supplement and the prospectus and is of the opinion that the statements therein, as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

ERISA Considerations

Subject to the important considerations described under “ERISA Considerations” in this prospectus supplement, pension, profit-sharing and other employee benefit plans may wish to purchase notes. You are encouraged to consult with your counsel regarding the applicability of the provisions of the Employee Retirement Income Security Act of 1974, as amended, before purchasing a note.

Legal Investment

The Class A-1 Notes will be eligible securities for purchase by money market funds under Rule 2a-7 of the Investment Company Act of 1940, as amended.

Ratings

The issuing entity will not issue the notes unless they have been assigned the ratings stated below.

Ratings
Class	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	P-1	F1+
A-2	AAA	Aaa	AAA
A-3	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA

Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures. Rating agencies may change or withdraw an assigned rating at any time. No party to the transaction documents will be responsible for monitoring any changes to the ratings on the notes.

We refer you to “Ratings” in the prospectus for more information regarding the ratings assigned to the notes.

Risk Factors

This section and the section under the caption “Risk Factors” in the accompanying prospectus describe the principal risk factors associated with an investment in the notes. You are encouraged to read and consider these factors in connection with the purchase of the notes:

Geographic concentrations of auto loans may adversely affect the notes.

Adverse economic conditions or other factors particularly affecting any state or region where a high concentration of auto loans is located could cause such auto loans to experience increased delinquency or loss. As of the cut-off date, approximately 16.43%, 12.57%, 12.12% and 5.20% of the aggregate principal balance of the auto loans (based on the obligor’s mailing address as of the cut-off date) were located in Texas, California, Florida and Ohio, respectively. No other state accounts for more than 5.00% of the auto loans as of the cut-off date.

The location of the auto loans by state as of the cut-off date, based on obligor’s mailing address, is as set forth in the table on page S-26 of this prospectus supplement.
The notes are asset-backed debt and the issuing entity has only limited assets.	The sole sources for repayment of the notes are payments and recoveries on the auto loans and amounts on deposit in the reserve account.
Events of default under the indenture may result in an acceleration or changes in the priority of payment.

The notes are subject to certain events of default as described in this prospectus supplement under “Summary—Events of Default.” If an event of default occurs, the indenture trustee will, if directed by holders of at least two-thirds of the outstanding principal of the notes, order the issuing entity to repay the notes immediately. If this occurs, the notes of all classes will be entitled to receive first, distributions of interest, and second, distributions of principal, in each case, ratably without preference or priority.

We cannot predict the rate at which the notes will amortize.

Obligors can prepay their auto loans. The rate of prepayments may be influenced by a variety of factors, including changes in economic and social conditions. The fact that obligors generally may not sell or transfer their financed vehicles securing auto loans without the subservicer’s consent may also influence the rate of prepayments.

Under certain circumstances, the depositor and the servicer are obligated to purchase auto loans as a result of breaches of representations and/or covenants and the servicer is obligated to purchase auto loans as a result of certain extensions of the maturity dates thereof in accordance with the servicer’s account management policies. In any of these cases, the auto loan pool would amortize more quickly than expected and the notes would also amortize more quickly as a result.

Additionally, the notes contain an overcollateralization feature that results in accelerated principal payments to noteholders, and that results in a faster amortization of the notes than of the auto loan pool.

Finally, the servicer and subservicer have the right to purchase the auto loans remaining in the auto loan pool when the aggregate principal balance of the auto loans is 10% or less of the aggregate principal balance of the auto loans as of the cut-off date.

In any of these cases, you may be repaid principal on the notes earlier than you expect and you may not be able to reinvest the principal paid to you at a rate of return that is at least equal to the rate of return on your notes.

Use of Proceeds

The net proceeds received by the issuing entity from the sale of the notes will be used (i) to pay the depositor the purchase price for the auto loans, and (ii) to fund the initial deposit in the reserve account. In addition, the depositor or its affiliates may apply all or any portion of the net proceeds of this offering to the repayment of debt, including “warehouse” debt secured by auto loans, prior to their sale to the issuing entity. One or more of the underwriters, the indenture trustee, the owner trustee or their respective affiliates or entities for which their respective affiliates act as administrator and/or provide liquidity lines may have acted as a “warehouse lender” to the depositor or its affiliates and may receive a portion of the proceeds as a repayment of the “warehouse” debt.

The Sponsor and the Servicer

HSBC Finance Corporation, or HSBC Finance, a Delaware corporation, is the sponsor and the servicer of this transaction. HSBC Finance, through its subsidiaries, primarily provides middle-market consumers with real estate secured loans, auto finance loans, MasterCard* and Visa* credit card loans, private label credit card loans, personal non-credit card loans and tax refund anticipation loans in the United States and offers specialty insurance products in the United States, the United Kingdom and Canada. HSBC Finance is an indirect wholly owned subsidiary of HSBC Holdings plc, or HSBC. HSBC, headquartered in London, England, is one of the world’s largest banking and financial services organizations. See “The Sponsor and the Servicer,” and “The HSBC Finance Automobile Finance Business” in the accompanying prospectus. At December 31, 2005, HSBC Finance had approximately 35,000 employees and over 60 million customers.

HSBC Finance’s auto receivables portfolio has grown from approximately $2.4 billion at December 31, 2001 to approximately $11.7 billion at June 30, 2006. As of the date hereof, HSBC Finance and its predecessor have executed 19 public term auto receivables securitizations using a variety of structures, including senior/subordinated structures and transactions supported by note guaranty insurance policies. As described below under “Servicing of the Auto Loans—Parties Performing Servicing Duties’’ and under “The HSBC Finance Automobile Finance Business’’ in the accompanying prospectus, HSBC Auto Finance and HSBC Auto Credit, both subsidiaries of HSBC Finance, purchase and originate auto loans, respectively, and HSBC Auto Finance performs the day-to-day servicing of the HSBC Finance auto loan portfolio.

The address and telephone number of the sponsor and the servicer are 2700 Sanders Road, Prospect Heights, Illinois 60070, (847) 564-5000.

The Depositor

HSBC Auto Receivables Corporation, a Nevada corporation and an indirect, wholly owned subsidiary of the sponsor, is the depositor for this transaction. The depositor was formed on March 25, 1998, to purchase auto loans from the originators, to transfer them to one or more issuing entities in exchange for the securities issued by the related issuing entity and to sell the securities issued by the issuing entities. The depositor will be the initial holder of the residual interest. The address and telephone number of the depositor are 1111 Town Center Drive, Las Vegas, Nevada 89144, (702) 243-1241.

*  MasterCard is a registered trademark of MasterCard International, Incorporated and Visa is a registered trademark of Visa USA, Inc.

The Issuing Entity

General

HSBC Automotive Trust (USA) 2006-3, is a Delaware statutory trust formed on October 11, 2006 under the laws of the State of Delaware for the purpose of owning the auto loans, issuing the notes and the residual interest and otherwise engaging in the transactions described in this prospectus supplement.

The issuing entity was formed pursuant to, and will be governed by the terms of, a trust agreement and will not engage in any activity other than:

•                     acquiring and holding the auto loans and the other assets of the issuing entity;

•                     issuing the notes;

•                     issuing the residual interest;

•                     making payments on the notes and the residual interest;

•                     entering into and performing its obligations under the transaction documents; and

•                     other activities in connection with the notes.

The depositor will be the initial holder of the residual interest.

The issuing entity’s principal offices are located in Wilmington, Delaware, in care of U.S. Bank Trust National Association, 300 Delaware Avenue, 8th Floor, Wilmington, Delaware 19801.

Amendment of the Trust Agreement

The terms of the trust agreement, including the permissible activities of the issuing entity set forth in the trust agreement, may be amended from time to time by (i) the depositor and the owner trustee, so long as counsel to the depositor provides an opinion that the related amendment will not have a material adverse effect on the noteholders or the holder of the residual interest, and (ii) if counsel to the depositor does not provide such an opinion, by the depositor, the owner trustee, the holders of a majority of the outstanding principal balance of the notes and the holders of a majority of the residual interest; provided that no such amendment will (a) reduce in any manner the amount of, or delay the timing of, payments received that are required to be distributed on any note or the residual interest without the consent of the related noteholder or holder of the residual interest, as applicable, or (b) reduce the percentage of noteholders or holders of the residual interest required to consent to any such amendment, without the consent of the holders or (c) for federal income tax purposes, cause the issuing entity to be treated as an association or publicly traded partnership taxable as a corporation, or cause the notes that were characterized as debt at the time of their issuance to fail to qualify as debt.

Capitalization of the Issuing Entity

The issuing entity was formed with an initial capital contribution of $1,000 from the depositor, which the depositor received as a capital contribution from HSBC Finance. The expected initial assets of the issuing entity are as follows:

Cash	$1,000.00
Auto loans	$1,164,929,399.78
Reserve account	$11,649,294.00

The expected initial liabilities of the issuing entity are as follows:

Class A-1 Notes	$208,700,000
Class A-2 Notes	$196,300,000
Class A-3 Notes	$283,600,000
Class A-4 Notes	$150,149,000
$838,749,000

The issuing entity will not be liable for payment of any expenses incurred in connection with the selection and acquisition of the auto loans.

The issuing entity’s fiscal year ends on December 31.

The Owner Trustee

U.S. Bank Trust National Association, the owner trustee, will act as owner trustee under the trust agreement. The owner trustee is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $213 billion as of June 30, 2006. As of June 30, 2006, U.S. Bancorp served approximately 13.5 million customers, operates 2,434 branch offices in 24 states and has over 51,000 employees. A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.

U.S. Bank Trust National Association has provided owner trustee services since the year 2000. As of June 30, 2006, U.S. Bank Trust National Association was acting as owner trustee with respect to over 140 issuances of securities. This portfolio includes mortgage-backed and asset-backed securities. U.S. Bank Trust National Association has acted as owner trustee of automotive receivables asset-backed securities since 2000. As of June 30, 2006, U.S. Bank Trust National Association was acting as owner trustee on 19 issuances of automotive receivables asset-backed securities.

U.S. Bank Trust National Association is subject to various legal proceedings that arise from time to time in the ordinary course of business. U.S. Bank Trust National Association does not believe that the ultimate resolution of any of these proceedings will have a materially adverse effect on its services as owner trustee or be material to the noteholders. There are no such proceedings known by the owner trustee to be contemplated by governmental authorities.

The depositor and its affiliates may maintain commercial banking or investment banking relationships with the owner trustee and its affiliates.

The owner trustee will perform limited administrative functions under the trust agreement. The owner trustee’s liability in connection with the issuance and sale of the notes is limited solely to the express obligations of the owner trustee as stated in an amendment and restatement of the trust agreement, dated as of the closing date, between the depositor and the owner trustee, and the series supplement, dated as of the closing date, among the issuing entity, the depositor, the servicer, the owner trustee, the administrator and the indenture trustee.

The depositor or, in certain circumstances the issuing entity, will be required to indemnify the owner trustee from liabilities relating to or arising out of the trust documents, except that neither the depositor nor the issuing entity shall be liable for or required to indemnify the owner trustee from and against expenses arising or resulting from the owner trustee’s willful misconduct, bad faith or negligence, as well as certain other customarily excluded expenses set forth in the trust agreement.

The owner trustee may resign at any time by giving written notice thereof to the holder of the residual interest (which initially shall be the depositor) and the servicer. Upon receiving such notice or resignation, the depositor shall promptly appoint a successor owner trustee meeting the qualifications set forth in the trust agreement. If no successor owner trustee is so appointed and has accepted appointment within 60 days after giving of such notice of resignation, the resigning owner trustee may petition any court of competent jurisdiction for the appointment of a successor owner trustee.

If at any time the owner trustee ceases to be eligible to act as owner trustee in accordance with the provisions of the trust agreement and fails to resign after written request by the depositor to do so, then the depositor may remove the owner trustee. If the depositor removes the owner trustee in accordance with the immediately preceding sentence, the depositor is required to promptly appoint a successor owner trustee meeting the qualifications set forth in the trust agreement.

Any resignation or removal of the owner trustee and appointment of a successor owner trustee will not become effective until acceptance of the appointment by a successor owner trustee.

The Indenture Trustee

The Bank of New York Trust Company, N.A. is the indenture trustee under an indenture, dated as of the closing date, among the issuing entity, The Bank of New York Trust Company, N.A., as indenture trustee, and HSBC Bank USA, National Association, as administrator.

The indenture trustee is a national banking association and its principal offices are located at 700 South Flower Street, Suite 500, Los Angeles, California 90017.

The Bank of New York Trust Company, N.A. has and currently is serving as indenture trustee for numerous securitization transactions and programs involving pools of auto receivables.

The servicer, sponsor, depositor and their affiliates may in the future engage in commercial banking transactions with the indenture trustee and its affiliates in the ordinary course of their respective business.

There are no legal proceedings pending against the indenture trustee or against any property of the indenture trustee that are material to the noteholders, nor are there any such proceedings known to be contemplated by governmental authorities.

The indenture trustee will enforce the rights of noteholders under the indenture upon the occurrence of certain events of default. If an event of default occurs and continues, and if it is either known by, or written notice of its existence has been delivered to, a responsible officer of the indenture trustee, the indenture trustee will be required to notify each noteholder within thirty days after such knowledge or notice occurs. If an event of default has occurred and is continuing under the indenture, the indenture trustee shall exercise the rights and powers vested in it by the indenture and the other transaction documents and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the noteholders pursuant to the indenture, unless such noteholders shall have offered to the indenture trustee security or indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The indenture trustee’s liability in connection with the issuance and sale of the notes is limited solely to the express obligations of the indenture trustee as stated in the indenture.

Pursuant to the terms of the indenture, the issuing entity will be required to reimburse, or cause the servicer to reimburse, the indenture trustee for all reasonable out-of-pocket expenses incurred or made by the indenture trustee, including costs of collection, in addition to the compensation for its services. The issuing entity will also be required to indemnify, or cause the servicer to indemnify, the indenture trustee against any liability incurred in connection with the acceptance or the administration of the trust property and the performance of its duties under the indenture. Neither the issuing entity nor the servicer will be required to reimburse any expense or indemnify against any liability incurred by the indenture trustee due to its own willful misconduct, negligence or bad faith.

The indenture trustee may, upon written notice to the depositor, the servicer, the administrator and the issuing entity, resign at any time, in which event the servicer will be obligated to use its best efforts to appoint a successor indenture trustee. If no successor indenture trustee has been appointed and has accepted the appointment within 60 days after giving notice of resignation, the resigning indenture trustee or the issuing entity may petition any court of competent jurisdiction for appointment of a successor indenture trustee. The indenture trustee may also be removed at any time by the servicer. In addition, the issuing entity may, and at the request of a majority of the noteholders of a series shall, remove the indenture trustee for a series:

•                    if the indenture trustee ceases to be eligible to continue as the indenture trustee under the trust documents;

•                    if the indenture trustee becomes insolvent; or

•                    if the indenture trustee’s long-term debt ratings are below investment grade.

Any resignation or removal of the indenture trustee and appointment of a successor indenture trustee will not become effective until acceptance of the appointment by a successor indenture trustee.

The Administrator

HSBC Bank USA, National Association, an affiliate of the sponsor, the servicer, the subservicer, the depositor, the originators and HSBC Securities (USA) Inc., an underwriter, is the administrator under the indenture and the sale and servicing agreement. HSBC Bank USA, National Association is a national banking association, and its principal offices are located at 452 Fifth Avenue, New York, New York 10018.

HSBC Bank USA, National Association has been, and currently is, serving as administrator or trustee for numerous securities transactions involving similar pool assets to those found in this transaction.

HSBC Bank USA, National Association is subject to various legal proceedings that arise in the ordinary course of business. HSBC Bank USA, National Association does not believe that the ultimate resolution of any of these proceedings will have a materially adverse effect on its services as administrator or be material to the noteholders. There are currently no such proceedings known by the administrator to be contemplated by governmental authorities.

The depositor and its affiliates may maintain commercial banking or investment banking relationships with the administrator and its affiliates.

Pursuant to the indenture, the sale and servicing agreement, the series supplement and the deposit account control agreement, the administrator will maintain the collection account and the reserve account, invest funds in those accounts in certain permitted investments in accordance with the servicer’s instructions and make payments to the noteholders and the holder of the residual interest in accordance with the servicer’s instructions. If an event of default occurs and continues, and if it is either known by, or written notice of its existence has been delivered to, a responsible officer of the administrator, the administrator will be required to notify each noteholder within thirty days after such knowledge or notice occurs.

The administrator’s liability in connection with the issuance and sale of the notes is limited solely to the express obligations of the administrator as stated in the indenture and the sale and servicing agreement.

Pursuant to the terms of the indenture, the issuing entity will be required to reimburse, or cause the servicer to reimburse, the administrator for all reasonable out-of-pocket expenses incurred or made by the administrator, including costs of collection, in addition to the compensation it receives for its services. The issuing entity will also be required to indemnify, or cause the servicer to indemnify, the administrator against any loss, liability or expense (including reasonable attorneys’ fees and expenses) arising out of, relating to or incurred in connection with (i) the indenture, the notes and the other transaction documents or in connection with its duties thereunder or any legal action relating thereto, other than any loss, liability or expenses incurred by reason of willful misconduct, negligence or bad faith in the performance of the administrator’s duties thereunder and (ii) any audit, controversy or judicial proceeding relating to a governmental taxing authority.

The administrator may resign at any time and may be removed by the issuing entity upon the occurrence of certain bankruptcy events relating to the administrator, if the administrator is otherwise incapable of acting as administrator or if the administrator fails to satisfy certain eligibility criteria set forth in the indenture. No resignation or removal of the administrator will be effective unless and until a replacement administrator is appointed by the issuing entity, provided that if a replacement administrator has not been appointed by the issuing entity by the thirtieth day after the resignation or removal of the administrator, then the indenture trustee shall perform the administrator’s duties until such time as a replacement administrator is appointed.

The Trust Assets

General

The trust assets will consist of the following:

•                     a pool of primarily non-prime auto loans secured by new and used automobiles, light duty trucks or vans;

•                     all amounts paid or payable under the auto loans after the cut-off date;

•                     an assignment of the security interests in the financed vehicles granted by each of the obligors;

•                     an assignment of the originators’ rights against automobile dealers under agreements between the originators and the dealers;

•                     an assignment of any rights to receive proceeds from claims on loss, physical damage, credit life, disability, theft, mechanical breakdown, or similar insurance policies covering the financed vehicles or the obligors;

•                     all funds on deposit from time to time in the collection account and the reserve account;

•                     an assignment of all the depositor’s rights and benefits under the receivables purchase agreements between the depositor and the originators, and all supplements thereto;

•                     all documents related to the auto loans, or images thereof, including the original contracts, documents evidencing insurance, original credit applications, original certificates of title (or copies of applications therefor);

•                     all rights under the transaction documents;

•                     a share of the preferred stock of the depositor; and

•                     all proceeds from the trust assets.

The indirectly originated auto loans were originated by unaffiliated dealers or alliance relationships in accordance with HSBC Auto Finance’s requirements, and have been assigned by the dealers or unaffiliated alliance relationships to HSBC Auto Finance. Dealer agreements may provide for repurchase or recourse against the dealer in the event of a breach of a representation or warranty by the dealer. Alliance relationship agreements also provide for repurchase in the case of fraud. Auto loans are also originated directly by HSBC Auto Credit and, in limited cases, by HSBC Auto Finance.

All of the auto loans were sold by an originator to the depositor under the receivables purchase agreements and were transferred by the depositor to the issuing entity under the sale and servicing agreement. Pursuant to the indenture, the issuing entity pledged the auto loans as collateral for the notes and granted a first priority perfected security interest in the auto loans to secure payment of the notes.

The auto loans were either originated by dealers or alliance relationships and purchased by HSBC Auto Finance in the ordinary course of HSBC Auto Finance’s business in accordance with its finance programs and underwriting standards or were originated directly by HSBC Auto Credit and in limited cases by HSBC Auto Finance pursuant to substantially the same underwriting criteria. Currently, HSBC Auto Finance and HSBC Auto Credit finance up to 125% of the dealer’s invoice price for new vehicles or the wholesale value for used vehicles, plus taxes, license fees and any dealer handling or documentation charges. The total amount financed (as defined below) for retail installment sales contracts purchased by HSBC Auto Finance, including insurance or the cost of a service contract or other ancillary product, may not exceed 157% of the invoice (if a new vehicle) or 157% of the wholesale value as quoted in the used car guide. The total amount financed for auto loans originated directly by HSBC Auto Credit or HSBC Auto Finance may not exceed 175% of these amounts.

The amount financed for an auto loan is the aggregate amount advanced under the auto loan toward the financed vehicle’s purchase price and related costs, including amounts advanced for accessories, insurance premiums, service and warranty contracts, sales tax, other items customarily financed as part of auto loans and related costs.

The files relating to the auto loans will be held by or on behalf of the subservicer as custodian for the indenture trustee.

Eligibility Criteria of the Auto Loans

The auto loans included in the trust assets were selected according to several criteria. Each auto loan:

•                     was originated by HSBC Auto Credit or HSBC Auto Finance or an unaffiliated dealer or alliance relationship located in the United States to an obligor who was a resident of the United States with a mailing address in the United States as of the cut-off date,

•                     as of the cut-off date, has a contractual annual percentage rate, or APR, of not less than 6.50% or more than 27.00%,

•                     provides for level monthly payments which provide interest at the APR and fully amortize the original principal balance (as defined below) over an original term of not more than 72 months,

•                     is not more than 30 days contractually delinquent as of the cut-off date,

•                     is attributable to the purchase of a new or used automobile, light duty truck or van,

•                     as of the cut-off date, has a remaining term of not more than 72 months,

•                     as of the cut-off date, has a remaining principal balance of at least $3,000 and not more than $50,000,

•                     had an original principal balance of at least $3,000 and not more than $50,000,

•                     was originated to an obligor who, as of the cut-off date, had not been identified as being the subject of a current bankruptcy proceeding, and

•                     has been fully advanced to or on behalf of the obligor in accordance with its terms.

No selection procedures adverse to the noteholders were utilized in selecting the auto loans to be conveyed to the issuing entity.

The principal balance of an auto loan, as of any date, is the amount financed minus (a) that portion of all amounts received on or prior to the date and allocable to principal in accordance with the terms of the auto loan, and (b) if a court of appropriate jurisdiction in an insolvency proceeding issues a final order reducing the amount owed on the auto loan or otherwise modifying or restructuring the scheduled payments to be made on the auto loan, an amount equal to the excess of the principal balance of the auto loan immediately prior to the order over the principal balance of the auto loan as reduced (which reduction will be deemed to have occurred on the date that the order is issued).

Composition of the Auto Loans

Presented below is a description of the material characteristics of the auto loans as of the cut-off date. In the following tables, due to rounding adjustments, the sum of the percentages listed for the number of auto loans and principal balance may not equal 100%.

	New	Used	Total
Aggregate principal balance	$366,469,179.52	$798,460,220.26	$1,164,929,399.78
Number of auto loans	15,841	45,680	61,521
Average principal balance(1)	$23,134.22	$17,479.43	$18,935.48
Range of principal balances	$3,457.66 to $48,817.36	$3,149.22 to $48,955.97	$3,149.22 to $48,955.97
Average original principal balance(2)	$23,848.65	$18,059.74	$19,550.32
Range of original principal balances	$4,600.37 to $50,000.00	$4,097.30 to $50,000.00	$4,097.30 to $50,000.00
Weighted average APR(3)	13.840%	15.021%	14.649%
Range of original APRs	6.500% to 24.950%	6.500% to 24.950%	6.500% to 24.950%
Weighted average original term(3)	70.61 months	66.22 months	67.60 months
Range of original terms	24 months to 72 months	24 months to 72 months	24 months to 72 months
Weighted average remaining term(3)	66.59 months	62.19 months	63.58 months
Range of remaining terms	20 months to 70 months	6 months to 70 months	6 months to 70 months
Number of auto loans more than 30 days delinquent	none	none	none
Number of auto loans that have been extended(4)	none	none	none
Weighted-average FICO Credit Score(3)(5)(6)	612	612	612

(1)      Aggregate principal balance divided by total number of auto loans.

(2)      Aggregate original principal balance divided by total number of auto loans.

(3)      Weighted by the principal balance of each auto loan as of the cut-off date.

(4)      See “Servicing of the Auto Loans—Delinquency and Loss Information” below.

(5)      HSBC Finance does not use FICO Credit Scores (as defined below) as a primary basis of its credit decisions but evaluates creditworthiness based upon a proprietary internal credit scoring model. The FICO Credit Scores presented represent the scores entered into the first borrower’s field in HSBC Finance’s or its subsidiary’s electronic records at the time of application. These scores may be the higher or the lower of the FICO Credit Scores for co-borrowers of an auto loan and may not be the score assigned to the primary obligor on the loan.

(6)      FICO Credit Scores are obtained by lenders in connection with auto loan applications to help assess a borrower’s creditworthiness. FICO Credit Scores are generated by models developed by a third party that analyze data on consumers to establish patterns that are believed to be indicative of the borrower’s probability of default. The FICO Credit Score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. FICO Credit Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history as compared to an individual with a lower score. However, a FICO Credit Score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, FICO Credit Scores were developed to indicate a level of default probability over a two-year period that does not always correspond to the life of an auto loan. Furthermore, FICO Credit Scores were not developed especially for use in connection with auto loans, but for consumer loans in general. Therefore, a FICO Credit Score does not take into consideration the effect of auto loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. We cannot assure you that a FICO Credit Score will be an accurate predictor of the likely risk or quality of the related auto loan.

Composition of the Auto Loans By Principal Balance
(as of the cut-off date)

Principal Balance Range	Number of Auto Loans	% of Auto Loans	Principal Balance	% of Auto Loans by Principal Balance	Weighted Average APR by Principal Balance
$3,000.01 to $4,000.00	13	0.02%	$45,886.77	0.00%	12.782%
$4,000.01 to $5,000.00	76	0.12	354,486.55	0.03	13.354
$5,000.01 to $6,000.00	157	0.26	868,843.59	0.07	13.867
$6,000.01 to $7,000.00	281	0.46	1,841,675.99	0.16	14.085
$7,000.01 to $8,000.00	789	1.28	5,952,848.70	0.51	15.760
$8,000.01 to $9,000.00	1,108	1.80	9,466,083.86	0.81	16.010
$9,000.01 to $10,000.00	1,598	2.60	15,254,846.54	1.31	15.853
$10,000.01 to $11,000.00	2,049	3.33	21,551,020.03	1.85	15.693
$11,000.01 to $12,000.00	2,596	4.22	29,912,259.83	2.57	15.860
$12,000.01 to $13,000.00	2,898	4.71	36,271,467.26	3.11	15.809
$13,000.01 to $14,000.00	3,471	5.64	46,872,019.19	4.02	15.679
$14,000.01 to $15,000.00	3,867	6.29	56,133,030.92	4.82	15.590
$15,000.01 to $16,000.00	4,162	6.77	64,539,928.11	5.54	15.513
$16,000.01 to $17,000.00	4,070	6.62	67,151,610.72	5.76	15.412
$17,000.01 to $18,000.00	4,035	6.56	70,580,836.63	6.06	15.218
$18,000.01 to $19,000.00	3,690	6.00	68,229,483.26	5.86	15.047
$19,000.01 to $20,000.00	3,353	5.45	65,340,578.17	5.61	14.956
$20,000.01 to $21,000.00	3,100	5.04	63,545,761.38	5.45	14.803
$21,000.01 to $22,000.00	2,749	4.47	59,074,624.73	5.07	14.624
$22,000.01 to $23,000.00	2,541	4.13	57,153,015.55	4.91	14.462
$23,000.01 to $24,000.00	2,264	3.68	53,168,070.61	4.56	14.372
$24,000.01 to $25,000.00	1,932	3.14	47,318,870.12	4.06	14.408
$25,000.01 to $26,000.00	1,714	2.79	43,700,042.18	3.75	14.243
$26,000.01 to $27,000.00	1,535	2.50	40,672,786.19	3.49	13.905
$27,000.01 to $28,000.00	1,245	2.02	34,216,093.94	2.94	13.708
$28,000.01 to $29,000.00	1,023	1.66	29,144,024.73	2.50	13.497
$29,000.01 to $30,000.00	862	1.40	25,412,682.29	2.18	13.321
$30,000.01 to $31,000.00	745	1.21	22,712,813.61	1.95	13.301
$31,000.01 to $32,000.00	564	0.92	17,750,494.98	1.52	13.160
$32,000.01 to $33,000.00	523	0.85	16,988,033.43	1.46	13.230
$33,000.01 to $34,000.00	440	0.72	14,737,361.71	1.27	13.130
$34,000.01 to $35,000.00	390	0.63	13,443,877.52	1.15	12.787
$35,000.01 to $36,000.00	314	0.51	11,143,002.51	0.96	12.935
$36,000.01 to $37,000.00	276	0.45	10,074,394.39	0.86	13.086
$37,000.01 to $38,000.00	202	0.33	7,575,455.65	0.65	13.102
$38,000.01 to $39,000.00	213	0.35	8,197,135.04	0.70	13.049
$39,000.01 to $40,000.00	134	0.22	5,292,335.39	0.45	12.909
$40,000.01 to $41,000.00	121	0.20	4,903,135.35	0.42	13.173
$41,000.01 to $42,000.00	103	0.17	4,269,489.27	0.37	12.804
$42,000.01 to $43,000.00	87	0.14	3,697,775.78	0.32	12.292
$43,000.01 to $44,000.00	86	0.14	3,741,015.84	0.32	11.815
$44,000.01 to $45,000.00	68	0.11	3,025,328.49	0.26	11.744
$45,000.01 to $46,000.00	22	0.04	1,000,978.95	0.09	11.175
$46,000.01 to $47,000.00	24	0.04	1,116,913.56	0.10	10.395
$47,000.01 to $48,000.00	17	0.03	807,540.63	0.07	9.643
$48,000.01 to $49,000.00	14	0.02	679,439.84	0.06	10.507
Total	61,521	100.00%	$1,164,929,399.78	100.00%	14.649%

Composition of the Auto Loans By APR
(as of the cut-off date)

APR Range	Number of Auto Loans	% of Auto Loans	Principal Balance	% of Auto Loans by Principal Balance	Weighted Average APR by Principal Balance
6.500% to 6.999%	107	0.17%	$2,032,553.05	0.17%	6.816%
7.000% to 7.499%	153	0.25	2,579,438.39	0.22	7.298
7.500% to 7.999%	219	0.36	4,480,668.49	0.38	7.834
8.000% to 8.499%	353	0.57	6,395,250.86	0.55	8.286
8.500% to 8.999%	602	0.98	12,695,633.41	1.09	8.833
9.000% to 9.499%	546	0.89	11,519,577.28	0.99	9.252
9.500% to 9.999%	1,233	2.00	26,826,585.25	2.30	9.837
10.000% to 10.499%	1,067	1.73	23,188,230.30	1.99	10.269
10.500% to 10.999%	2,135	3.47	45,251,352.72	3.88	10.818
11.000% to 11.499%	2,107	3.42	42,280,179.09	3.63	11.279
11.500% to 11.999%	3,531	5.74	72,660,151.72	6.24	11.806
12.000% to 12.499%	3,355	5.45	66,416,965.51	5.70	12.262
12.500% to 12.999%	4,492	7.30	89,030,344.98	7.64	12.807
13.000% to 13.499%	3,549	5.77	68,264,938.26	5.86	13.276
13.500% to 13.999%	4,413	7.17	87,906,768.68	7.55	13.806
14.000% to 14.499%	3,562	5.79	68,318,394.17	5.86	14.278
14.500% to 14.999%	4,007	6.51	77,115,036.76	6.62	14.800
15.000% to 15.499%	2,765	4.49	52,797,741.67	4.53	15.278
15.500% to 15.999%	3,209	5.22	61,148,096.85	5.25	15.794
16.000% to 16.499%	2,347	3.81	43,225,754.46	3.71	16.268
16.500% to 16.999%	2,782	4.52	52,717,533.79	4.53	16.798
17.000% to 17.499%	1,816	2.95	32,579,073.05	2.80	17.271
17.500% to 17.999%	2,195	3.57	39,281,326.40	3.37	17.829
18.000% to 18.499%	2,340	3.80	41,733,812.08	3.58	18.160
18.500% to 18.999%	1,311	2.13	22,013,854.39	1.89	18.802
19.000% to 19.499%	875	1.42	14,392,761.25	1.24	19.271
19.500% to 19.999%	971	1.58	15,922,796.27	1.37	19.811
20.000% to 20.499%	771	1.25	12,626,539.61	1.08	20.290
20.500% to 20.999%	761	1.24	12,122,963.45	1.04	20.802
21.000% to 21.499%	831	1.35	12,654,207.33	1.09	21.170
21.500% to 21.999%	524	0.85	8,198,035.41	0.70	21.794
22.000% to 22.499%	440	0.72	6,724,421.38	0.58	22.288
22.500% to 22.999%	392	0.64	5,869,039.33	0.50	22.801
23.000% to 23.499%	316	0.51	4,467,945.21	0.38	23.303
23.500% to 23.999%	403	0.66	5,768,950.27	0.50	23.820
24.000% to 24.499%	275	0.45	3,681,474.52	0.32	24.258
24.500% to 24.999%	766	1.25	10,041,004.14	0.86	24.891
Total	61,521	100.00%	$1,164,929,399.78	100.00%	14.649%

Composition of the Auto Loans by Mailing Address of Obligor
(as of the cut-off date)

Location of Mailing Address of Obligor	Number of Auto Loans	% of Auto Loans	Principal Balance	% of Auto Loans by Principal Balance	Weighted Average APR by Principal Balance
Alabama	1,931	3.14%	$37,516,360.76	3.22%	15.005%
Alaska	5	0.01	111,243.50	0.01	14.882
Arizona	2,627	4.27	53,525,753.01	4.59	14.709
Arkansas	189	0.31	3,691,052.03	0.32	15.204
California	7,062	11.48	146,481,894.17	12.57	13.644
Colorado	1,067	1.73	19,937,000.05	1.71	14.365
Connecticut	328	0.53	5,738,411.72	0.49	14.525
Delaware	89	0.14	1,607,972.62	0.14	15.621
District of Columbia	62	0.10	1,271,147.28	0.11	13.818
Florida	7,359	11.96	141,218,172.76	12.12	14.387
Georgia	2,267	3.68	44,552,522.74	3.82	15.379
Hawaii	92	0.15	1,752,859.63	0.15	13.931
Idaho	189	0.31	3,570,016.72	0.31	14.095
Illinois	2,183	3.55	40,437,344.08	3.47	15.716
Indiana	1,590	2.58	27,959,609.79	2.40	15.275
Iowa	150	0.24	2,324,341.64	0.20	14.874
Kansas	375	0.61	6,368,925.21	0.55	14.725
Kentucky	854	1.39	15,614,266.96	1.34	15.277
Louisiana	495	0.80	9,466,413.94	0.81	14.128
Massachusetts	225	0.37	3,874,534.25	0.33	15.568
Michigan	973	1.58	15,956,688.50	1.37	16.490
Minnesota	476	0.77	7,879,209.94	0.68	15.001
Mississippi	14	0.02	321,315.20	0.03	15.520
Missouri	1,109	1.80	18,660,737.45	1.60	15.115
Montana	88	0.14	1,547,326.74	0.13	14.180
Nebraska	115	0.19	1,861,532.97	0.16	14.359
Nevada	898	1.46	17,922,076.21	1.54	14.165
New Hampshire	155	0.25	2,705,007.28	0.23	15.038
New Jersey	1,560	2.54	28,719,492.60	2.47	14.339
New Mexico	1,356	2.20	26,697,053.74	2.29	14.907
New York	2,070	3.36	36,474,295.08	3.13	14.853
North Carolina	1,776	2.89	34,188,667.27	2.93	14.671
North Dakota	80	0.13	1,316,903.68	0.11	15.612
Ohio	3,650	5.93	60,518,980.50	5.20	15.969
Oklahoma	1,361	2.21	25,331,271.07	2.17	14.330
Oregon	309	0.50	5,792,910.47	0.50	14.613
Rhode Island	45	0.07	673,902.97	0.06	14.179
South Carolina	589	0.96	10,620,513.12	0.91	15.271
South Dakota	62	0.10	977,607.27	0.08	14.523
Tennessee	1,301	2.11	23,394,807.10	2.01	15.747
Texas	9,825	15.97	191,358,502.73	16.43	14.171
Utah	470	0.76	9,060,345.07	0.78	14.808
Vermont	41	0.07	682,248.93	0.06	14.991
Virginia	1,897	3.08	36,831,137.69	3.16	14.749
Washington	790	1.28	14,471,328.96	1.24	15.008
West Virginia	805	1.31	14,143,140.38	1.21	15.273
Wisconsin	393	0.64	6,238,540.57	0.54	14.827
Wyoming	174	0.28	3,564,013.43	0.31	14.645
Total	61,521	100.00%	$1,164,929,399.78	100.00%	14.649%

Composition of the Auto Loans by Remaining Term
(as of the cut-off date)*

Remaining Term Range (in months)	Number of Auto Loans	% of Auto Loans	Principal Balance	% of Auto Loans by Principal Balance	Weighted Average APR by Principal Balance
0 to 6	1	0.00%	$3,161.76	0.00%	11.930%
7 to 12	2	0.00	6,941.67	0.00	11.460
13 to 18	10	0.02	64,903.62	0.01	12.451
19 to 24	192	0.31	1,401,987.72	0.12	13.123
25 to 30	87	0.14	824,873.50	0.07	12.576
31 to 36	1,103	1.79	11,075,739.76	0.95	13.825
37 to 42	312	0.51	3,726,865.55	0.32	13.717
43 to 48	2,491	4.05	31,375,983.22	2.69	14.033
49 to 54	2,481	4.03	35,480,891.24	3.05	14.669
55 to 60	16,618	27.01	259,364,522.35	22.26	14.898
61 to 66	2,926	4.76	56,624,891.30	4.86	14.629
67 to 71	35,298	57.38	764,978,638.09	65.67	14.612
Total	61,521	100.00%	$1,164,929,399.78	100.00%	14.649%

(*)    The aggregate principal balance of the auto loans as of the cut-off date with an original term greater than 60 months is $825,002,438.67 (38,421 auto loans), which represents  70.8% of the aggregate principal balance of the auto loans as of the cut-off date. The aggregate principal balance of the auto loans as of the cut-off date with an original term of 72 months is $798,282,209.30 (36,916 auto loans), which represents 68.5% of the aggregate principal balance of the auto loans as of the cut-off date.

FICO Credit Score of the Auto Loans(1)(2)
(as of the cut-off date)

FICO Range	Number of Auto Loans	% of Auto Loans	Principal Balance	% of Auto Loans by Principal Balance	Weighted Average APR by Principal Balance
500 to 549	6,436	10.46%	$114,337,567.67	9.81%	16.961%
550 to 599	17,963	29.20	333,307,576.55	28.61	15.802
600 to 649	25,266	41.07	488,900,512.54	41.97	14.267
650 to 699	10,068	16.37	196,366,629.19	16.86	12.919
700 to 749	1,193	1.94	21,444,255.13	1.84	11.312
750 to 799	391	0.64	7,145,090.24	0.61	10.183
800 to 849	202	0.33	3,394,512.47	0.29	9.256
850 to 899	2	0.00	33,255.99	0.00	7.487
	61,521	100.00%	$1,164,929,399.78	100.00%	14.649%

(1)      HSBC Finance does not use FICO Credit Scores (as defined below) as a primary basis of its credit decisions but evaluates creditworthiness based upon a proprietary internal credit scoring model. The FICO Credit Scores presented represent the scores entered into the first borrower’s field in HSBC Finance’s or its subsidiary’s electronic records at the time of application. These scores may be the higher or the lower of the FICO Credit Scores for co-borrowers of an auto loan and may not be the score assigned to the primary obligor on the loan.

(2)      FICO Credit Scores are obtained by lenders in connection with auto loan applications to help assess a borrower’s creditworthiness. FICO Credit Scores are generated by models developed by a third party that analyze data on consumers to establish patterns that are believed to be indicative of the borrower’s probability of default. The FICO Credit Score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. FICO Credit Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history as compared to an individual with a lower score. However, a FICO Credit Score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, FICO Credit Scores were developed to indicate a level of default probability over a two-year period that does not always correspond to the life of an auto loan. Furthermore, FICO Credit Scores were not developed especially for use in connection with auto loans, but for consumer loans in general. Therefore, a FICO Credit Score does not take into consideration the effect of auto loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. We cannot assure you that a FICO Credit Score will be an accurate predictor of the likely risk or quality of the related auto loan.

Optional Substitution

At any time the servicer and the subservicer will each have the right, in its respective sole discretion, to substitute different auto loans in the place of any auto loans included in the auto loan pool. All substitutions made by the servicer and/or the subservicer pursuant to this right shall not (based on the aggregate principal balance of the substituted auto loans) exceed 2% of the aggregate principal balance of the auto loans as of the cut-off date. In addition, it is a condition to any such substitution that (i) the auto loans being substituted have principal and interest due that is substantially equivalent to the principal and interest then due on the auto loans being removed from the issuing entity, and (ii) the servicer or the subservicer represents and warrants that the substituted auto loans meet the required eligibility criteria.

The Reserve Account

An initial deposit of $11,649,294.00, which is approximately 1% of the pool balance (as defined below) as of the cut-off date, will be placed in the reserve account. The reserve account will be increased on each payment date by the deposit in the reserve account of amounts remaining after payments of certain fees, interest due to noteholders and certain principal payments due to noteholders until the amount on deposit in the reserve account equals the targeted reserve account balance.

The pool balance as of any date of determination will be the aggregate principal balances of the auto loans, unless otherwise specified, as of the close of business on the preceding business day.

Funds will be withdrawn from the reserve account on each payment date to pay any servicing fee then payable to a servicer other than HSBC Finance, to pay fees due to the indenture trustee, the owner trustee and the administrator and to make required distributions of interest and certain distributions of principal on the notes to the extent funds are not otherwise available. See “Description of the Notes—Payment Priorities.”

On any payment date, amounts in the reserve account in excess of the targeted reserve account balance for that payment date, after giving effect to all withdrawals from the reserve account, will be paid, first to the servicer for any servicing fees then due and unpaid, and any remainder to the holder of the residual interest.

The Preferred Stock

The trust assets include one share of preferred stock of the depositor. The preferred stock has a par value of $1.00 and is designated the Class SV Preferred Stock. Issuance of the preferred stock to the issuing entity is intended to limit the ability of the depositor to file voluntary bankruptcy. Under the Articles of Incorporation of the depositor, the rights of the holders of the preferred stock are limited to (a) voting in the event the depositor desires to institute proceedings to be adjudicated insolvent, consenting to the institution of any bankruptcy or insolvency case or petition, making an assignment for the benefit of creditors, or admitting in writing its inability to pay its debts as they become due, and (b) receiving $1.00 upon liquidation of the depositor. The unanimous affirmative vote of the holders of the preferred stock is required to approve any of the actions specified in clause (a). The holder of the preferred stock has no other rights, such as the right to receive dividends or to vote on any other matter. The indenture trustee has the exclusive authority to vote the interests in the preferred stock and may only do so pursuant to the written instructions of the holders of a majority of the outstanding principal balance of the notes. Because unanimous consent of the holders of the preferred stock is required to approve any of the depositor’s bankruptcy initiatives, the indenture trustee should be able to unilaterally prevent the implementation of any depositor bankruptcy initiative.

Servicing of the Auto Loans

Parties Performing Servicing Duties

The servicer will service the auto loans pursuant to the sale and servicing agreement, dated as of the closing date, among the issuing entity, the depositor, the servicer, the indenture trustee and the administrator and will be compensated for acting as the servicer. In the ordinary course of business, the servicer will delegate certain of its duties under the sale and servicing agreement to the subservicer. The servicer or the subservicer may, at any time, further delegate any of their servicing duties to any person, including any of their affiliates, who agrees to conduct such duties in accordance with standards employed by the servicer in compliance with the sale and servicing agreement. Such delegation shall not relieve the servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation under the sale and servicing agreement. See “The Sponsor and the Servicer,” “The Subservicer,” “The Originators,” “The HSBC Finance Automobile Finance Business,” “Servicing of Auto Loans” and “Description of the Trust Documents” in the accompanying prospectus.

HSBC Technology & Services (USA) Inc., a Delaware corporation and wholly owned subsidiary of HSBC Investments (North America) Inc., an affiliate of the sponsor, will perform certain data processing and administrative functions on behalf of the servicer and the subservicer. HSBC Technology & Services (USA) Inc. has been providing data processing and information technology services to the sponsor and its affiliates since January 1, 2004. Servicing duties performed by HSBC Technology & Services (USA) Inc. on behalf of the servicer and the subservicer include statement processing, payments processing and network services. Prior to January 1, 2004, these services were performed by the servicer.

HSBC Electronic Data Processing (India) Private Ltd. (“HSBC India”), a private limited company organized under the laws of India, HSBC Electronic Data Processing (Philippines) Inc. (“HSBC Philippines”), a corporation organized under the laws of the Republic of the Philippines, and HSBC Electronic Data Processing (Malaysia) Sdn Bhd. (“HSBC Malaysia”), a corporation organized under the laws of Malaysia, all affiliates of the sponsor, will perform certain collections and customer service activities on behalf of the servicer and the subservicer. HSBC India was organized in March 2000 and has been providing collections, customer service and other support to the servicer and its subsidiaries through one or more of its facilities located in Bangalore, Hyderabad, Kolkata and Visakhapatnam, India since June 2003. HSBC Philippines was organized in March 2004 and has been providing collections, customer service and other support to the servicer and its subsidiaries through its facilities located in Makati and Alabang, Philippines since July 2004. HSBC Malaysia was organized in July 2002 and has been providing collections, customer service and other support to the servicer and its subsidiaries through its facility located in Cyberjaya, Malaysia since June 2004. HSBC India, HSBC Philippines, and HSBC Malaysia provide various business support functions to HSBC and its subsidiaries.

Material Changes to Servicing Practices

In the third quarter of 2003, the servicer implemented certain changes to its account management policies and practices, as described under “Delinquency and Loss Information” below. In the fourth quarter of 2005, the servicer began purchasing insurance on behalf of certain obligors who do not provide adequate proof of insurance. See “Servicing of Auto Loans—Insurance” in the accompanying prospectus. In the first quarter of 2005, the servicer implemented its “Skip-a-Pay” program on a limited segment of the managed portfolio. Pursuant to this program, eligible obligors may elect to skip their next payment on the auto loan. If they elect to do so, the obligor’s due date is advanced one payment and the amount of the skipped payment will be due at the maturity date of the auto loan. Obligors who are not more than two payments contractually delinquent are eligible for this program if they bring their auto loan current. As permitted by applicable state law, the servicer has employed the use of the electronic title process to perfect its lien in financed vehicles. The servicer has made other adjustments to its customary servicing practices over time with respect to business processes and workflow as necessary to improve the servicing and collection function and to ensure compliance in a dynamic legal environment and may continue to do so in the future.

Servicing Fees

On each payment date, the servicer will be entitled to receive, in accordance with the payment priorities described under “Description of the Notes—Payment Priorities,” a servicing fee equal to the product of (a) one-twelfth (or, in the case of the first payment date, a fraction equal to the number of days between the cut-off date and the last day of November 2006 over 360), (b) 2.25% and (c) the aggregate principal balance of the auto loans as of the first day of the month immediately preceding such payment date (or, in the case of the first payment date, as of the cut-off date). The subservicer will receive compensation for performing servicing duties directly from the servicer rather than from the issuing entity.

Termination and Replacement of Parties Performing Servicing Duties

The servicer is subject to the servicer termination events described under “Description of the Trust Documents—Servicer Termination Events” in the accompanying prospectus. If a servicer termination event occurs, the servicer is subject to removal and replacement as described under “Description of the Trust Documents—Rights upon Servicer Termination Event” in the accompanying prospectus.

The subservicer is subject to removal at the discretion of the servicer. If the servicer elects to remove the subservicer, the servicer may perform all servicing functions previously performed by the subservicer itself or may engage one or more replacement subservicers to perform those functions.

Size of Servicing Portfolio

As of June 30, 2006, the servicer was responsible for the servicing of approximately 875,000 auto loans, consisting primarily of auto loans for new and used automobiles, light duty trucks and vans, with an outstanding balance of approximately $12.4 billion. See “Servicing of Auto Loans” in the accompanying prospectus.

Amendment of the Sale and Servicing Agreement

The sale and servicing agreement may be amended from time to time by the parties thereto without the consent of any noteholders, provided that (i) an opinion of counsel for the depositor is delivered to the indenture trustee and the administrator, to the effect that the conditions precedent to any such amendment have been satisfied and (ii) the depositor delivers to the indenture trustee and the administrator, an officer’s certificate stating that the depositor reasonably believes that such amendment will not have a material adverse effect on the rights of the noteholders.

The sale and servicing agreement may also be amended from time to time by the servicer, the depositor, the indenture trustee and the administrator, with the prior written consent of the holders of a majority of the outstanding principal balance of the notes and the holders of a majority of the outstanding residual interest, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the sale and servicing agreement or of modifying in any manner the rights of the noteholders or the holder of the residual interest; provided that no such amendment (i) reduces the amount of or delays the timing of any distributions to be made to noteholders or the holder of the residual interest or deposits of amounts to be so distributed or the amount available under any credit enhancement without the consent of each affected noteholder or the holder of the residual interest, as applicable, (ii) changes the definition of or the manner of calculating the interest of any noteholder or the holder of the residual interest without the consent of each affected noteholder or the holder of the residual interest, as applicable, or (iii) reduces the percentage of noteholders or the holder of the residual interest required to consent to any such amendment.

Delinquency and Loss Information

The information presented below summarizes the delinquency and loss experience for the servicer’s portfolio of auto loans for new and used automobiles, light duty trucks and vans originated or acquired under its finance programs. HSBC Finance also provides summary pool characteristics and delinquency, loss and prepayment data for certain of its prior securitized pools of auto loans on its website. See “Static Pool Information” below.

HSBC Finance determines the delinquency status of an auto loan on the basis of contractual delinquency, which is a method of determining delinquency status based on the status of payments due under the auto loan. HSBC Finance determines the delinquency status of an auto loan at the end of each month based on the auto loan’s delinquency status as of its most recent scheduled payment date. Payments made by an obligor must equal or exceed 90% of the scheduled payment due for an auto loan to be considered contractually current. The delinquency status of an auto loan may be affected by HSBC Finance’s account management policies and practices for the collection of auto loans, as described below. Under these policies and practices, the subservicer may treat a delinquent auto loan as contractually current based upon indicia or criteria that, in its judgment, evidence a probability of continued payment. These policies and practices are designed to maintain and improve customer relationships, maximize collections and avoid repossession if reasonably possible.

HSBC Finance’s primary account management practice that resets the delinquency status of an auto loan to contractually current is referred to as an extension. An extension changes the maturity date on the auto loan by the number of the obligor’s payments that are delinquent. If the auto loan subsequently experiences payment defaults, it will again become contractually delinquent.

The fact that extension criteria may be met for a particular auto loan does not require the servicer to extend that auto loan, and the extent to which the servicer extends auto loans that are eligible under the criteria will vary depending upon its view of prevailing economic conditions and other factors that may change from time to time. The servicer uses extensions in an effort to maximize collections and to maintain and improve customer relationships and avoid repossession when it is reasonable to do so. Accordingly, the application of this practice is subject to complexities, variations and changes from time to time. These policies and practices are continually under review and assessment to assure that they meet the goals outlined above and, consequently, the servicer will modify or permit exceptions to these general policies and practices from time to time. In addition, exceptions to these policies and practices may be made in specific situations in response to legal or regulatory agreements or orders.

In the third quarter of 2003, the servicer implemented certain changes to its account management policies and practices that are generally effective for auto loans originated after January 1, 2003. The policies and practices that are generally effective for auto loans originated after January 1, 2003 are:

•                     auto loans may generally be extended upon receipt of two qualifying payments within the 60 days preceding the extension;

•                     auto loans will be limited to four extensions in a rolling 60 month period;

•                     auto loans may not be extended by more than three months at a time or by more than a total of six months over the life of the auto loan;

•                     auto loans will be limited to one extension every six months;

•                     auto loans will generally not be eligible for extension until six months after acquisition;

•                     auto loans whose obligors have filed for Chapter 7 bankruptcy protection may be extended upon receipt of a signed reaffirmation agreement; and

•                     auto loans whose obligors are subject to a Chapter 13 bankruptcy plan may be extended upon filing of the plan with a bankruptcy court.

Auto loans originated prior to January 1, 2003 are generally subject to account management policies and practices that differ from those summarized above. The policies and practices that are generally effective for those auto loans are summarized below:

•                    auto loans may be extended upon receipt of one qualifying payment within the 60 days preceding the extension;

•                     auto loans may be extended by no more than three months at a time and by no more than three months in any 12 month period;

•                     auto loans may not be extended by more than a total of six months over the life of the auto loan;

•                     auto loans whose obligors have filed for Chapter 7 bankruptcy protection may be extended upon receipt of a signed reaffirmation agreement; and

•                     auto loans whose obligors are subject to a Chapter 13 bankruptcy plan may be extended upon filing of the plan with a bankruptcy court.

The following table summarizes approximate extension statistics for the servicer’s portfolio of auto loans for new and used automobiles, light duty trucks and vans as of June 30, 2006 and December 31, 2005, 2004, 2003, 2002 and 2001. Extension statistics are compiled using certain assumptions and estimates and the servicer continues to enhance its ability to capture extension data. When comparing extension statistics from different periods, the fact that the servicer’s extension policies and practices have changed over time, that exceptions are made to those policies and practices and that the servicer’s data capture methodologies have been enhanced over time should be taken into account. The information in the following table excludes experience for retail installment sales contracts and loan and security agreements purchased from or serviced for certain alliance relationships, those originated in the HSBC Finance “HFC” and “Beneficial” consumer lending branch network and those serviced for an affiliate, HSBC Bank USA, National Association, which are not deemed to be representative of the auto loans otherwise serviced by the servicer. The auto loan pool does not include any auto loans purchased from or serviced for such alliance relationships, any auto loans originated in the HSBC Finance “HFC” and “Beneficial” consumer lending branch network or any auto loans serviced for HSBC Bank USA, National Association.

Historical Extension Experience
(Dollar Amounts in Thousands)

	At June 30,		At December 31,
	2006		2005		2004		2003		2002		2001
Never extended	$9,645,389	85.0%	$9,315,797	85.0%	$8,192,405	84.4%	$6,941,060	84.3%	$6,198,160	83.3%	$5,435,212	85.0%
Extended:
Extended in last 6 months	825,800	7.3%	872,767	8.0%	881,241	9.1%	601,064	7.3%	587,821	7.9%	511,549	8.0%
Extended in last 7-12 months	502,771	4.4%	396,705	3.6%	314,517	3.2%	312,883	3.8%	319,953	4.3%	281,352	4.4%
Extended more than 12 months ago	375,051	3.3%	368,501	3.4%	321,781	3.3%	378,753	4.6%	334,834	4.5%	166,254	2.6%
Total ever extended	$1,703,622	15.0%	$1,637,973	15.0%	$1,517,539	15.6%	$1,292,700	15.7%	$1,242,608	16.7%	$959,155	15.0%
Total:	$11,349,011	100.0%	$10,953,770	100.0%	$9,709,944	100.0%	$8,233,760	100.0%	$7,440,768	100.0%	$6,394,367	100.0%

In addition to extensions, the servicer uses modifications to manage customer relationships, maximize collections and avoid repossession if reasonably possible. Under this account management technique, an auto loan is treated as contractually current. This tool is typically used on a more limited basis than extensions. Modifications are typically used in transitional situations, usually involving obligor hardship or temporary setbacks that are expected to affect the obligor’s ability to pay the contractually specified amount for some period of time. In a modification, the servicer agrees to assist the obligor in meeting the obligor’s monthly payment obligation by modifying the terms of the auto loan, typically by changing the interest rate and extending the maturity date on the auto loan.

The servicer may also respond to obligor hardship resulting from a disaster declared by the Federal Emergency Management Agency by deferring certain amounts due on an auto loan for a specified period of time without changing the interest rate, extending the maturity date or otherwise changing any other contractual terms of the auto loan. Under this account management technique, the delinquency status of the auto loan is reset by the term of the period of the deferral.

The use of extensions, modifications and other account management tools is under continual review and assessment to determine if they achieve the goals described above. When the servicer uses one of these account management tools, it generally treats the auto loan as being contractually current and will not reflect the auto loan as a delinquent account in its delinquency statistics if the obligor immediately begins payments under the agreed terms. In the case of modification, if the obligor does not adhere to the agreed terms, collection action is resumed.

The tables below present data for auto loans purchased or originated by the servicer and its affiliates. If adjustments were made for the growth of the portfolio, loss and delinquency as percentages of auto loans serviced for each period would be higher than those shown. The information in the tables has not been adjusted to eliminate the effect of changes to the servicer’s underwriting and credit standards, account management policies and practices or charge-off policies during the periods shown. The servicer, in consultation with the subservicer, continuously reviews these policies and practices in light of portfolio performance, competitive conditions and the overall economic environment. As a result, these policies and practices have been adjusted over time to improve portfolio performance. Management believes that these changes have not materially impacted the levels of historical delinquency and loss experience presented below.

Currently, the principal balance of an auto loan in excess of the estimated net realizable value (or actual realized value in the case of a sold vehicle) is charged off no later than the end of the month in which the earliest of the following occurs: (1) when an auto loan becomes 150 days delinquent (210 days for a bankruptcy), (2) 90 days after the financed vehicle has been repossessed if it remains unsold and (3) when the repossessed financed vehicle is sold.

Following the merger in which a predecessor of HSBC Finance acquired ACC Consumer Finance Corporation, the subservicer assumed management and servicing responsibilities for a portfolio of auto loans purchased or acquired by another HSBC Finance subsidiary. The auto loans held by this entity are included in the auto loans and the performance results presented in the following tables only for the periods ended June 30, 2006 and December 31, 2005, 2004, 2003, 2002 and 2001. The information in the following table excludes experience for retail installment sales contracts and loan and security agreements purchased from or serviced for certain alliance relationships, those originated in the HSBC Finance “HFC” and “Beneficial” consumer lending branch network and those serviced for an affiliate, HSBC Bank USA, National Association, which are not deemed to be representative of the auto loans otherwise serviced by the subservicer. The auto loan pool does not include any auto loans purchased from or serviced for such alliance relationships, any auto loans originated in the HSBC Finance “HFC” and “Beneficial” consumer lending branch network or any auto loans serviced for HSBC Bank USA, National Association.

Historical Delinquency
(Dollar Amounts in Thousands)

	At June 30		At December 31,
	2006		2005		2004		2003		2002		2001
	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
Principal outstanding	11,349,011	100%	10,953,770	100%	9,709,944	100%	8,233,760	100%	7,440,768	100%	6,394,367	100%
Delinquencies(1)
1 month	579,187	5.10%	581,704	5.31%	519,805	5.35%	565,656	6.87%	544,313	7.32%	396,626	6.20%
2 months(2)(3)	186,141	1.64%	182,596	1.67%	176,947	1.82%	191,701	2.33%	173,140	2.32%	120,507	1.89%
3 months and over(2)(3)	99,422	0.88%	130,905	1.19%	116,464	1.20%	137,563	1.67%	98,768	1.33%	81,311	1.27%
Subtotal	864,750	7.62%	895,205	8.17%	813,216	8.37%	894,920	10.87%	816,221	10.97%	598,444	9.36%
Repossessions on hand(4)	68,719	0.61%	91,411	0.84%	118,253	1.22%	114,323	1.39%	96,754	1.30%	92,727	1.45%
Total delinquencies and repossessions on hand	933,469	8.23%	986,616	9.01%	931,469	9.59%	1,009,243	12.26%	912,975	12.27%	691,171	10.81%

(1)      Determined on the basis of contractual delinquency.

(2)      For periods prior to December 31, 2005, repossessions and insurance claims in process at period end were allocated to the “3 months and over” category. For December 31, 2005 and subsequent periods, repossessions and insurance claims in process are excluded from delinquency statistics. When comparing delinquency statistics from prior periods, the fact that HSBC Finance delinquency allocation methodologies have changed should be taken into account.

(3)      The aggregate principal balance of auto loans that are at least 2 months contractually delinquent and the obligors on which are in bankruptcy represents no greater than 1% of the aggregate principal balance of outstanding auto loans for each period presented.

(4)      Represent the principal balance of the auto loans for which the underlying vehicle has been repossessed and is more than one month contractually delinquent, but has not been charged off.

Historical Net Charge-Off Experience
(Dollar Amounts in Thousands)

	As of and for the Six-Month Period Ended June 30,		As of and for the Year Ended December 31,
	2006		2005	2004	2003	2002	2001
Principal Outstanding	$11,349,011		$10,953,770	$9,709,944	$8,233,760	$7,440,768	$6,394,367
Average Principal Amount Outstanding	11,111,380		10,220,767	8,935,396	7,407,004	6,940,463	5,322,506
Number of Contracts Outstanding	791,944		768,917	708,500	636,836	578,437	483,883
Average Number of Contracts Outstanding	778,591		734,395	636,767	587,938	533,415	404,888
Number of Repossessions	19,366		43,833	49,074	50,518	44,212	33,642
Number of Repossessions as a Percent of Average Number of Contracts Outstanding	4.97	%(2)	5.97%	7.71%	8.59%	8.29%	8.31%
Net Charge-offs(1)	197,026		481,772	534,458	549,073	460,476	282,692
Net Charge-offs as a Percent of Average Principal Amount Outstanding(1)	3.55	%(2)	4.71%	5.98%	7.41%	6.63%	5.31%

(1)      Net Charge-offs represent the principal balance in excess of the estimated net realizable value (or actual realized value in the case of sold vehicles) and exclude costs of repossession and, for periods prior to January 1, 2003, costs of liquidation. Historically, the subservicer paid monthly premiums for vendor’s single interest physical damage insurance policies with respect to certain auto loans. This insurance covered financed vehicles for which the obligor’s insurance had lapsed. The premium included an amount equal to the net claims filed with the insurer in the prior month. Net charge-offs exclude the amount of insurance claims received by the subservicer under these policies, which were approximately $4.3 million,  $8.5 million, $17.9 million, $25.1 million and $10.9 million for the periods ended December 31, 2005,  December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001, respectively. Vendor’s single interest physical damage insurance was terminated for all auto loans in the servicer’s portfolio as of January 1, 2006.

(2)      Annualized.

The servicer expects that the delinquency, loss and repossession experience for the auto loans will be generally consistent with the information provided in the above tables. However, there is no assurance that delinquency, loss and repossession experience for auto loans in the future, or the experience of the issuing entity, will be similar to that described above. Losses and delinquencies are affected by, among other things, general and regional economic conditions and the supply of and demand for automobiles, light duty trucks or vans.

Static Pool Information

HSBC Finance provides summary pool characteristics and delinquency, loss and prepayment data for each public securitization of auto loans sponsored by HSBC Finance in the previous five years at a website it maintains at www.hsbcusa.com/hsbc_finance/abs. Access to the static pool information maintained on HSBC Finance’s website will not be restricted and will be free of charge. HSBC Finance will maintain this information on its website for a period of at least five years.

Static pool information with respect to auto loan securitizations sponsored by HSBC Finance prior to January 1, 2006, is not deemed to be part of this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part.

Delinquency and loss experience may be influenced by a variety of economic, social and geographic conditions, and other factors beyond the sponsor’s control. There is no assurance that the sponsor’s delinquency and loss experience with respect to the auto loans will be similar to that set forth on HSBC Finance’s website.

Yield and Prepayment Considerations

All of the auto loans are prepayable at any time. If prepayments are received on the auto loans, the actual weighted average life of the auto loans may be shorter than the scheduled weighted average life, since the scheduled weighted average life assumes that payments will be made as scheduled, and that no prepayments occur. For this purpose, the term prepayments also includes liquidations due to default, as well as receipt of proceeds from credit life, credit disability and casualty insurance policies. Weighted average life means the weighted average amount of time during which each dollar of principal of an auto loan is outstanding.

The rate of prepayments on the auto loans may be influenced by a variety of economic, social and other factors, including the fact that an obligor may not sell or transfer a financed vehicle without the consent of the subservicer and the extent to which the servicer is required to purchase auto loans as a result of certain extensions of the maturity dates thereof in accordance with its account management policies. In addition, under certain circumstances, the depositor, the servicer and the subservicer are obligated to purchase auto loans as a result of breaches of representations and/or covenants. The subservicer believes that the actual rate of prepayments will result in a substantially shorter weighted average life than the scheduled weighted average life of the auto loans.

If a note is purchased at a premium, and the actual rate of prepayments exceeds the rate of prepayments anticipated at the time the note was purchased, the actual yield to maturity of the note will be less than the yield anticipated at the time of purchase. If a note is purchased at a discount, and the actual rate of prepayments is less than the rate of prepayments anticipated at the time the note was purchased, the actual yield to maturity will be less than the yield anticipated at the time of purchase. Any reinvestment risk, which is the risk that a noteholder will not be able to reinvest amounts received in payment on the notes at interest rates that are greater than or equal to the note rate, resulting from a faster or slower incidence of prepayment of auto loans, will be borne by the noteholders.

The rate of payment of principal of each class of notes will depend on the rate of payment, including prepayments, of the principal balance of the auto loans. As a result, final payment of each class of notes could occur significantly earlier than the final scheduled payment date for the class.

Prepayments on auto loans can be measured relative to a prepayment standard or model. The model used in this prospectus supplement, the absolute prepayment model, or ABS, represents an assumed rate of prepayment each month relative to the original number of auto loans in a pool. ABS further assumes that all the auto loans are the same size and amortize at the same rate and that each auto loan in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of auto loans originally containing 10,000 auto loans, a 1% ABS rate means that 100 auto loans prepay each month. ABS does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of auto loans and you should not assume that the actual rate of prepayments on the auto loans will be in any way related to the percentage of prepayments that was assumed for ABS.

The table captioned “Percent of Initial Note Principal Balance at Various ABS Percentages”, also called the ABS Table, has been prepared on the basis of the following assumptions:

•                    the auto loans prepay in full at the specified constant percentage of ABS monthly, with no defaults, losses or repurchases;

•                    each scheduled monthly payment on the auto loans is made on the last day of each month and each month has 30 days;

•                    the initial principal amount of each class of notes is as stated on the cover page of this prospectus supplement;

•                    interest accrues during each interest accrual period at the following assumed coupon rates: Class A-1 Notes, 5.35350%; Class A-2 Notes, 5.350%; Class A-3 Notes, 5.230%; and Class A-4 Notes, 5.270%;

•                    interest on the Class A-1 Notes is calculated on the basis of a 360-day year and the actual number of days elapsed in the interest accrual period and interest on the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes is calculated on the basis of a 360-day year consisting of twelve 30-day months;

•                    payments on the notes are made on the 17th day of each month whether or not such date is a business day;

•                    the notes are purchased on an assumed closing date of November 1, 2006;

•                    the scheduled monthly payment for each auto loan has been calculated on the basis of the assumed characteristics presented in the table below, and each auto loan will amortize in amounts sufficient to repay the principal balance of the auto loans by the number of remaining payments on the auto loan;

•                    the servicing fee is 2.25% per annum; and

•                    the servicer or the subservicer exercises the optional redemption at the earliest payment date possible.

The ABS Table also assumes that (1) the auto loans have been aggregated into hypothetical pools with all of the auto loans within each pool having the following characteristics, and (2) that the level of scheduled monthly payment for each of the pools, which is based on its aggregate principal balance, gross APR, original number of scheduled payments and remaining number of scheduled payments as of the cut-off date, will be calculated so that each pool will be fully amortized by the remaining number of payments.

Pool	Next Payment Date	Aggregate Principal Balance	APR	Original Number of Payments	Remaining Number of Payments
1	October 2006	619,408.42	13.399%	24	21
2	October 2006	4,974,915.07	14.277%	36	33
3	October 2006	13,977,834.87	14.326%	48	45
4	October 2006	128,861,573.57	15.350%	60	56
5	October 2006	374,665,998.88	14.930%	72	69
6	November 2006	834,002.63	12.803%	26	20
7	November 2006	6,923,042.48	13.362%	37	32
8	November 2006	20,631,444.29	13.780%	49	44
9	November 2006	165,970,700.22	14.495%	60	56
10	November 2006	447,470,479.35	14.348%	72	68

The ABS Table indicates, based on the assumptions described above, the percentages of the initial principal amount of each class of notes that would be outstanding after each of the payment dates shown at various percentages of ABS and the corresponding weighted average lives of the notes. The actual characteristics and performance of the auto loans will differ from the assumptions used in constructing the ABS Table. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the auto loans will prepay at a constant level of ABS until maturity or that all of the auto loans will prepay at the same level of ABS. Moreover, the diverse terms of auto loans could produce slower or faster principal distributions than indicated in the ABS Table at the various constant percentages of ABS specified, even if the original and remaining number of payments of the auto loans are as assumed. Any difference between the assumptions and the actual characteristics and performance of the auto loans, including actual prepayment experience or losses, will affect the percentages of initial balances outstanding over time and the weighted average lives of each class of notes.

Percent of Initial Note Principal Balance
at Various ABS Percentages(1)

	Class A-1 Notes				Class A-2 Notes				Class A-3 Notes				Class A-4 Notes
Payment Date	0.5%	1.0%	1.7%	2.5%	0.5%	1.0%	1.7%	2.5%	0.5%	1.0%	1.7%	2.5%	0.5%	1.0%	1.7%	2.5%
Closing Date	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
December 2006	87	83	77	70	100	100	100	100	100	100	100	100	100	100	100	100
January 2007	77	70	59	47	100	100	100	100	100	100	100	100	100	100	100	100
February 2007	63	53	39	21	100	100	100	100	100	100	100	100	100	100	100	100
March 2007	50	37	20	6	100	100	100	100	100	100	100	100	100	100	100	100
April 2007	36	25	10	0	100	100	100	92	100	100	100	100	100	100	100	100
May 2007	29	17	*	0	100	100	100	78	100	100	100	100	100	100	100	100
June 2007	23	10	0	0	100	100	90	65	100	100	100	100	100	100	100	100
July 2007	17	3	0	0	100	100	80	51	100	100	100	100	100	100	100	100
August 2007	12	0	0	0	100	95	69	38	100	100	100	100	100	100	100	100
September 2007	6	0	0	0	100	87	59	25	100	100	100	100	100	100	100	100
October 2007	0	0	0	0	100	79	49	12	100	100	100	100	100	100	100	100
November 2007	0	0	0	0	94	72	39	0	100	100	100	100	100	100	100	100
December 2007	0	0	0	0	87	64	29	0	100	100	100	91	100	100	100	100
January 2008	0	0	0	0	81	56	20	0	100	100	100	83	100	100	100	100
February 2008	0	0	0	0	75	49	10	0	100	100	100	75	100	100	100	100
March 2008	0	0	0	0	69	41	1	0	100	100	100	67	100	100	100	100
April 2008	0	0	0	0	63	34	0	0	100	100	94	59	100	100	100	100
May 2008	0	0	0	0	56	26	0	0	100	100	88	51	100	100	100	100
June 2008	0	0	0	0	50	19	0	0	100	100	82	44	100	100	100	100
July 2008	0	0	0	0	44	12	0	0	100	100	76	36	100	100	100	100
August 2008	0	0	0	0	37	5	0	0	100	100	70	29	100	100	100	100
September 2008	0	0	0	0	31	0	0	0	100	98	64	22	100	100	100	100
October 2008	0	0	0	0	25	0	0	0	100	93	58	16	100	100	100	100
November 2008	0	0	0	0	19	0	0	0	100	88	53	9	100	100	100	100
December 2008	0	0	0	0	12	0	0	0	100	84	47	3	100	100	100	100
January 2009	0	0	0	0	6	0	0	0	100	79	42	0	100	100	100	93
February 2009	0	0	0	0	0	0	0	0	100	74	36	0	100	100	100	82
March 2009	0	0	0	0	0	0	0	0	96	70	31	0	100	100	100	71
April 2009	0	0	0	0	0	0	0	0	91	65	26	0	100	100	100	61
May 2009	0	0	0	0	0	0	0	0	87	60	21	0	100	100	100	0
June 2009	0	0	0	0	0	0	0	0	83	56	16	0	100	100	100	0
July 2009	0	0	0	0	0	0	0	0	78	51	12	0	100	100	100	0
August 2009	0	0	0	0	0	0	0	0	74	47	7	0	100	100	100	0
September 2009	0	0	0	0	0	0	0	0	70	43	3	0	100	100	100	0
October 2009	0	0	0	0	0	0	0	0	66	38	0	0	100	100	98	0
November 2009	0	0	0	0	0	0	0	0	61	34	0	0	100	100	90	0
December 2009	0	0	0	0	0	0	0	0	57	30	0	0	100	100	83	0
January 2010	0	0	0	0	0	0	0	0	53	26	0	0	100	100	75	0
February 2010	0	0	0	0	0	0	0	0	49	22	0	0	100	100	68	0
March 2010	0	0	0	0	0	0	0	0	44	18	0	0	100	100	62	0
April 2010	0	0	0	0	0	0	0	0	40	14	0	0	100	100	55	0
May 2010	0	0	0	0	0	0	0	0	36	10	0	0	100	100	0	0
June 2010	0	0	0	0	0	0	0	0	32	7	0	0	100	100	0	0
July 2010	0	0	0	0	0	0	0	0	27	3	0	0	100	100	0	0
August 2010	0	0	0	0	0	0	0	0	23	0	0	0	100	99	0	0
September 2010	0	0	0	0	0	0	0	0	19	0	0	0	100	93	0	0
October 2010	0	0	0	0	0	0	0	0	15	0	0	0	100	86	0	0
November 2010	0	0	0	0	0	0	0	0	11	0	0	0	100	80	0	0
December 2010	0	0	0	0	0	0	0	0	7	0	0	0	100	74	0	0
January 2011	0	0	0	0	0	0	0	0	3	0	0	0	100	68	0	0
February 2011	0	0	0	0	0	0	0	0	0	0	0	0	99	62	0	0
March 2011	0	0	0	0	0	0	0	0	0	0	0	0	91	57	0	0
April 2011	0	0	0	0	0	0	0	0	0	0	0	0	83	0	0	0
May 2011	0	0	0	0	0	0	0	0	0	0	0	0	76	0	0	0
June 2011	0	0	0	0	0	0	0	0	0	0	0	0	68	0	0	0
July 2011	0	0	0	0	0	0	0	0	0	0	0	0	62	0	0	0
August 2011	0	0	0	0	0	0	0	0	0	0	0	0	57	0	0	0
September 2011	0	0	0	0	0	0	0	0	0	0	0	0	51	0	0	0
October 2011	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted Average Life in Years(2)	0.46	0.38	0.30	0.25	1.67	1.33	1.00	0.76	3.31	2.80	2.15	1.62	4.78	4.31	3.40	2.47

(1)      The percentages in this table have been rounded to nearest whole number.

(2)      The weighted average life of a note is determined by (1) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the payment date, (2) adding the results and (3) dividing the sum by the initial principal amount of the notes of that class.

(*)      Indicates a number that is greater than zero but less than 0.5%.

Description of the Notes

General

The notes will be issued according to the terms of the indenture. The base indenture and a form of the series supplement to the base indenture have been filed as exhibits to the registration statement of which this prospectus supplement is a part. The base indenture as supplemented by the series supplement is referred to as the indenture. We will file a copy of the indenture with the Securities and Exchange Commission after we issue the notes. The following statements (together with the additional statements under “Description of the Securities” and “Description of the Trust Documents” in the accompanying prospectus) summarize the material terms of the notes and the indenture.

The notes will be issued only in denominations of $25,000 and integral multiples of $1,000 in excess thereof on or about the closing date in book entry form through the facilities of The Depository Trust Company, Clearstream and the Euroclear System against payment in immediately funds. The notes will not be listed on any securities exchange or quoted in the automated quotation system of a registered securities association. The notes will be secured by the trust assets pledged by the issuing entity to the indenture trustee according to the indenture. Replacement notes, if issued, will be transferable and exchangeable at the corporate trust office of the administrator. No service charge will be made for any registration, exchange or transfer of notes, but the administrator may require payment of a sum sufficient to cover any tax or other governmental charge. See “Description of the Securities—Book-Entry Registration” in the prospectus.

The payment date is the 17th day of each month, or if that day is not a business day, the next succeeding business day.

The notes will be issued in the principal amounts and have the final scheduled payment dates listed on the cover page of this prospectus supplement.

Payments of principal and interest on the notes will be distributed on each payment date to noteholders in whose names the notes were registered on the latest record date.

Payments of Interest

Interest on each class of notes will be payable monthly on each payment date, commencing on December 18, 2006, in an amount equal to interest accrued during the applicable interest accrual period (as defined below) at the applicable note rate on the outstanding principal balance for the applicable class of notes. The per annum rate of interest accruing on each class of notes is referred to as the note rate for the respective classes of notes. The note rates for the Class A-1, Class A-2, Class A-3 and Class A-4 Notes will be 5.36200%, 5.38%, 5.28% and 5.34%, respectively.

Interest on the outstanding principal balance of the notes of each class in respect of any payment date will accrue from, and include, the preceding payment date, or in the case of the first payment date, from the closing date, through, and including, the day preceding the payment date. Each of these periods is an interest accrual period. Interest on the Class A-1 Notes will be calculated on the basis of a 360-day year and the actual number of days elapsed in an applicable interest accrual period. Interest on the Class A-2, Class A-3 and Class A-4 Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

To calculate interest due on the Class A-1 Notes on a payment date, the per annum rate of interest will be converted from an annual rate as follows:

Days in initial	Days in subsequent interest
interest	accrual periods		Day count
accrual period	From (Including)	To (excluding)	convention
47 days (assuming the notes are issued on November 1, 2006)	Prior payment date	Current payment date	Actual/360

To calculate interest due on the Class A-2, Class A-3 and Class A-4 Notes on a payment date, the per annum rate of interest will be converted from an annual rate as follows:

Days in initial interest accrual period	Days in subsequent interest accrual periods	Day count convention
46 days (assuming the notes are issued on November 1, 2006)	1/12th of per annum rate of interest	30/360

Interest for any payment date due but not paid on the payment date shall bear interest, to the extent permitted by applicable law, at the applicable note rate until paid. Failure to pay interest in full on any payment date after expiration of the applicable grace period is an event of default under the indenture. If the notes are accelerated following the occurrence of an event of default, interest payments will be made on the notes ratably without preference or priority.

Payments of Principal

On each payment date, principal payments will be due and payable on the notes in an amount generally equal to the class A minimum principal distributable amount (as defined below) for the payment date to the extent of funds available therefor. The class A minimum principal distributable amount for any payment date will be equal to the greatest of:

•                    the least of: (A) the optimal principal distributable amount (as defined below)  for such payment date, (B) the excess of the aggregate principal balance of the auto loans as of the last day of the second preceding collection period (as defined below), over the aggregate principal balance of the auto loans as of the last day of the immediately preceding collection period and (C) the aggregate note principal balance (as defined below);

•                    the positive excess, if any, of the aggregate note principal balance prior to making any payments on such payment date over the pool balance as of the last day of the preceding collection period; and

•                    on the final scheduled payment date for any class of the notes, the amount necessary to reduce the aggregate note principal balance of such class of the notes to zero.

Optimal principal distributable amount means, with respect to any payment date, the excess, if any, of (i) the aggregate note principal balance immediately prior to such payment date over (ii)  the lesser of (a) 66% of the pool balance as of the close of business on the last day of the immediately preceding collection period and (b) the pool balance as of the close of business on the last day of the immediately preceding collection period less $39,607,599.59 (which is 3.4% of the aggregate principal balance of the auto loans as of the cut-off date), but not less than zero.

Collection period means, (i) with respect to the first payment date, the period beginning on the opening of business on the day after the related cut-off date and ending on the last day of the calendar month preceding such payment date and, (ii) with respect to each subsequent payment date, the preceding calendar month.

Aggregate note principal balance means, (i) with respect to all of the notes, as of any date, the aggregate outstanding principal amount of all of the notes on that date and (ii) with respect to any class of notes, as of any date, the aggregate outstanding principal amount of all of the notes of such class on such date.

In addition, on each payment date, additional principal payments will be made on the notes in an amount equal to the class A additional principal distributable amount (as defined below) for the payment date to the extent of funds available after making the required deposit to the reserve account. The class A additional principal distributable amount for any payment date equals the positive excess, if any, of (i) the aggregate note principal balance after giving effect to the distribution of the class A minimum principal distributable amount on such payment date over (ii)  the lesser of (a) 66% of the pool balance as of the close of business on the last day of the immediately preceding collection period and (b) the pool balance as of the close of business on the last day of the immediately preceding collection period less $39,607,599.59 (which is 3.4% of the aggregate principal balance of the auto loans as of the cut-off date), but not less than zero.

On each payment date, the class A minimum principal distributable amount and the class A additional principal distributable amount will be used to reduce the principal balance of the notes in the following order of priority:

•                     first, to the Class A-1 Notes until the Class A-1 Notes are paid in full,

•                     second, to the Class A-2 Notes until the Class A-2 Notes are paid in full,

•                     third, to the Class A-3 Notes until the Class A-3 Notes are paid in full, and

•                     fourth, to the Class A-4 Notes until the Class A-4 Notes are paid in full.

If the notes have not already been paid in full, the issuing entity will pay the outstanding principal amount of the notes in full on the following final scheduled payment dates:

Class A-1 Notes	November 19, 2007
Class A-2 Notes	December 17, 2009
Class A-3 Notes	September 19, 2011
Class A-4 Notes	September 17, 2013

Failure to pay the outstanding principal balance of any class of notes on its final schedule payment date will be an event of default under the indenture. If the notes are accelerated following the occurrence of an event of default, principal payments will be made on the notes ratably without preference or priority. In the event of the non-payment of principal or of interest, the noteholders will be able to sue the issuing entity directly to enforce their note.

Payment Priorities

On or prior to each payment date, the servicer will instruct the administrator to make the following distributions from available funds (as defined below) in the following order of priority:

•                    first to the servicer, if HSBC Finance is no longer acting as servicer, the servicing fee for the applicable collection period;

•                    second, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid trustees’ fees, administrator fees and unreimbursed costs and expenses, but only to the extent these amounts have not been previously paid by the servicer or the depositor;

•                    third, to the noteholders, the class A interest distributable amount (as defined below), in proportion to the interest due on each class;

•                    fourth, to the noteholders, the class A minimum principal distributable amount will be paid as follows:

•                      to the noteholders of the Class A-1 Notes until the Class A-1 Notes are paid in full,

•                      to the noteholders of the Class A-2 Notes until the Class A-2 Notes are paid in full,

•                      to the noteholders of the Class A-3 Notes until the Class A-3 Notes are paid in full, and

•                      to the noteholders of the Class A-4 Notes until the Class A-4 Notes are paid in full;

•                    fifth, to the reserve account, the reserve account shortfall amount (as defined below);

•                    sixth, to the noteholders, the class A additional principal distributable amount will be paid in accordance with the priorities described in clause fourth above;

•                    seventh, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid indemnity amounts, but only to the extent these amounts have not been previously paid by the servicer or the depositor;

•                    eighth, to the servicer, if HSBC Finance is acting as the servicer, the servicing fee for the applicable collection period; and

•                    ninth, any remainder to the holder of the residual interest.

For any collection period, available funds means the sum of:

•                     all amounts paid on or with respect to the auto loans and received by the servicer during such collection period, including all payments of (i) principal and interest, (ii) cancellation fees, (iii) administrative fees, expenses and charges, (iv) late fees, (v) payment fees, (vi) liquidation fees, (vii) net liquidation proceeds (as defined below), (viii) proceeds of insurance policies in place with respect to the auto loans and any (ix) substitution adjustment amounts (as defined below), but excluding (A) taxes, assessments and similar items, (B) amounts due to the servicer for amounts advanced by the servicer to acquire or maintain a lender-placed insurance policy on a financed vehicle, and (C) repurchase amounts (as defined below) (together, the collections);

•                     all repurchase amounts deposited in the collection account during that collection period;

•                     income on investments held in the collection account and the reserve account during that collection period; and

•                     all proceeds of any liquidation, in whole or in part, of the assets of the issuing entity.

With respect to any liquidated auto loan (as defined below), net liquidation proceeds means (i) all amounts realized from the disposition of the underlying financed vehicle securing the liquidated auto loans including any insurance proceeds and other monies received from the obligor or otherwise, minus (ii) the servicer’s reasonable out-of-pocket costs, including repossession and resale expenses not already deducted from the proceeds, and any amounts required by law to be remitted to the obligor.

Liquidated auto loan means, upon the earliest of each of the following to occur, an auto loan as to which (i) 90 days have elapsed since the financed vehicle was repossessed, (ii) the servicer has determined in good faith that all amounts it expects to recover have been received, (iii) ten percent or more of a scheduled payment shall have become 150 or more days delinquent or, in the case of an obligor who is subject to bankruptcy proceedings, 210 or more days delinquent or (iv) the financed vehicle has been sold and the proceeds received. The servicer may reduce the number of days specified in clauses (i) and (iii) of this definition if such reduction is consistent with the servicer’s then-current collection policy.

Substitution adjustment amount means, with respect to an auto loan that the servicer has elected to remove from the auto loan pool and substitute with a different auto loan, as described under “Additional Auto Loans—Optional Substitution” in this prospectus supplement, as of the date on which such substitution occurs, the sum of (i) the excess of (a) the principal balance of the auto loan that is being removed from auto loan pool (after the application of any principal payments received on such auto loan on or before the substitution date) plus any amounts previously charged off by the servicer with respect to such auto loan as of the end of the collection period preceding the date of substitution, over (b) the aggregate principal balance of the auto loan being substituted for the auto loan that is being removed, plus (ii) accrued and unpaid interest to the end of the collection period during which the date of substitution occurs on the principal balance of the auto loan that is being removed from the auto loan pool, computed on a daily basis at the APR for such auto loan.

The repurchase amount with respect to an auto loan is the principal balance and all accrued and unpaid interest on the auto loan, after giving effect to the receipt of any moneys collected (from whatever source) on such auto loan, if any, as of the date of repurchase, provided that reductions in the principal balance resulting from the auto loan becoming a liquidated auto loan will be disregarded.

For any payment date and each class of notes, the class A interest distributable amount is an amount equal to the sum of:  (i) the aggregate amount of interest accrued on the notes at the applicable note rate from and including the preceding payment date (or, in the case of the initial payment date, from and including the closing date) to but excluding the current payment date plus (ii) the applicable “class A interest carryover shortfall” (as defined below) for the current payment date.

For any payment date and each class of notes, the class A interest carryover shortfall equals the sum of: (i) the excess of (A) the applicable class A interest distributable amount for the preceding payment date, over (B) the amount actually paid as interest to the noteholders on the preceding payment date (under the indenture), plus (ii) interest on such excess, to the extent permitted by law, at a rate per annum equal to the applicable note rate from the preceding payment date to but excluding the current payment date.

For any payment date, the reserve account shortfall amount equals the excess of (i) the targeted reserve account balance for that payment date over (ii) the amount on deposit in the reserve account as of the beginning of that payment date.

If on a payment date available funds are not sufficient to make the payments required by clauses first, second and third above, funds on deposit in the reserve account will be used to pay such shortfalls. In addition, if on a payment date after making the payment from available funds required by clause fourth above, there is a principal balance shortfall (as defined below), funds on deposit in the reserve account will be used to pay such shortfall. A principal balance shortfall will exist on a payment date if (i)  the positive excess, if any, of the aggregate note principal balance after the payment of the amounts listed in first through fourth above and prior to payment of any amounts from the reserve account over the pool balance as of the close of business on the last day of the preceding collection period and (ii) with respect to the final scheduled payment date of any class of the notes, the outstanding principal balance of such class of the notes after the payment of the class A minimum principal distributable amount for such notes on such date.

Following the distribution of any amounts to the holder of the residual interest, noteholders will not have any rights in, or claims with respect to, those amounts.

Events of Default

The notes are subject to certain events of default described in the prospectus under “Description of the Trust Documents—Events of Default; Rights Upon Event of Default.” If the notes are accelerated following the occurrence of an event of default, all available funds, all amounts on deposit in the reserve account and the proceeds of any sale, liquidation or other disposition of the trust assets will be applied as follows:

•                    first, to pay all amounts due and unpaid to the servicer, if HSBC Finance is no longer acting as servicer;

•                    second, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid trustee fees, administrator fees and unreimbursed costs and expenses;

•                    third, to pay all amounts due and unpaid on the notes for interest, ratably without preference or priority;

•                    fourth, to pay all amounts due and unpaid on the notes for principal, ratably without preference or priority;

•                    fifth, to the indenture trustee, the owner trustee and the administrator, any accrued and unpaid indemnity amounts;

•                    sixth, to pay all amounts due and unpaid to the servicer, if HSBC Finance is acting as servicer; and

•                    seventh, to pay all remaining amounts to the holder of the residual interest.

Fees and Expenses

As compensation for the performance of their respective duties under the transaction documents, HSBC Finance will pay the owner trustee, the indenture trustee and the administrator an initial fee in an amount agreed upon by HSBC Finance and each such party. In addition, the servicer will pay each such party a fee in the amount set forth below and will reimburse each such party for reasonable costs and expenses incurred in connection with the performance of their respective duties. None of the owner trustee, the indenture trustee or the administrator will receive any compensation or reimbursement from the cash flow from the assets of the issuing entity, except to the extent such amounts are not paid by the servicer or the depositor. If the Notes are accelerated following an Event of Default, the owner trustee, the indenture trustee and the administrator will be entitled to recover any unpaid fees, costs and expenses due out of all available funds and proceeds of any sale, liquidation or other disposition of the assets of the issuing entity prior to the distribution of such available funds and proceeds to noteholders, as described below under “Description of the Notes—Events of Default.’’

The fees and expenses payable out of the cash flows from the assets of the issuing entity are set forth in the table below and do not change upon the occurrence of an event of default under the indenture. Fees and expenses are payable by the issuing entity in the priority described under “—Payment Priorities” above.

Recipient	Fees and Expenses
Servicer	The servicing fee described above under “Servicing of the Auto Loans—Servicing Fees”.
Owner Trustee	$3,000 per annum plus reasonable costs and expenses, to the extent not paid by the servicer or the depositor; paid annually.
Indenture Trustee	$5,000 per annum plus reasonable costs and expenses, to the extent not paid by the servicer or the depositor; paid annually.
Administrator	$5,000 per annum plus reasonable costs and expenses, to the extent not paid by the servicer or the depositor; paid annually.

Reports to Noteholders

With each distribution to the noteholders, the servicer will prepare and make available to each noteholder a statement, in the form required by the sale and servicing agreement, that includes information regarding the related collection period and the performance of the auto loans during the collection period. The statement will also include the following information for that payment date:

  (1)  the amount of the distribution allocable to interest on each class of notes;

  (2)  the amount of the distribution allocable to principal on each class of notes.

  (3)  the aggregate outstanding principal amount for each class of notes, in each case, after giving effect to all payments reported under (2) above;

  (4)  the current interest rate applicable to each class of notes;

  (5)  the class A interest carryover shortfall, if any;

  (6)  the pool balance at the beginning of the related collection period;

  (7)  the pool balance at the end of the related collection period;

  (8)  the amount of collections for the related collection period;

  (9)  the amount of collections allocable to principal payments on the auto loans for the related collection period;

(10)  the net liquidation proceeds for such collection period;

(11)  the aggregate repurchase amount for the related collection period;

(12)  the substitution adjustment amount for the related collection period;

(13)  the weighted average coupon of the auto loans;

(14)  the weighted average remaining maturity of the auto loans;

(15)  collection account and reserve account investment income for such collection period;

(16)  the beginning reserve account balance;

(17)  the targeted reserve account balance for such payment date;

(18)  the reserve account shortfall, if any, for such payment date;

(19)  the reserve account deposit, if any, for such payment date;

(20)  the release from the reserve account, if any, for such payment date;

(21)  the ending reserve account balance;

(22)  the overcollateralization amount prior to payments allocated to principal under (2) above;

(23)  the overcollateralization amount after giving effect to payments allocated to principal under (2) above;

(24)  the amount of servicing fee paid to the servicer for the related collection period;

(25)  the principal amount and percentage of the pool balance of auto loans that are one payment delinquent;

(26)  the principal amount and percentage of the pool balance of auto loans that are two payments delinquent;

(27)  the principal amount and percentage of the pool balance of auto loans that are three or more payments delinquent;

(28)  the principal amount and percentage of the pool balance of auto loans that are two or more payments delinquent;

(29)  the principal amount and percentage of the pool balance of repossessed financed vehicles;

(30)  the principal balance of auto loans that were extended or modified (and delinquency reset) during the collection period; and

(31)  the principal balance of auto loans that were extended or modified (and delinquency reset) during the collection period as a percentage of the pool balance at the end of the collection period.

The information furnished under (1) and (2) above will be expressed as a dollar amount per $1,000 in face amount of notes.

For so long as the issuing entity is required to file reports under the Exchange Act, the servicer will file the monthly statements with the Securities and Exchange Commission on Form 10-D. The servicer will also post each monthly statement on its website. See “Additional Information” in the accompanying prospectus.

Final Payment Dates

Each class of notes will mature on the earlier of the date the class of notes is paid in full or the respective final scheduled payment date for the class. The Class A-1 final scheduled payment date is November 19, 2007, the Class A-2 final scheduled payment date is December 17, 2009, the Class A-3 final scheduled payment date is September 19, 2011 and the Class A-4 final scheduled payment date is September 17, 2013. In the event there are insufficient funds to retire any class of notes by its respective final scheduled payment date, in each case, subject to a five day grace period, an event of default will occur.

Optional Redemption

The issuing entity will pay the notes in full on the payment date following the exercise by the servicer or the subservicer of the option to purchase the auto loans from the issuing entity. This will cause a redemption of the notes. The option may be exercised on or after the payment date on which the aggregate principal balance of the auto loans is reduced to an amount less than or equal to 10% of the aggregate principal balance of the auto loans as of the cut-off date. The redemption price will be equal to the sum of the aggregate note principal balance and accrued and unpaid interest through the day preceding the redemption date plus any amounts remaining due to the administrator, the indenture trustee, the owner trustee and the servicer (if other than HSBC Finance). The administrator will give prior written notice of such redemption to each noteholder of record. The final distribution to any noteholder will be made only upon surrender and cancellation of the notes at an office of agency of the indenture trustee specified in the notice of redemption. The indenture trustee will return, or cause to be returned, any unclaimed funds to the issuing entity.

Overcollateralization

The overcollateralization amount is the difference between the pool balance and the aggregate note principal balance at any time. On the closing date, the overcollateralization will be equal to $326,180,399.78, which is approximately 28% of the pool balance as of the cut-off date. On each payment date, excess interest and principal collected on the auto loans will be applied to make deposits to the reserve account until the reserve account reaches its targeted balance, and to reduce the principal balance of the notes as described under “—Payment Priorities” above. Distribution of principal in accordance with the payment priorities will cause the aggregate note principal balance to decrease faster than the pool balance decreases. As a result, the overcollateralization will increase. The overcollateralization will be available to absorb losses that would otherwise be allocated to noteholders.

Amendment of the Indenture

The indenture may be amended from time to time by the parties thereto, without the consent of any noteholders, for any of the purposes listed in the indenture including:

•                    to correct or amplify the description of the trust property;

•                    to evidence the succession of another person to the issuing entity in compliance with the requirements of the indenture;

•                    to add to the covenants of the issuing entity;

•                    to cure an ambiguity;

•                    to qualify the indenture under the trust indenture act.

The indenture may also be amended from time to time by the parties thereto, without the consent of any noteholders, for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the indenture; provided that such action is evidenced by an opinion of counsel that meets the requirements set forth in the indenture.

The indenture may also be amended with the prior written consent of the holders of a majority of the outstanding principal balance of the notes for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the noteholders under the indenture, provided that, the following types of amendments require the consent of each noteholder affected thereby:

•                    any amendment to change the payment date on any note, or reduce the principal amount thereof, the interest rate thereon, change the provision of the indenture relating to the application of collections on, or the proceeds of the sale of, all or any portion of the trust property to payment of principal of or interest on the notes, or change any place of payment where, or the coin or currency in which, any Note or the interest thereon is payable;

•                    any amendment that impairs the right to institute suit for the enforcement of the provisions of the indenture requiring the application of funds, as provided in the indenture, to the payment of any such amount due on the notes on or after the respective due dates thereof;

•                    any amendment to reduce the percentage of noteholders required to consent to certain amendments of the indenture;

•                    any amendment to reduce the percentage of noteholders required to direct the indenture trustee to direct the issuing entity to sell or liquidate the trust property;

•                    any amendment to modify any of the provisions of the indenture in such a manner as to affect the calculation of the amount of any payment of interest or principal due on any note on or to affect the rights of holders of notes to the benefit of any provisions for the mandatory redemption of the notes contained therein; or

•                    any amendment to permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any part of the trust property or, except as otherwise permitted or contemplated in the trust documents, terminate the lien of the indenture on any property at any time subject thereto or deprive the holder of any note of the security provided by the lien of the indenture.

Material Federal Income Tax Consequences

You should consider the following discussion of the material federal income tax consequences to investors of the purchase, ownership and disposition of the notes only in connection with “Material Federal Income Tax Consequences” in the accompanying prospectus. The discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion below does not purport to deal with all federal tax consequences applicable to all categories of investors. Some noteholders, including insurance companies, tax-exempt organizations, regulated investment companies, financial institutions or broker dealers, taxpayers subject to the alternative minimum tax, and noteholders that will hold the notes as other than capital assets, may be subject to special rules that are not discussed below. You are encouraged to consult with your own tax advisors in determining the particular federal, state, local and any other tax consequences to you of the purchase, ownership and disposition of the notes.

Tax Characterization of the Issuing Entity

Dewey Ballantine LLP, tax counsel to the issuing entity, is of the opinion that, assuming the parties will comply with the terms of the governing agreements, the issuing entity will not be characterized as an association, or publicly traded partnership, taxable as a corporation for federal income tax purposes.

Tax Consequences to Noteholders

Treatment of the Notes as Indebtedness

The depositor agrees, and the noteholders will agree by their purchase of notes, to treat the notes as indebtedness for all federal, state and local income tax purposes. There are no regulations, published rulings or judicial decisions involving the characterization for federal income tax purposes of securities with terms substantially the same as the notes. In general, whether instruments such as the notes constitute indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction under which they are issued rather than merely upon the form of the transaction or the manner in which the instruments are labeled.

The Internal Revenue Service (the IRS) and the courts have stated various factors to be taken into account in determining, for federal income tax purposes, whether or not an instrument constitutes indebtedness and whether a transfer of property is a sale because the originator has relinquished substantial incidents of ownership in the property or whether the transfer is a borrowing secured by the property.

On the basis of its analysis of the above factors as applied to the facts and its analysis of the economic substance of the contemplated transaction, tax counsel is of the opinion that, for federal income tax purposes, the notes will be treated as indebtedness, and not as an ownership interest in the auto loans, nor as an equity interest in the issuing entity or in a separate association taxable as a corporation or other taxable entity. See “Material Federal Income Tax Consequences” in the accompanying prospectus.

If the notes are characterized as indebtedness, interest paid or accrued on a note will be treated as ordinary income to the noteholders and principal payments on a note will be treated as a return of capital to the extent of the noteholder’s basis in the note allocable thereto. An accrual method taxpayer will be required to include in income interest on the notes when earned, even if not paid, unless it is determined to be uncollectible. The issuing entity will report to noteholders of record and the IRS regarding the interest paid and original issue discount, if any, accrued on the notes to the extent required by law.

Possible Alternative Characterization of the Notes

Although, as described above, it is the opinion of tax counsel that, for federal income tax purposes, the notes will be characterized as indebtedness, this opinion is not binding on the IRS and thus no assurance can be given that this characterization will prevail. If the IRS successfully asserted that one or more of the notes did not represent indebtedness for federal income tax purposes, the noteholders would likely be treated as owning an interest in a partnership and not an interest in an association or publicly traded partnership, taxable as a corporation. If the noteholders were treated as owning an equitable interest in a partnership, the partnership itself would not be subject to federal income tax; rather each partner would be taxed individually on their respective distributive share of the partnership’s income, gain, loss, deductions and credits. The amount, timing and characterization of types of income and deductions for a noteholder would differ if the notes were held to constitute partnership interests, rather than indebtedness. Since the depositor and the issuing entity will treat the notes as indebtedness for federal income tax purposes, the servicer will not attempt to satisfy the tax reporting requirements that would apply under this alternative characterization of the notes. Investors that are foreign persons are encouraged to consult their own tax advisors in determining the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the notes. See “Other Matters” below.

Discount and Premium

We do not anticipate issuing notes with any original issue discount. See “Material Federal Income Tax Consequences—Discount and Premium—Original Issue Discount” in the accompanying prospectus. The prepayment assumption that will be used for purposes of computing original issue discount, if any, for federal income tax purposes is 1.7% ABS. See “Yield and Prepayment Considerations” in this prospectus supplement. In addition, a subsequent purchaser who buys a note for less than its principal amount may be subject to the “market discount” rules of the Internal Revenue Code of 1986 (the Code). See “Material Federal Income Tax Consequences—Discount and Premium—Market Discount” in the accompanying prospectus. A subsequent purchaser who buys a note for more than its principal amount may be subject to the “market premium” rules of the Code. See “Material Federal Income Tax Consequences—Discount and Premium—Premium” in the accompanying prospectus.

Sale or Redemption of Notes

If a note is sold or retired, the depositor will recognize gain or loss equal to the difference between the amount realized on the sale and the noteholder’s adjusted basis in the note. See “Material Federal Income Tax Consequences—Debt Securities—Sales of Debt Securities” in the accompanying prospectus.

Other Matters

For a discussion of backup withholding and taxation of foreign investors in the notes, see “Material Federal Income Tax Consequences—Backup Withholding and Information Reporting” and “Material Federal Income Tax Consequences—Foreign Investors” in the accompanying prospectus.

State and Local Tax Considerations

You should consider the state and local income tax consequences of the purchase, ownership and disposition of the notes. State and local income tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, you are encouraged to consult your own tax advisors as to the various state and local tax consequences of an investment in the notes.

Legal Investment

The Class A-1 Notes will be eligible securities for purchase by money market funds under Rule 2a-7 under the Investment Company Act of 1940, as amended.

ERISA Considerations

The notes may be purchased by ERISA plans as described in the prospectus under “ERISA Considerations—ERISA Considerations regarding Securities which are Notes.” The notes should be treated as indebtedness without substantial equity features for purposes of the plan assets regulation. This determination is based in part on the traditional debt features of the notes, including the reasonable expectation of purchasers of notes that the notes will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the notes for ERISA purposes could change if the issuing entity incurred losses. As described in the prospectus, the acquisition or holding of the notes by or on behalf of an employee benefit plan could still result in a prohibited transaction if such acquisition or holding were deemed to be a prohibited loan to a party in interest with respect to the plan. Accordingly, each purchaser and each transferee using the assets of a plan subject to ERISA or Section 4975 of the Code to acquire the notes will be deemed to have represented, or will represent, in the case of a transfer of a definitive note, that the acquisition and continued holding of the notes will be covered by a Department of Labor class exemption.

Any plan fiduciary considering the purchase of a note may wish to consult with its counsel as to the potential applicability of ERISA and the Code to the investment. Moreover, each plan fiduciary may wish to determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the notes is appropriate for the plan, taking into account the overall investment policy of the benefit plan and the composition of the plan’s investment portfolio.

The sale of notes to a plan is in no respect a representation by the sponsor or the underwriters that this investment meets all relevant legal requirements for investments by plans generally or any particular plan or that this investment is appropriate for plans generally or any particular plan.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement dated October 23, 2006 among the depositor, HSBC Finance and the underwriters named below, the depositor has agreed to sell to the underwriters and each of the underwriters has agreed to purchase, subject to the satisfaction of certain conditions precedent, the principal amount of the notes stated opposite its name below.

Underwriters	Principal Amount of Class A-1 Notes	Principal Amount of Class A-2 Notes	Principal Amount of Class A-3 Notes	Principal Amount of Class A-4 Notes
HSBC Securities (USA) Inc.	$52,175,000	$49,075,000	$70,900,000	$37,537,250
Banc of America Securities LLC	$52,175,000	$49,075,000	$70,900,000	$37,537,250
Credit Suisse Securities (USA) LLC	$52,175,000	$49,075,000	$70,900,000	$37,537,250
J.P. Morgan Securities Inc.	$52,175,000	$49,075,000	$70,900,000	$37,537,250
Total	$208,700,000	$196,300,000	$283,600,000	$150,149,000

The underwriters have advised us that they propose initially to offer the notes to the public at the prices set forth herein, and to certain dealers at such prices less an initial concession not in excess of the percentages set forth in the following table. The underwriters and such dealers may reallow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the notes, the public offering prices and the concessions referred to in this paragraph and the following table may be changed.

	Selling Concessions not to exceed	Reallowance not to exceed
Class A-1 Notes	0.0780%	0.0390%
Class A-2 Notes	0.1200%	0.0600%
Class A-3 Notes	0.1350%	0.0675%
Class A-4 Notes	0.1500%	0.0750%

The depositor and HSBC Finance have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

As discussed under “Use of Proceeds” above, the depositor or its affiliates may apply all or any portion of the net proceeds of this offering to the repayment of debt, including “warehouse” debt secured by auto loans prior to their sale to the issuing entity. One or more of the underwriters, or their respective affiliates or entities for which their respective affiliates act as administrator and/or provide liquidity lines, may have acted as a “warehouse lender” to the depositor or its affiliates, and may receive a portion of the proceeds as a repayment of the “warehouse” debt.

Until the distribution of the notes is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the notes. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes.

The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the notes in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment transactions involve syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the notes so long as stabilizing bids do not exceed a specified maximum. Syndicate coverage transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a syndicate covering transaction. These over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the notes to be higher than they would otherwise be in the absence of these transactions.

Neither the depositor, HSBC Finance, the originators, the issuing entity nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above might have on the price of the notes. In addition, neither the depositor, HSBC Finance, the originators, the issuing entity nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, if commenced, will not be discontinued without notice.

There is currently no secondary market for the notes and you should not assume that one will develop. The underwriters currently expect, but are not obligated, to make a market in the notes. You should not assume that any such market will develop, or if one does develop, that it will continue or provide sufficient liquidity.

In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with HSBC, HSBC Finance and their respective affiliates.

Affiliations and Certain Relationships and Related Transactions

Affiliates of the Sponsor

HSBC Finance is the sponsor and the servicer of this transaction. As the sponsor, HSBC Finance has caused the depositor, its wholly owned subsidiary, to be formed for purposes of participating in securitization transactions. The sponsor has caused the depositor to form the issuing entity in order to facilitate this transaction.

HSBC Auto Finance, the subservicer and an originator, is a direct, wholly owned subsidiary of the sponsor. HSBC Auto Credit, an originator, is a direct, wholly owned subsidiary of HSBC Auto Finance and an indirect, wholly owned subsidiary of the sponsor.

HSBC Bank USA, National Association, the administrator for this transaction, and HSBC Securities (USA) Inc., an underwriter, are affiliates of the sponsor.

Relationships with the Owner Trustee and Indenture Trustee

Neither the owner trustee nor the indenture trustee is an affiliate of any of the sponsor, the servicer, the depositor, the subservicer, any originator, the issuing entity or the administrator. In the ordinary course of business from time to time, HSBC Finance and its affiliates have business relationships and agreements with affiliates of the owner trustee and the indenture trustee, including commercial banking and investment banking relationships, all on arm’s length terms and conditions. One or more of the underwriters, the indenture trustee, the owner trustee or their respective affiliates or entities for which their respective affiliates act as administrator and/or provide liquidity lines, may have acted as a

“warehouse lender’’ to the depositor, and may receive a portion of the proceeds as a repayment of the “warehouse’’ debt.

Legal Proceedings

There are no legal proceedings pending against the sponsor, the depositor, the indenture trustee, the owner trustee, the issuing entity, the servicer or the originators, or to which any property of the foregoing is subject, that is material to the noteholders, nor are there any such proceedings known by the depositor to be contemplated by governmental authorities.

Legal Matters

Certain legal matters relating to the notes will be passed upon for the depositor by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate & Assistant Secretary of HSBC Finance, the servicer and the parent company of the subservicer and the depositor, and by Dewey Ballantine LLP, New York, New York, special counsel to the depositor. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP. As of the date of this prospectus supplement, Mr. Schwartz is a full-time employee and an officer of HSBC Finance and beneficially owns, and holds options to purchase, equity securities of HSBC Holdings plc.

Index of Defined Terms

Page
ABS	S-38
ABS Table	S-39
Administrator	S-3, S-20
Aggregate Note Principal Balance	S-44
Amount Financed	S-22
APR	S-22
Auto Loans	S-4
Available Funds	S-45
Class A Additional Principal Distributable Amount	S-44
Class A Interest Carryover Shortfall	S-46
Class A Interest Distributable Amount	S-46
Class A Minimum Principal Distributable Amount	S-43
Class A-1 Notes	S-6
Class A-2 Notes	S-6
Class A-3 Notes	S-6
Class A-4 Notes	S-6
Code	S-53
Collection Period	S-44
Collections	S-45
Contractual Delinquency	S-32
Depositor	S-2, S-15
Extension	S-32
FICO Credit Scores	S-23
HSBC	S-15
HSBC Auto Credit	S-3
HSBC Auto Finance	S-2
HSBC Finance	S-2, S-15
Indenture Trustee	S-3, S-18
Interest Accrual Period	S-7, S-42
IRS	S-52
Issuing Entity	S-2
Liquidated Auto Loan	S-46
Net Liquidation Proceeds	S-46
Non-prime auto loans	S-4
Notes	S-6
Optimal Principal Distributable Amount	S-43
Originators	S-3
Overcollateralization Amount	S-11, S-50
Owner Trustee	S-3, S-17
Pool Balance	S-29
Principal Balance	S-22
Principal Balance Shortfall	S-47
Repurchase Amount	S-46
Reserve Account Shortfall Amount	S-47
Sale and Servicing Agreement	S-30
Servicer	S-2
Sponsor	S-2
Subservicer	S-2
Substitution adjustment amount	S-46

PROSPECTUS

Asset Backed Notes

Asset Backed Certificates

HSBC Auto Receivables Corporation
Depositor

You are encouraged to read and consider the section entitled “Risk Factors” beginning on page 9 of this prospectus before making a decision to invest in these securities.

These securities are auto loan asset-backed securities which only represent interests in or obligations of the issuing entity and are not interests in or obligations of any other person or entity.

Retain this prospectus for future reference. This prospectus may not be used to consummate sales of securities unless accompanied by the prospectus supplement relating to the offering of these securities.

The securities—

•   will be issued from time to time in series;

•   will be issued by one or more issuing entities established by HSBC Auto Receivables Corporation;

•   will be backed by a pool of primarily “non-prime” auto loans transferred to the issuing entity;

•   will be rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization; and

•   may have the benefit of one or more forms of credit enhancement, such as insurance policies, overcollateralization, subordination or reserve funds.

The Assets—

The assets of each issuing entity will consist of a pool of primarily “non-prime” auto loans, funds on deposit in one or more bank accounts and forms of credit support described in this prospectus and in the prospectus supplement. “Non-prime” auto loans are retail installment sales contracts and loans and security agreements for the purchase of new or used automobiles, light duty trucks or vans with consumers who have limited or no credit history, modest income or who have experienced prior credit difficulties.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2006.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS
AND THE PROSPECTUS SUPPLEMENT

We provide information to you about the securities in two separate documents that provide progressively more detail:

•        this prospectus, which provides general information, some of which may not apply to your securities; and

•        the prospectus supplement, which describes the specific terms of your series of securities.

This prospectus by itself does not contain complete information about the offering of your securities; the balance of that information is contained in the prospectus supplement. You are encouraged to read and consider both this prospectus and the prospectus supplement in full.

Summary of Terms

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the securities, you are encouraged to read and consider both this entire prospectus and the prospectus supplement.

There are material risks associated with an investment in the securities. You are encouraged to read and consider the section entitled “Risk Factors” beginning on page 9 of this prospectus as well as any similar section in the prospectus supplement before making a decision to invest in the securities.

The Sponsor

HSBC Finance Corporation, or HSBC Finance, a Delaware corporation, is the sponsor of the transactions contemplated by this prospectus.

The Issuing Entities

The issuing entity for each series of securities will be a trust formed by the depositor.

The Depositor

HSBC Auto Receivables Corporation, a Nevada corporation, is the depositor for the transactions contemplated by this prospectus.

The Servicer

HSBC Finance is also the servicer for the transactions contemplated by this prospectus.

The Subservicer

HSBC Auto Finance Inc., or HSBC Auto Finance, a Delaware corporation and wholly owned subsidiary of HSBC Finance, is the subservicer for the transactions contemplated by this prospectus.

The Originators

The originators for each series of securities will be HSBC Auto Finance and HSBC Auto Credit Inc., HSBC Auto Credit, a Delaware corporation and wholly owned subsidiary of HSBC Auto Finance.

The Trustees

Each issuing entity will be a trust, which will be administered by an independent trustee named in the related prospectus supplement. In addition, if the issuing entity issues notes, the indenture pursuant to which those notes are issued will be administered by an independent indenture trustee that is not affiliated with the trustee for the issuing entity.

The Administrator

The sponsor may designate an administrator for each issuing entity. The administrator will perform limited duties under the trust documents and will be named in the prospectus supplement.

The Securities

The securities of a series may be issued in one or more classes, as specified in the prospectus supplement. The securities:

•       may be entitled to receive distributions only of principal, only of interest or of any combination of principal and interest;

•       may be subordinated in right to receive distributions of principal and interest to one or more other classes of the same series throughout the life of the securities or during specified time periods;

•       may be entitled to receive distributions only after a specified period of time has passed, a specified amount of principal has been paid down, or a specified percentage of credit enhancement has built up. This could take the form of a lockout feature, in which a class receives no principal distributions for an initial period, then receives all or a portion of the principal distributions during a subsequent period;

•       may be entitled to receive distributions in accordance with a schedule or formula or on the basis of collections from designated portions of the assets held by the issuing entity;

•       may be entitled to receive interest at a fixed rate or a variable rate; and

•       may have a balance that may decrease based on the amortization of auto loans or increase based on principal collections used to purchase additional auto loans or classes of securities.

The timing and amounts of distributions may vary among classes or over time.

Trust Property

Each issuing entity will hold:

•       a pool consisting of primarily non-prime auto loans (as defined below), each of which will be secured by a new or used automobile, van or light duty truck;

•       the security interests in the vehicles financed by the auto loans;

•       rights to receive proceeds from claims on insurance policies covering the vehicles or the obligors;

•       amounts held in bank accounts; and

•       forms of credit support, if applicable.

Non-prime auto loans, the principal component of the property of the issuing entities, is a term used to describe retail installment sales contracts and loan and security agreements with consumers who have limited or no credit history, modest income or who have experienced prior credit difficulties.

You will find a description of the pool of auto loans in the prospectus supplement. The depositor will purchase the auto loans from the originators and will transfer them to the issuing entity. If an issuing entity has not acquired all of the auto loans at the time you purchase your securities, it will acquire auto loans from the depositor over a period specified in the prospectus supplement.

Credit Enhancement

Credit enhancement refers to a mechanism that is intended to protect you against losses due to defaults on the auto loans. Not every series of securities will necessarily have the benefit of credit enhancement and not every class of securities within a series will necessarily have the benefit of the same types or levels of credit enhancement. Please refer to the prospectus supplement to determine what credit enhancement, if any, is available for your series or class of securities. Credit enhancement will be in the form of one or more of the following:

•       the use of excess interest collected on the auto loans to cover losses;

•       the use of excess interest collected on the auto loans to distribute as principal payments on certain classes of securities to create overcollateralization;

•       the subordination of distributions on certain classes of securities to the required distributions of more senior classes of securities;

•       the allocation of losses on the auto loans to certain classes of securities before such losses are allocated to more senior classes of securities;

•       the use of cross support, reserve funds, financial guarantee insurance policies, guarantees and letters of credit;

•       interest rate swap agreements and cap agreements;

•       repurchase or put obligations; and

•       yield supplement agreements.

The protection against losses afforded by any credit enhancement will be limited in the manner described in the prospectus supplement.

Pre-Funding Feature

An issuing entity may enter into agreements with the depositor pursuant to which the depositor will transfer additional auto loans to the issuing entity after the securities are issued. The transfer of auto loans after the date the securities are issued is known as a pre-funding feature. Any subsequent auto loans transferred to an issuing entity will be required to conform to the requirements described in the prospectus supplement.

If the pre-funding feature is used in any transaction, the trustee will be required to deposit all or a portion of the proceeds of the sale of the securities in a segregated account. The subsequent auto loans will be transferred to the issuing entity in exchange for money released from the segregated account. These transfers must occur within a specified period after the original issuance of the related securities, as described in the prospectus supplement. If all of the monies originally deposited in the account are not used by the end of the specified period, all remaining monies (except if the remaining amount is less than an amount specified in the prospectus supplement) will be applied as a mandatory prepayment of a class or classes of the securities, as described in the prospectus supplement.

Material Federal Income Tax Consequences

The securities of each series will, for federal income tax purposes, constitute one of the following:

•       grantor trust securities, representing interests in a grantor trust;

•       debt issued by a trust secured by the underlying auto loans; or

•       interests in a trust treated as a partnership.

We suggest that you review “Material Federal Income Tax Consequences” beginning on page 57 in this prospectus as well as any related discussion in the prospectus supplement. In addition, you are encouraged to consult your own tax advisor concerning your investment.

ERISA Considerations

A fiduciary of a pension, profit sharing or other employee benefit plan should review with its legal advisors whether the purchase, holding or disposition of securities could give rise to a prohibited transaction under ERISA or the Internal Revenue Code, and whether an exemption from the prohibited transaction rules is available. We also suggest that you review “ERISA Considerations” beginning on page 67 in this prospectus as well as any related discussion in the prospectus supplement.

Ratings

Each class of securities will be rated in one of the four highest rating categories of at least one nationally recognized statistical rating agency. Each rating agency rating the securities will monitor the ratings using its normal surveillance procedures. Rating agencies may change or withdraw an assigned rating at any time. No party to the transaction documents will be responsible for monitoring any changes to the ratings on the securities.

The ratings are not a recommendation to purchase, hold or sell the securities and do not address the market price or suitability of the securities for you. The ratings address the likelihood of timely payment of interest and the ultimate payment of principal on the securities by the stated maturity date. The ratings do not address the rate of prepayments that may be experienced on the auto loans or the effect prepayments may have on the return of principal to you.

Risk Factors

This section and the section under the caption “Risk Factors” in the prospectus supplement, if any, describe the material risk factors associated with an investment in any class of securities. You are encouraged to read and consider these risk factors prior to any purchase of securities.

You may not be able to sell your securities, and may have to hold your securities to maturity even though you may want to sell them.

A secondary market for the securities is unlikely to develop. If one does develop, it may not provide you with sufficient liquidity of investment or continue for the life of the securities. The underwriters may establish a secondary market in the securities, although no underwriter will be obligated to do so. The securities are not expected to be listed on any securities exchange or quoted in the automated quotation system of a registered securities association.

Interest only or principal only securities have special risks.

Interest only and principal only securities are subject to investment risks that are a function of how quickly principal payments are received on the underlying pool of auto loans, optional or mandatory prepayment features of the securities, and the price paid for the securities. Investors in these types of securities could lose their investment. The ratings assigned to the securities frequently will not address these risks, so a substantial loss may not be inconsistent with a high rating. These interest only and principal only securities are appropriate investments only for sophisticated investors who are able to independently assess the risks of their investment.

Prepayments on the auto loans could cause you to be paid earlier than you expect, which may adversely affect your yield to maturity.

The yield to maturity of the securities may be adversely affected by a higher or lower than anticipated rate of prepayments on the auto loans. If you purchase a security at a premium based on your expectations as to its maturity or weighted average life, and the security pays principal more quickly than you expected, your yield will be reduced and you may not recover the premium you paid. Conversely, if you purchase a security at a discount based on your expectations as to its maturity or weighted average life, and the security pays principal more slowly than you expected, your yield will be lower than you anticipated.

The yield to maturity on interest only securities will be extremely sensitive to the rate of prepayments on the auto loans. If the auto loans prepay very quickly, the yield on an interest only security could be dramatically reduced.

The auto loans may be prepaid in full or in part at any time.

We cannot predict the rate of prepayments of the auto loans, which is influenced by a wide variety of economic, social and other factors, including prevailing interest rates, the availability of alternative financing, local and regional economic conditions and certain natural disasters such as floods, hurricanes, earthquakes and tornadoes. Therefore, we can give no assurance as to the level of prepayments that an issuing entity will experience.

One or more classes of securities of any series may be subject to optional or mandatory redemption in whole or in part, on or after a specified date, or on or after the time when the aggregate outstanding principal amount of the auto loans or the securities is less than a specified amount or percentage.

Since prevailing interest rates are subject to fluctuation, there can be no assurance that you will be able to reinvest these amounts at a yield equaling or exceeding the yield on your securities. You will bear the risk of reinvesting unscheduled distributions resulting from a redemption.

The assets of the issuing entity consist primarily of auto loans to “non-prime” consumers.

The assets of the issuing entity consist of a pool of primarily non-prime auto loans (as defined below), funds on deposit in one or more bank accounts and forms of credit support as described in this prospectus and in the prospectus supplement. Non-prime auto loans are retail installment sales contracts and loans and security agreements for the purchase of new or used automobiles, light duty trucks or vans with consumers who have limited or no credit histories, modest incomes or who have experienced prior credit difficulties.

There is an increased degree of risk associated with obligors on non-prime auto loans. Because the auto loans are originated to consumers who are unable to meet the credit standards imposed by more traditional automobile financing sources, interest rates charged may be higher than those charged by many traditional financing sources.

Non-prime auto loans frequently are for the purchase of used vehicles. Because the value of a used vehicle is more difficult to determine at the time the loan is made and may be adversely affected by a variety of factors over time, a greater loss may be incurred upon sale of a repossessed vehicle.

Non-prime auto loans therefore entail higher risk and may be expected to experience higher levels of delinquencies and credit losses than auto loans originated by traditional automobile financing sources. The added risk presented by non-prime auto loans is considered in structuring the issuances of securities. However, we can give no assurance that the structure established will be adequate to prevent losses on some or all of the securities.

Interests of other persons in the auto loans could reduce the funds available to make payments on the securities.

Financing statements under the Uniform Commercial Code will be filed reflecting the sale of the auto loans by each originator to the depositor and the subsequent transfer by the depositor to the issuing entity. Each originator’s accounting records and computer systems will also be marked to reflect a sale of the auto loans originated by it to the issuing entity. However, by obtaining physical possession of an auto loan, another person could acquire an interest in that auto loan that is superior to the interest of the issuing entity because the servicer will not mark the physical file of the auto loans as belonging to the issuing entity. If another person acquires an interest in an auto loan that is superior to the interest of the issuing entity in the auto loans, the collections on that auto loan will not be available to make payments on the securities.

Another person could acquire a security interest in a vehicle financed by an auto loan that is superior to the security interest of the issuing entity because the certificates of title will not be endorsed or amended to identify the issuing entity as the new secured party. If another person acquires a security interest in a vehicle that is superior to the security interest of the issuing entity in the vehicle, the proceeds of the sale of the vehicle will not be available to make payments on the securities.

The security interest of the issuing entity in the auto loans or the financed vehicles could be impaired for one or more of the following reasons:
• an originator has failed to perfect its security interest in an auto loan or a financed vehicle;
• the issuing entity has failed to perfect its security interest in an auto loan or a financed vehicle;

•  the issuing entity may not have a security interest in the financed vehicles in all states because the certificates of title to the financed vehicles will not be amended to reflect the assignment to the issuing entity;

• holders of some types of liens, such as tax liens or mechanics liens, may have priority over the issuing entity’s security interest;
• the issuing entity may lose its security interest in financed vehicles confiscated by the government; and
• the issuing entity could lose its priority to a person who obtains physical possession of the auto loan without knowledge of the assignment of the auto loan to the issuing entity.

The servicer will not be required to repurchase an auto loan if the security interest in the related financed vehicle or the auto loan becomes impaired after the auto loan is sold to the issuing entity unless such impairment results from a breach of certain covenants with respect to the maintenance of such security interest. If someone has a security interest in a financed vehicle that is superior to the security interest of the issuing entity, you could experience delays in payments or a loss on your investment in the securities.

Optional or mandatory redemption of your securities could cause you to be paid earlier than you expect, which may adversely affect your yield to maturity and which may expose you to reinvestment risk.

Your securities could be subject to optional or mandatory redemption features, which could adversely affect the yield to maturity of the securities and which may expose you to reinvestment risk.

One or more classes of securities of any series may be subject to optional or mandatory redemption in whole or in part, on or after a specified date, or on or after the time when the aggregate outstanding principal amount of the auto loans or the securities is less than a specified amount or percentage. The conditions under which an optional or mandatory redemption of all or a portion of a series of securities may be effected are set forth in the related prospectus supplement.

If you purchase a security at a premium based on your expectations as to its maturity or weighted average life, and the security is redeemed earlier than you expected, your yield will be reduced and you may not recover the premium you paid. Similarly, if you purchase a security at a discount based on your expectations as to its maturity or weighted average life, and the security is redeemed later than you expected, your yield will be lower than you anticipated. The yield to maturity on interest only securities will be extremely sensitive to the timing of any redemption of the securities. If an interest only security were redeemed earlier than you had anticipated, the yield on the security could be dramatically reduced.

Furthermore, since prevailing interest rates may fluctuate, we cannot assure you that you will be able to reinvest these amounts at a yield equaling or exceeding the yield on your securities. You will bear the risk of reinvesting unscheduled distributions resulting from a redemption.

State and federal consumer protection laws may limit collection of principal and interest on the auto loans.

Automobile finance is regulated at both the federal and state levels and violations of these laws, policies and principles may limit the ability of the servicer to collect all or part of the amounts due on the auto loans, may entitle the obligor to a refund of amounts previously paid and, in addition, could subject the issuing entity if deemed to be the owner of the auto loan, to claims for damages and to administrative enforcement proceedings. The occurrence of any of the foregoing could cause a loss on your investment in the securities.

Auto loans that fail to comply with consumer protection laws may result in a loss on your investment in the securities.

Federal and state consumer protection laws regulate the creation, collection and enforcement of consumer loans such as the auto loans. These laws impose specific statutory liabilities upon creditors who fail to comply with their provisions. These laws may also make an assignee of an auto loan, such as the issuing entity, liable to the obligor for any violation by the lender. In some cases, this liability could affect an assignee’s ability to enforce its rights related to secured loans such as the auto loans. The related originator will be obligated to repurchase from the issuing entity any auto loan that fails to comply with these legal requirements. If the related originator fails to repurchase that auto loan, you might experience delays or reductions in payments on your securities. See “Material Legal Aspects of the Auto Loans—Consumer Protection Laws.”

Insolvency of the depositor, the servicer or an originator may reduce or delay payments to securityholders

In some circumstances, the bankruptcy of the depositor, the servicer, an originator or the holder of equity interests in the issuing entity may delay or reduce payments required to be made to you. In the event of the bankruptcy of an originator or the depositor, a court or bankruptcy trustee could conclude that the originator still owns the auto loans or that the depositor and the originator, or the issuing entity and the holder of equity interests in the issuing entity, are a single entity for bankruptcy purposes. For so long as certain financial conditions are satisfied with respect to the servicer or the servicer provides certain collateral, collections on the auto loans may be commingled and retained by the servicer, and amounts in respect of such collections will be required to be deposited by the servicer into a trust account on the day prior to the payment date on which such collections are to be distributed. In the event of a bankruptcy of the servicer, collections not on deposit in a trust account may not be available to securityholders. If a court or bankruptcy trustee were to reach any of these conclusions, you could experience delays in payments or a loss on your investment in the securities due to:

•  the “automatic stay” provision of the U.S. federal bankruptcy laws that prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the bankruptcy court and other provisions of the U.S. federal bankruptcy laws that permit substitution of collateral in limited circumstances;

• tax or government liens on the property of the debtor that arose prior to the transfer of the auto loans to the issuing entity having a claim on collections that are senior to your notes; or
• the issuing entity not having a perfected security interest in any of the financed vehicles or any cash collections held by the servicer or originator at the time the bankruptcy proceeding begins.

We have taken steps in structuring the transactions contemplated by this prospectus to minimize these bankruptcy risks. However, we can give no assurance that the structure established will be adequate to prevent losses on some or all of the securities.

Securityholders will not have any recourse against the depositor, the servicer or the originators for losses

Except for certain repurchase obligations of the originators and the servicer described herein, there is no recourse for losses against the depositor, the servicer or the originators. The securities represent obligations solely of the issuing entity. The securities will not be guaranteed by the depositor, the servicer, the originators or any trustee. Consequently, if payments on the auto loans, and to the extent available, any credit enhancement, are insufficient to pay the securities in full, you will not have any rights to obtain payment from the depositor, the servicer, the originators or any trustee.

Defaulted auto loans may result in a delay in payments to securityholders and a loss on your investment in the securities

In the event that the servicer or the subservicer must repossess and dispose of vehicles to recover scheduled payments due on defaulted auto loans, the issuing entity may not realize the full amount due on an auto loan, or may not realize the full amount on a timely basis. Other factors that may affect the ability of the issuing entity to realize the full amount due on an auto loan include whether endorsements or amendments to certificates of title relating to the vehicles have been filed or such certificates have been delivered to the trustee, whether financing statements to perfect the security interest in the auto loans have been filed, depreciation, obsolescence, current market conditions, damage or loss of any vehicle, and the application of federal and state bankruptcy and insolvency laws. As a result, you may be subject to delays in receiving payments and suffer a loss on your investment in the securities.

Insurance on vehicles may not be maintained, which may lead to losses on the auto loans

At the time the related originator makes or purchases the auto loans, it requires that the borrowers have comprehensive and collision insurance on the vehicles. There can be no assurance that the obligor will maintain the insurance coverage on the vehicle. The servicer or the subservicer may obtain insurance coverage without the consent of the obligor if it learns that a vehicle is uninsured, but it is not obligated to do so. If an uninsured loss occurs and the obligor defaults on the auto loan at a time when the overcollateralization, subordination provisions or other credit enhancement are not sufficient to ensure payments are made on the securities, you may be subject to a delay in receiving payments or suffer a loss on your investment in the securities.

Extensions of and modifications to the auto loans could increase the average life of the securities

In some circumstances, the servicer may permit an extension or a modification of payments due on auto loans on a case-by-case basis. See “Servicing of the Auto Loans—Delinquency and Loss Information” in the prospectus supplement for a description of the servicer’s account management practices. These practices may extend the maturity of the auto loan and increase the weighted average life of the securities. The weighted average life and yield on your securities may be adversely affected by extensions and modifications of the auto loans.

Inability to purchase auto loans from the issuing entity when a representation or warranty is breached may cause your payments to be reduced or delayed

If a representation or warranty concerning an auto loan is breached, the depositor must purchase, or cause an originator or the sponsor to purchase, the auto loan from the issuing entity. If the depositor is unable to purchase, or cause an originator or the sponsor to purchase, such auto loan, you may experience delays in receiving payments or suffer a loss on your investment in the securities.

Subordination of certain securities may result in reduced payments to those securities

Distributions on one or more classes of securities of a series may be subordinated in priority of payment to distributions on one or more other classes of securities. Subordination of a class of securities has the effect of increasing the likelihood of payment on the senior classes of securities in that series and decreasing the likelihood of payment on that subordinated class of securities.

Credit enhancement, if provided, will be limited in both amount and scope of coverage, and may not be sufficient to cover all losses or risks on your investment

Credit enhancement may be provided in limited amounts to cover some, but not all, types of losses on the auto loans and may reduce over time in accordance with a schedule or formula. Furthermore, credit enhancement may provide only very limited coverage as to some types of losses, and may provide no coverage as to other types of losses. Credit enhancement does not guarantee any specified rate of prepayments, which is one of the principal risks of your investment. The amount and types of credit enhancement coverage, the identification of any entity providing the credit enhancement, the terms of any subordination and any other information regarding credit enhancement will be described in the prospectus supplement.

The ratings assigned to your securities by the rating agencies may be lowered or withdrawn at anytime, which may affect your ability to sell your securities

The ratings assigned to the securities will be based on, among other things, the adequacy of the assets of the issuing entity, the financial strength and ability of the servicer to service these assets in a prudent manner and any credit enhancement for a series of securities. Any rating that is assigned may not remain in effect for any given period of time or may be lowered or withdrawn entirely by the rating agencies if, in their judgment, circumstances in the future so warrant.

Because the ratings of securities supported by credit enhancement are dependent upon creditworthiness of the credit enhancement provider, a downgrade of the credit enhancement provider could cause a downgrade of the securities

The ratings of securities enhanced by a credit enhancement provider will depend primarily on the creditworthiness of the credit enhancement provider. There is a risk that any adverse change in the financial or other condition of the credit enhancement provider, including a change in its long-term debt rating from the rating agencies, could result in a reduction of the ratings on the securities. Such an event may affect your ability to sell your securities.

Delays in collecting payments could occur if HSBC Finance Corporation ceases to be the servicer

If HSBC Finance were to cease acting as servicer, the processing of payments on the auto loans and information relating to collections could be delayed, which could delay payments to securityholders. HSBC Finance can be removed as servicer if it defaults on its servicing obligations as described in “Description of the Trust Documents—Servicer Termination Events.”

The servicing fee may be insufficient to attract a replacement servicer

If HSBC Finance resigns or is terminated as servicer as discussed under in “Description of the Trust Documents—Certain Matters Regarding the Servicer and the Depositor” and “—Servicer Termination Events,” the servicing fee, which is calculated as a fixed percentage of the pool balance as of the last day of the preceding month, may be insufficient to attract a replacement servicer or cover the actual servicing costs on the auto loans because the amount of the servicing fee payable declines each month as the pool balance declines but the servicing costs on each auto loan remains essentially fixed. This risk is particularly acute toward the end of a securitization when the pool balance has declined significantly from inception. A delay or inability to find a qualified replacement servicer would delay collection activities on the auto loans and could delay payments and reports to the securityholders and the trustees, have an adverse impact on recoveries collected from defaulted auto loans and ultimately lead to a loss of principal on the securities.

Delinquencies and losses on the auto loans may differ from historical loss and delinquency levels

We cannot guarantee that the delinquency and loss levels of the auto loans in the issuing entity will correspond to the historical levels the servicer has experienced on its auto loan portfolio. There is a risk that delinquencies and losses could increase significantly for various reasons including changes in the local, regional or national economies.

You may not be able to exercise your rights as a securityholder directly

Each class of securities of a given series will be initially represented by one or more securities registered in the name of Cede & Co., or any other nominee for The Depository Trust Company set forth in the applicable prospectus supplement and will not be registered in the names of the holders of the securities of such series or their nominees. Persons acquiring beneficial ownership interests in any series of securities may hold their interests through The Depository Trust Company in the United States or Clearstream Banking, société anonyme or the EuroClear Bank S.A./N.V. in Europe. Because of this, unless and until definitive securities for such series are issued, holders of such securities will not be recognized by the issuing entity or any trustee or indenture trustee as certificateholders or noteholders, as the case may be. Hence, until definitive securities are issued, holders of such securities will only be able to exercise the rights of noteholders and certificateholders indirectly through The Depository Trust Company and its participating organizations. See “Description of the Securities—Book-Entry Registration”

The Sponsor and the Servicer

HSBC Finance Corporation, or HSBC Finance, a Delaware corporation, is the sponsor and the servicer of the transactions contemplated by this prospectus.  HSBC Finance was incorporated in Delaware in 2002 and is the successor to an enterprise established in 1878.  HSBC Finance is an indirect wholly owned subsidiary of HSBC Holdings plc, or HSBC. HSBC, headquartered in London, England, is one of the world’s largest banking and financial services organizations and has listings on the London Stock Exchange, The Stock Exchange of Hong Kong, Euronext Paris, the New York Stock Exchange and the Bermuda Stock Exchange.

HSBC Finance is the principal fund raising company for its subsidiaries.  Its subsidiaries primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom, Canada, the Republic of Ireland, the Czech Republic and Hungary.  HSBC Finance offers real estate secured loans, auto finance loans, MasterCard* and Visa* credit card loans, private label credit card loans and personal non-credit card loans.  HSBC Finance also initiates tax refund anticipation loans in the United States and offers specialty insurance products in the United States, United Kingdom and Canada.  HSBC Finance generates cash to fund its businesses primarily by collecting receivable balances; issuing commercial paper, medium and long term debt; borrowing from HSBC subsidiaries and customers; securitizing and selling consumer receivables; and borrowing under secured financing facilities.  HSBC Finance uses the cash generated by these financing activities to invest in and support receivable growth, to service debt obligations and to pay dividends to its parent and preferred stockholders.

HSBC Finance has been engaged in the securitization of a variety of consumer receivables for more than 15 years.  HSBC Finance’s securitization program includes public term transactions as well as private conduit financings in all of its major asset types.  Public securitizations have included closed-end, first and second lien home equity loan receivables originated or purchased by subsidiaries of HSBC Finance operating under the “HFC” and “Beneficial” brand names; closed-end, first and second lien mortgage loan receivables purchased from affiliated and unaffiliated correspondent lenders; retail installment contracts originated by unaffiliated dealers or alliance relationships and installment loan and security agreements originated directly by HSBC Credit; and, to a lesser extent, receivables generated by HSBC Finance’s MasterCard, VISA and private label revolving credit card accounts.

In its capacity as the sponsor, and as part of its overall funding strategy, HSBC Finance:

•       determines the timing of each securitization transaction;

•       selects the underwriters for each transaction;

•       consults with the underwriters in arriving at the appropriate structure for each transaction;

•       facilitates the internal and third-party review of the auto loans to be securitized;

•       coordinates with the rating agencies (as defined below) in determining the appropriate structure and enhancement levels to obtain the desired investment ratings;

•       works with the underwriters to establish appropriate pricing;

•      negotiates appropriate documentation; and

•       facilitates execution of each transaction.

*                    MasterCard is a registered trademark of MasterCard International, Incorporated and Visa is a registered trademark of Visa USA, Inc.

The Issuing Entities

A separate issuing entity will be established to issue each series of securities offered by this prospectus and the related prospectus supplement.  Each issuing entity will be either a grantor trust a Delaware statutory trust formed pursuant to a trust agreement and in accordance with the laws of the State of Delaware.  Prior to its formation, no issuing entity will have any assets or obligations.

The ownership interest in each issuing entity will be represented by a residual interest that will be issued pursuant to the related trust agreement.  Each residual interest will be held initially by the depositor.

The activities of each issuing entity will be limited to:

•       acquiring and holding the auto loans and other assets of the issuing entity;

•       issuing the securities;

•       issuing interests in the issuing entity to be held by the depositor;

•      making payments on the securities; and

•       engaging in other activities related to the foregoing.

On the closing date for each series of securities, HSBC Auto Finance and HSBC Auto Credit will sell a pool of auto loans originated by unaffiliated dealers and purchased by HSBC Auto Finance from the dealers or unaffiliated alliance relationships or originated directly by HSBC Auto Credit to the depositor, and the depositor will transfer and assign the auto loans to the issuing entity in exchange for the securities of that issuing entity.  If the issuing entity issues notes, the issuing entity will pledge the auto loans and other assets of the issuing entity to the indenture trustee to secure the issuing entity’s performance under such notes.  The depositor will sell the securities to the underwriters and the underwriters will distribute the securities as described under “Methods of Distribution” in this prospectus and under “Underwriting” in the prospectus supplement.  The securities will be backed by the assets of that issuing entity.

The interest of the issuing entity in the auto loans and the other assets of the issuing entity will be perfected by filing UCC-1 financing statements in the appropriate jurisdictions to give notice of the issuing entity’s interest therein.  If the issuing entity issues notes, the security interest of the indenture trustee, on behalf of the noteholders and any other secured parties named in the prospectus supplement, in the auto loans and the other assets of the issuing entity will also be perfected by filing UCC-1 financing statements in the appropriate jurisdictions to give notice of that interest.  The servicer will be obligated to take all necessary steps to preserve and protect the security interests in the auto loans and the other assets of the issuing entity.

As specified in the prospectus supplement, the assets of each issuing entity will include:

•       the pool of primarily non-prime auto loans for new or used automobiles, vans or light duty trucks;

•       all moneys, including accrued interest, paid or payable on the auto loans after the cut-off date;

•       any funds contributed to, or collected in, bank accounts established for that issuing entity;

•       security interests in the financed vehicles;

•      rights to proceeds from insurance policies covering the obligors or the financed vehicles; and

•       contract rights against dealers and against the depositor, the servicer and the originators for breaches of representations or warranties relating to the auto loans.

Information with respect to the specific auto loan pool will be set out in the prospectus supplement including, to the extent appropriate:

•       composition by principal balance;

•       composition by APR;

•       composition by obligor’s state of residence;

•       composition by remaining term;

•      composition by FICO credit score; and

•       the portion of the auto loan pool secured by new vehicles and by used vehicles.

If specified in the prospectus supplement, the assets of the issuing entity may also include monies on deposit in a pre-funding account, which the trustee will use to acquire additional auto loans during a pre-funding period.  In addition, the prospectus supplement may describe one or more forms of credit enhancement, including funds on deposit in a reserve account, that may be issued to or held by the trustee on behalf of the issuing entity for the benefit of the securityholders.

The depositor will covenant in each trust agreement that it will not, and will cause each other entity that enters into any contract with the issuing entity to covenant that such other entity will not, institute proceedings for the related issuing entity to be adjudicated bankrupt or insolvent or consent to the institution of bankruptcy or insolvency proceedings against the related issuing entity.  Each trust agreement will provide that until one year and one day following the date of payment in full of the notes, the owner trustee shall not have the power to, and shall not, institute proceedings for the issuing entity to be adjudicated a bankrupt or insolvent without the prior written consent of the depositor and the delivery to the owner trustee by the holder of the residual interest certifying that such holder reasonably believes that the issuing entity is insolvent.  The issuing entity has been structured as a limited purpose trust with limitations on its activities designed to make it unlikely that the issuing entity would become insolvent.

The voluntary or involuntary petition for relief under any federal or applicable state bankruptcy or insolvency law with respect to the sponsor or any originator should not result in a similar petition with respect to the issuing entity so long as the issuing entity is solvent and does not reasonably foresee becoming insolvent either by reason of the sponsor’s or any originator’s insolvency or otherwise.  The sponsor has taken certain steps in structuring the transactions contemplated hereby that are intended to make it unlikely that any voluntary or involuntary petition for relief by the sponsor or any originator under applicable insolvency laws will result in the consolidation of the assets and liabilities of the issuing entity with those of the sponsor or an originator pursuant to such insolvency laws.  These steps include the organization of the depositor as a limited purpose entity with limitations on its activities (including restrictions on the limited nature of the depositor’s business and on its ability to commence a voluntary case or proceeding under any insolvency law without an affirmative vote of the indenture trustee as pledgee of one share of the preferred stock issued by the depositor with a current assignment of voting rights with respect thereto).

In connection with each transaction, counsel to the depositor will deliver an opinion to the effect that, subject to certain assumptions:

•       the transfer of auto loans by each originator to the depositor constitutes an absolute transfer and would not be included in that originator’s or the sponsor’s bankruptcy estate or subject to the automatic stay provisions of the federal bankruptcy code; and

•       the assets and liabilities of the depositor would not be substantively consolidated with the assets and liabilities of the sponsor or any originator in the event of a petition for relief under the federal bankruptcy code with respect to the sponsor or any originator.

If, however, a bankruptcy court for an originator were to take the view that the transfer of the auto loans from that originator to the depositor should be recharacterized as a pledge of such auto loans, or that the sponsor or any originator and the depositor should be considered a single entity for bankruptcy purposes, then you could experience delays in payments or a loss on your investment in the securities.

The Depositor

HSBC Auto Receivables Corporation, a Nevada corporation, is the depositor for the transactions contemplated by this prospectus. The depositor was incorporated in the State of Nevada on March 25, 1998, and is a wholly owned special purpose subsidiary of HSBC Finance. The depositor was organized for the limited purpose of engaging in the type of transactions described in this prospectus and any activities that help accomplish those purposes. The depositor’s principal executive office is at 1111 Town Center Drive, Las Vegas, Nevada 89144. Its phone number is (702) 243-1241.

The depositor has purchased or will purchase auto loans secured by new or used automobiles, light duty trucks or vans from the originators. The depositor will transfer each auto loan to the issuing entity at a price that will be no greater than its principal balance in exchange for the net proceeds of the securities to be sold to you, as well as the residual interest in the issuing entity. The depositor may sell the residual interest in an issuing entity to an affiliate or an unrelated party or parties.

The depositor will make certain representations and warranties in connection with its transfer of the auto loans to the issuing entity and will be obligated to repurchase auto loans under certain circumstances following a breach of those representations and warranties. See “Description of the Trust Documents—Representations and Warranties of the Depositor; Repurchase Obligation” in this prospectus.

The Originators

The originators of the auto loans for the transactions contemplated by this prospectus are HSBC Auto Finance and HSBC Auto Credit. HSBC Auto Finance was formed in a merger between a subsidiary of HSBC Finance and ACC Consumer Finance Corporation in 1997. HSBC Auto Credit was formed in 1997 as a direct wholly owned subsidiary of HSBC Auto Finance. HSBC Auto Finance purchases retail installment sales contracts from a network of unaffiliated automobile dealers and alliance relationships. HSBC Auto Credit makes auto loans directly to obligors. Additional information regarding the manner in which the originators acquire and originate auto loans is set forth under “The HSBC Finance Automobile Finance Business” below.

The Trustee

The trustee for each issuing entity will be named in the prospectus supplement. The trustee’s liability in connection with the issuance and sale of the securities is limited to the express obligations of that trustee set out in the trust documents and described in the prospectus supplement. A trustee may resign at any time, in which event the servicer will be obligated to appoint a successor trustee. In addition, if the trustee ceases to be eligible as trustee pursuant to the trust documents or becomes insolvent, the trustee may be removed. Any resignation or removal of a trustee will not become effective until acceptance of the appointment by the successor trustee.

The Administrator

The administrator for each issuing entity will be named in the prospectus supplement. The administrator will maintain the collection account, the reserve account, and any pre-funding and capitalized interest accounts, invest funds in those accounts in certain permitted investments, calculate the base rate (as defined below) for any floating rate securities and make payments to the noteholders and the holder of the residual interest in accordance with instructions from the servicer for each transaction contemplated by this prospectus. The administrator’s liability in connection with the issuance and sale of the securities is limited to the express obligations of that administrator set out in the trust documents and described in the prospectus supplement.

The Subservicer

HSBC Auto Finance is a Delaware corporation and the subservicer for the transactions contemplated by this prospectus. The principal executive offices of the subservicer are at 5855 Copley Drive, San Diego, California 92111. Its phone number is (858) 492-6200.

HSBC Auto Finance is an automobile sales finance company specializing in the financing of automobile sales to consumers with “non-prime” credit.  HSBC Auto Finance purchases retail installment sales contracts from unaffiliated automobile dealers and alliance relationships and, through HSBC Auto Credit, its wholly owned subsidiary, offers auto loans directly to consumers.

HSBC Auto Finance is the successor to an enterprise established in July 1993 as ACC Consumer Finance Corporation (“ACC”). ACC was founded by three senior executives with extensive experience in credit evaluation, asset securitization and collections. ACC specialized in the indirect financing of auto loans originated primarily by franchised automobile dealers for “non-prime” borrowers. HSBC Auto Finance was formed in a merger between a subsidiary of HSBC Finance and ACC in 1997. From June 1995 to August 1997, ACC completed nine securitizations of auto loans involving the issuance and sale of $587 million in securities. Prior to its acquisition by HSBC Finance, ACC serviced all of the auto loans it originated whether they were owned or sold pursuant to a securitization transaction.

Since its acquisition by HSBC Finance, HSBC Auto Finance has performed the day-to-day servicing on the HSBC Finance auto loan portfolio and has acted as subservicer on each of HSBC Finance’s     public term auto securitizations. HSBC Auto Finance performs all such servicing in accordance with the servicing procedures established by HSBC Finance in consultation with HSBC Auto Finance. See “Servicing of Auto Loans” in this prospectus.

The HSBC Finance Automobile Finance Business

General

The HSBC Finance automobile finance business consists of:

•        the purchase, by HSBC Auto Finance, of retail installments sales contracts of primarily non-prime obligors (as defined below) from a network of unaffiliated automobile dealers and alliance relationships;

•        the origination, by HSBC Auto Credit Inc. or HSBC Auto Finance, of auto loans made directly to non-prime obligors; and

•        the servicing of the foregoing auto loans.

Non-prime obligors are individuals who are unable to obtain automobile financing from traditional sources because of limited or no credit histories, modest incomes or prior credit difficulties, including bankruptcy, chargeoffs or other derogatory credit events. The auto loans are secured by new or used automobiles, light duty trucks or vans. Such auto loans typically bear a higher APR than charged by traditional sources of financing. Because HSBC Finance provides financing in a relatively high risk market, it also expects to sustain a higher level of delinquencies and credit losses than traditional automobile financing sources.

More than 95% of the dealers under contract with HSBC Auto Finance for the sourcing of auto loans are franchisees of major automotive manufacturers. For auto loans made directly to individuals, leads are developed through direct mail, alliance relationship referrals and the Internet.

The underwriting, funding, delinquency, charge-off policies and collection practices discussed in this prospectus may change over time in accordance with the business judgment of the servicer and the subservicer, changes in applicable laws and regulations, and other considerations. Any material changes will be described in the prospectus supplement.

Application Processing and Purchasing Criteria

HSBC Auto Finance markets its services to automobile dealers and, through HSBC Auto Credit to individuals under a tiered pricing structure designed to structure auto loans according to the obligor’s credit characteristics. For example, obligors who have demonstrated the ability to meet progressively more stringent credit criteria are offered more favorable rates and conditions, such as no down payment or a longer term. While HSBC Auto Finance generates auto loans indirectly by purchasing the auto loans from automobile dealers and alliance relationships and HSBC Auto Credit generates auto loans by extending credit directly to obligors, the auto loans are originated in accordance with uniform underwriting criteria established by HSBC Auto Finance in consultation with HSBC Finance. Accordingly, HSBC Finance does not distinguish between auto loans generated by the indirect and direct origination channels in its servicing practices or in reporting performance and other data with respect to the auto loans.

The application processing for any auto loan is conducted through HSBC Auto Finance’s three regional credit centers. Upon receipt of an application, HSBC Auto Finance obtains a credit history on the applicant from a credit reporting bureau. Then, an underwriting decision is made in one of two ways. If the application meets certain criteria, then an accept or decline decision is made by an automated application decision model. If not, the application is referred to a credit officer, who evaluates the application and the credit bureau data to determine whether the application meets the criteria under the policy guidelines established for this type of customer and the applicable proprietary credit scoring model. Despite deficiencies that may exist in an applicant’s credit history, the credit scoring model predicts future delinquency and credit loss based on statistical modeling of HSBC Auto Finance’s historical portfolio. The criteria under the policy guidelines include the following factors: the obligor’s residence stability; employment stability; income level relative to debt and expenses; and past performance on automobile and other debt.

Funding Package Completion, Verification and Funding

Once a conditional underwriting decision is made, a funding package is created. All auto loans are funded directly from the regional credit centers. The funding package generally includes the application, auto loan documentation, verification of the obligor’s income, evidence of the application for title transfer, customer agreement to provide insurance, and other information necessary to fund the auto loan. The funding package may be returned to appropriate underwriting personnel if it does not comply with the terms of the initial approval or contains facts that were not disclosed during the approval process.

HSBC Auto Finance’s funding department reviews each auto loan and verifies the application data and documentation. The funding department may also confirm or reconfirm, depending on the obligor’s credit risk, the obligor’s employment, income, the terms of the auto loan, the source of the down payment, banking information, references, the equipment on the vehicle and whether all stipulations issued by the credit officer have been satisfied.

With respect to installment sales contracts, HSBC Auto Finance also verifies that the obligor’s telephone number and address cross-reference with various database tools. In addition, HSBC Auto Finance may require a telephone interview with the obligor prior to funding an auto loan if the obligor is a higher credit risk. Post-funding, HSBC Auto Finance attempts to contact all new obligors via telephone or through the mail in order to initiate the first contact in a positive setting and to confirm that the obligor can be reached and is aware of how to contact HSBC Auto Finance. HSBC Finance believes this process reduces the risk of misrepresentation by dealers as well as misunderstandings by obligors and provides a framework for future customer care.

Post-Funding Quality Reviews

HSBC Auto Finance uses its automated systems to continue monitoring auto loans after funding and to validate the credit scoring models and lending policies utilized. In addition, ongoing quality control reviews of the auto loans are performed monthly for each of HSBC Auto Finance’s credit underwriting centers. These reviews focus on compliance with underwriting standards, the quality of the credit decision and the completeness of auto loan documentation and verifications. Weekly reports are prepared on exceptions to credit policy and front-line managers perform daily quality monitoring of the credit and funding teams.

Financing Terms of Auto Loans

Currently, HSBC Auto Finance and HSBC Auto Credit finance up to 125% of the dealer’s invoice price for new vehicles or the wholesale value for used vehicles, plus taxes, title fees and any dealer handling or documentation charges. The total amount financed for installment sales contracts purchased by HSBC Auto Finance, including insurance or the cost of a service contract or other ancillary product, may not exceed 157% of the invoice (if a new vehicle) or 157% of the wholesale value as quoted in the used car guide. The total amount financed for auto loans originated directly by HSBC Auto Credit may not exceed 175% of these amounts. Auto loan pricing is based on loan to value (LTV) and therefore loans originated at a higher LTV have higher contract rates to compensate for the increased risk. The maximum amount financed per vehicle currently may not exceed $50,000. Financing is not offered for vehicles that are more than eight years old or that have been driven more than 80,000 miles. Any material changes to these origination criteria will be described in the prospectus supplement.

The amount of the required down payment varies by program. For qualifying obligors with better credit profiles, no down payment is currently required. Other programs require a minimum down payment of the lesser of 10% of the vehicle cost or $1,000. The value of a trade-in vehicle (as determined by industry-accepted used car guides) may be applied to the down payment; however, dealer rebates may not be applied toward the required down payment.

Servicing of Auto Loans

The servicer will be responsible for the servicing  of the auto loans included in the assets of each issuing entity. The servicer is permitted to delegate any or all of its servicing duties to the subservicer, and to permit the subservicer to further delegate such duties to other affiliated and unaffiliated parties. Notwithstanding these arrangements, the servicer will remain liable and obligated to each issuing entity, the trustee and the securityholders for servicing the auto loans included in the assets of each issuing entity as if the servicer alone were servicing such auto loans. Unless otherwise specified in the prospectus supplement, the servicer will delegate to the subservicer servicing duties generally consisting of the following:

•        payment and pay-off processing;

•        collections;

•        insurance tracking;

•        title tracking;

•        responding to obligor inquiries;

•        investigating delinquencies;

•        repossessing and reselling collateral;

•        collection reporting; and

•        credit performance monitoring.

As is customary in the servicing industry, the subservicer engages vendors to perform a number of its servicing processes. These processes include processing monthly lockbox payments from obligors, as described below, monitoring the perfection of security interests in financed vehicles and maintaining related title documentation, imaging auto loan documents and maintaining electronic data files, generating billing statements, skip tracing, handling certain inbound customer services calls and early-stage delinquency outbound customer calls, assisting with accounts in bankruptcy and recovering deficiencies on charged off accounts. In addition, the subservicer uses a network of outside contractors to repossess financed vehicles and third-party auction houses to prepare and sell repossessed financed vehicles at auction.

HSBC Auto Finance services all auto loans in accordance with policies and practices established by HSBC Finance in consultation with HSBC Auto Finance. In accordance with these policies and practices, as well as reasonable commercial practice, HSBC Auto Finance may, in its discretion in accordance with the account management policies and practices described in the prospectus supplement, extend, modify or defer payment arrangements of an auto loan, or refer the auto loan for repossession or other legal action.

Billing and Collection Process

To ensure notification of any address changes, HSBC Auto Finance generally sends each obligor a monthly statement. In limited instances HSBC Auto Finance may use payment coupon books. All auto loan payments are directed to a lock-box. Payments are retrieved and processed on a daily basis and the entire amount received is deposited into an HSBC Auto Finance account at an affiliated bank. Payment data is electronically transferred to HSBC Auto Finance daily for posting to computerized records.

HSBC Auto Finance’s collection process aims to monitor auto loans closely and maintain frequent contact with obligors. As part of this process, HSBC Auto Finance makes early, frequent contact with delinquent obligors in an attempt to identify the underlying causes of an obligor’s delinquency and to make an early collection risk assessment.

HSBC Auto Finance maintains a collection software package with customized features designed for high-intensity collection operations. The package includes a high-penetration autodialer, which HSBC Auto Finance uses to contact each obligor whose account becomes past due. In addition to telephonic contact, HSBC Auto Finance also sends past due notices to obligors at different times in the delinquency cycle. In some cases, with appropriate consents, HSBC Auto Finance uses an automated funds transfer program to facilitate a quick collection of an obligor’s payment. HSBC Auto Finance believes that these proactive steps in the collection process reduce its repossession rates and loss levels.

Repossession and Charge-off

HSBC Finance requires a financed vehicle to be repossessed when the collateral is at risk or the obligor exhibits an inability to make the required payments. HSBC Auto Finance makes these judgments based upon discussions with obligors, the ability or inability to locate the obligors and/or the vehicles, the receipt of notices of liens and other information. HSBC Auto Finance uses independent, licensed (where required by state law) and bonded repossession agencies to repossess vehicles as well as the services of an agency that traces skips (which are situations where neither the obligor nor the vehicle can be located) to assist them in locating vehicles. When a vehicle is repossessed and the obligor does not redeem the vehicle pursuant to state law, it generally is sold through a private or public auction within 60 days of repossession. HSBC Auto Finance generally sells its deficiency balances to third parties, but it may also use its own staff, or outside collection agencies that share in any recoveries, to pursue recoveries of deficiency balances. If HSBC Auto Finance has reason to believe that a dealer violated any representations or warranties made to it or another originator on a defaulted auto loan, it may pursue legal and equitable remedies against the dealer.

HSBC Finance expects that a charge-off will be incurred whenever a financed vehicle is repossessed. Under HSBC Finance’s current policies, unless a determination is made to charge-off an auto loan earlier, the principal balance of an auto loan in excess of the estimated net realizable value (or actual realized value in the case of a sold financed vehicle) is charged-off no later than the end of the month in which the earliest of the following occurs:

•        when an auto loan becomes 150 days contractually delinquent (210 days for a bankruptcy);

•        90 days after the financed vehicle has been repossessed if it remains unsold; and

•        the date the repossessed financed vehicle is sold.

Any recoveries received subsequent to the auto loan being charged-off, including amounts received upon repossession and auction sale of the vehicle, from the obligor’s insurance policies or service contracts, from dealers under a breach of the dealer agreements or from deficiency balances recovered from obligors, are treated as loss adjustments in the period when these recoveries are received.

Payment Terms of the Auto Loans

Each auto loan provides for the allocation of payments according to the simple interest method, the actuarial method or the “Rule of 78’s” method. The scheduled payment on each auto loan is a fixed level payment that will pay off the full amount over its term assuming the obligor makes no early or late payments.

Payments on loans for which interest is applied pursuant to the simple interest method will be applied first to interest and fees accrued through the date immediately before the date of payment and then to unpaid principal, unless a different application is required by applicable law or the terms of the auto loan. Accordingly, if an obligor makes a payment before its due date, the portion of the payment applied to interest will be less than if the payment had been made on the due date. As a result, the portion of the payment applied to reduce the principal balance will be correspondingly greater, and the principal balance will pay down more rapidly than scheduled. Conversely, if an obligor pays an installment after its due date, the portion of the payment applied to interest will be greater than if the payment had been made on the due date. As a result, the portion of the payment applied to reduce the principal balance will be correspondingly less, and the principal balance will pay down more slowly than scheduled. In this case, a larger portion of the principal balance will be due on the final scheduled payment date.

The actuarial method provides for principal reduction of the loan over a series of fixed level monthly installments. Each scheduled payment is deemed to consist of an amount of interest equal to 1/12 of the stated annual percentage rate of interest, commonly known as annual percentage rate or APR, of the loan multiplied by the scheduled principal balance of the auto loan and an amount of principal equal to the remainder of the scheduled payment. No adjustment is made in the event of early or late payments, although in the case of late payments, the obligor may be subject to a late charge.

The Rule of 78’s method provides for fixed level monthly payments that will amortize the full amount of the auto loan over its term. Under the Rule of 78’s method, the portion of each payment allocable to interest is higher during the early months of the term of a contract and lower during later months than that under a constant yield method for allocating payments between interest and principal. In the case of late payments, the obligor may be subject to a late charge.

Among other things, the auto loan must be fully amortizing, provide for level payments over the term of the auto loan, grant a first priority security interest in the financed vehicle to the originator or an alliance relationship, prohibit the sale or transfer of the financed vehicle without the originator’s consent, and allow for acceleration of maturity of the auto loan if the vehicle is sold or transferred without this consent. The portions of payments on an auto loan allocable to principal and interest are, for payoff and deficiency purposes, determined in accordance with the law of the state in which the auto loan was originated.

Insurance

HSBC Auto Finance requires all obligors to obtain or provide evidence at origination that they carry current comprehensive and collision insurance. Through an unaffiliated vendor, the subservicer tracks the insurance status of each auto loan. Although it has the right, the subservicer rarely repossesses a vehicle as a result of being uninsured. The subservicer may, in accordance with the servicer’s standard and customary servicing procedures and the terms of the auto loan, purchase insurance on behalf of an obligor and collect the amount of the premium from the obligor. The scheduled payment due on an auto loan for which the subservicer has purchased insurance coverage will be increased to include the amount of the monthly premium, as discussed under “Description of the Trust Documents—Lender-Placed Insurance” in this prospectus.

Use of Proceeds

The depositor will use the net proceeds from the sale of the securities to purchase the auto loans from the originators. The originators will use the proceeds for general corporate purposes, including:

•        the origination or acquisition of additional auto loans;

•        repayment of indebtedness; and

•        general working capital.

The originators may make additional sales of auto loans to the depositor from time to time, which the depositor will in turn convey to the issuing entity, but the timing and amount of any additional transfers will be dependent upon a number of factors, including:

•        the volume of auto loans the originators originate or acquire;

•        prevailing interest rates;

•        availability of funds; and

•        general market conditions.

Description of the Securities

The securities will be issued in series. The following summaries describe the material provisions common to the securities. A more detailed description of the securities of each series will appear in the prospectus supplement.

The securities may be offered in the form of certificates representing beneficial ownership interests in the auto loans held by the issuing entity or in the form of notes representing debt secured by the auto loans held by the issuing entity. All of the securities will be rated in one of the four highest rating categories by one or more rating agencies.

Each series or class of securities may have a different rate of interest, which may be fixed or adjustable. The prospectus supplement will specify the interest rate, or the initial interest rate and the method for determining subsequent changes to the interest rate, for each series or class of securities.

A series may include one or more classes of interest only or principal only securities. In addition, a series may include two or more classes that differ as to timing, sequential order, priority of payment, interest rate or amount of distributions of principal, interest or both. Distributions of principal, interest or both on any class may be made upon the occurrence of specified events, in accordance with a schedule or formula, or on the basis of collections from designated assets of the issuing entity. A series may include one or more classes of securities as to which accrued interest will not be distributed, but rather will be added to the principal or notional balance of the security on each payment date.

A series of securities may include one or more classes of securities that are senior to one or more classes of subordinate securities in respect of distributions of principal, interest or both, or allocations of losses on the auto loans.

The issuing entity may also enter into derivative arrangements for any series or any class of securities. A derivative arrangement may include a guaranteed rate agreement, a maturity liquidity facility, a tax protection agreement, an interest rate cap or floor agreement, an interest rate or a currency swap agreement.

Each issuing entity may also issue classes of subordinated equity securities, including residual interests, which will represent the right to receive the proceeds of the issuing entity property after all required payments have been made to the holders of all of the senior and subordinate notes or certificates issued by the issuing entity, and following any required deposits to any reserve account that may be established for the benefit of the holders of the notes or certificates. These subordinated classes may constitute what are commonly referred to as the residual interest, depositor’s interest or the general partnership interest, depending upon the treatment of the issuing entity for federal income tax purposes. These subordinated classes generally will not have principal and interest components. Any losses suffered by the issuing entity will first be absorbed by the residual class of securities, or as described in the prospectus supplement.

The prospectus supplement relating to a series of securities will describe the following specific terms of that series:

•        the aggregate principal amount, interest rate and authorized denominations of each class of securities;

•        a statistical profile of the auto loans backing that series;

•        the terms of any credit enhancement for that series;

•        the terms of any derivative arrangement for that series, or a class of the series;

•        a description of other material assets in the issuing entity, including any reserve fund;

•        the final scheduled distribution date of each class of securities;

•        the method used to calculate the rate at which interest on each class of securities will accrue, the time period during which interest on each class of securities will accrue, the order of priority of the application of interest to the respective classes and the manner of distribution of interest among each class of securities;

•        the method to be used to calculate the amount of principal required to be applied to each class of securities of each series on each payment date, the timing of the application of principal and the order of priority of the application of principal to the respective classes of securities;

•        additional information about the plan of distribution of the securities; and

•        the federal income tax characterization of the securities.

General Payment Terms of Securities

Securityholders will be entitled to receive payments on their securities on specified payment dates. Payment dates will occur monthly, quarterly or semi-annually, as described in the prospectus supplement.

The prospectus supplement will describe a record date for each payment date as of which the trustee or its paying agent will fix the identity of the securityholders for the purpose of receiving payments on that payment date. The prospectus supplement and the trust documents will describe a period, referred to as the collection period, prior to each payment date. Prior to each payment date, the servicer will remit to the administrator a sufficient amount of principal and interest collected on the auto loans during the related collection period for the administrator to distribute required payments to securityholders on that payment date.

None of the securities or the auto loans will be guaranteed or insured by any governmental agency or instrumentality, the depositor, the servicer, the originators, the trustee, or any of their respective affiliates.

Payment Date Distributions

On each payment date, distributions of principal and interest or, where applicable, of principal only or interest only, on each class of securities will be made by the trustee, or a paying agent appointed by the trustee, to the persons who are registered as securityholders at the close of business on the record date. Interest that accrues and is not payable on a class of securities may be added to the principal balance of each security of the class. Distributions will be made in immediately available funds, by wire transfer or otherwise, to the account of a securityholder. If the securityholder has notified the trustee or the paying agent, as the case may be, and the trust documents so provide, payment may be in the form of a check mailed to the address of the person entitled thereto as it appears on the register. The final payment distribution upon retirement of the securities will be made only upon presentation and surrender of the securities at the office or agency of the trustee specified in the notice to securityholders of the final distribution.

Determination of Principal and Interest on the Securities

The method of determining, and the amount of, distributions of principal and interest or, principal only or interest only, on a particular series of securities will be described in the prospectus supplement. Each class of securities, except for principal only securities, may bear interest at a different interest rate. Interest on the securities will be calculated either on the basis of a 360-day year consisting of twelve 30-day months, on the basis of the actual number of days in the interest period over 360, or on the basis of the actual number of days in the interest period over 365 or 366, as the case may be.

On each payment date, the administrator will distribute to each securityholder an amount equal to the percentage interest represented by the security held by the holder multiplied by the total amount to be distributed on that payment date on account of that class of securities.

For a series of securities that includes two or more classes, the timing, sequential order, priority of payment, amount of distributions in respect of principal, any schedule or formula or other provisions applicable to the determination of distributions among multiple classes of senior securities or subordinate securities will be described in the prospectus supplement.

Prior to each payment date, the servicer will determine the amounts of principal and interest that will be due to securityholders on that payment date and will advise the administrator of such amounts, and will also notify the trustee if there is a credit enhancement provider for the series. If the amount then available to the trustee is insufficient to cover the amount due to securityholders, the trustee will be required to notify the credit enhancement provider, if there is one for that series, and the credit enhancement provider will be required, subject to the terms of the related credit enhancement agreement, to fund the deficiency.

Soft Bullets

Since the auto loan pools that will back the securities will generate principal collections in each period, and will have unpredictable amortization rates, the securities will generally not be structured as “bullet” maturities similar to corporate debt, meaning a debt security that pays interest in all periods but principal only in a single payment at maturity.

However, an issuing entity may enter into maturity or liquidity arrangements that result in a security not unlike “bullet maturity” corporate debt. These securities, commonly known as soft bullets, typically have interest payments due in all periods and a single principal payment due on a specified date, but the payment of that principal on that date may be dependent on the issuing entity’s ability at the time to issue refunding debt, or to access the maturity liquidity arrangements. If the refunding debt cannot be issued, or if the maturity liquidity arrangements cannot be accessed, the securities will then begin to amortize in each period until final maturity.

To refund the debt, one or more classes of variable pay term notes may be issued. Variable pay term notes are notes that are issued publicly or privately by any issuing entity to pay in full or in part another security issued by that issuing entity.

Fixed Rate Securities

Each class of securities may bear interest at an annual fixed rate or at a variable or adjustable rate per annum, as more fully described below and in the prospectus supplement. Each class of fixed rate securities will bear interest at the applicable interest rate specified in the prospectus supplement.

Floating Rate Securities

Each class of floating rate securities will bear interest for each related interest period at a rate per annum determined by reference to an interest rate index, commonly known as the base rate, plus or minus a spread, if any, or multiplied by a spread multiplier, in each case as specified in the prospectus supplement. The spread is the percentage above or below the base rate at which interest will be calculated and the spread multiplier is the percentage applicable to such class.

The prospectus supplement will designate a base rate for a given floating rate security based on the London interbank offered rate, commonly referred to as LIBOR, eurodollar synthetic forward rates, commercial paper rates, federal funds rates, U.S. Government treasury securities rates or negotiable certificates of deposit rates.

As specified in the prospectus supplement, floating rate securities may also have either or both of the following features, in each case expressed as an annual rate: (1) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period, which may be an available funds cap rate and (2) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period. The interest rate on either type of security will not be higher than the maximum rate permitted by applicable law.

Each issuing entity will appoint the administrator to calculate interest rates on each class of floating rate securities. All determinations of interest by the administrator will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of floating rate securities of a given class.

The issuing entity may also include a derivative arrangement for any series or any class of securities. A derivative arrangement may include a guaranteed rate agreement, a maturity liquidity facility, a tax protection agreement, an interest cap or floor agreement, an interest rate or currency swap agreement.

Scheduled Amortization Securities; Companion Securities

The securities may include one or more classes of scheduled amortization securities and companion securities. Scheduled amortization securities are securities for which payments of principal are to be made in specified amounts on specified payment dates, to the extent of funds being available on that payment date. Companion securities are securities which receive payments of all or a portion of any funds available on a given payment date that are in excess of amounts required to be applied to payments on scheduled amortization securities on such payment date. Because of the manner of application of payments of principal to companion securities, the weighted average lives of companion securities of a series may be expected to be more sensitive to the actual rate of prepayments on the auto loans in the related issuing entity than will the scheduled amortization securities of that series.

Maturity and Prepayment Considerations

The weighted average life of the securities will be influenced by the rate at which the principal of the auto loans backing those securities is paid. Payment on the auto loans may be in the form of scheduled payments or prepayments.

Prepayments will shorten the weighted average life of the securities. The rate of prepayments on the auto loans may be influenced by a variety of economic, financial and other factors. In addition, under various circumstances, the depositor or servicer will be obligated to acquire auto loans from the issuing entity as a result of breaches of representations and warranties, and the servicer is obliged to purchase auto loans as a result of certain extensions of the maturity dates thereof in accordance with the servicer’s account management policies. Securityholders will bear any reinvestment risks resulting from a faster or slower rate of principal repayment on the securities.

Each prospectus supplement will set forth additional information about the maturity and prepayment considerations applicable to a particular pool of auto loans and series of securities.

Yield Considerations

The yield to maturity of a security will depend on the price paid, its interest rate and the rate of payment of principal on the security, or on its notional amount if the security is not entitled to payments of principal, as well as other factors.

A class of securities may be entitled to variable payments of interest at a rate not in excess of a specified maximum interest rate, commonly referred to as an available funds cap, that is calculated based on the weighted average APR of the auto loan pool minus any interest strips retained by the depositor and all issuing entity fees, if specified in the prospectus supplement, or at another maximum interest rate described in the prospectus supplement.

The yield to maturity of the securities may be adversely affected by a higher or lower than anticipated rate of prepayments on the auto loans. If you purchase a security at a premium based on your expectations as to its maturity or weighted average life, and the security pays principal more quickly than you expected, your yield will be reduced and you may not recover the premium you paid. In addition, if you purchase a security at a discount based on your expectations as to its maturity or weighted average life, and the security pays principal more slowly than you expected, your yield will be lower than you anticipated.

The yield on the securities also will be affected by liquidations of auto loans following obligors’ defaults, receipt of proceeds from credit life, credit disability or casualty insurance policies and by repurchases of auto loans in the event of breaches of representations or certain extensions. The yield to maturity on some types of securities, including interest only and principal only securities, and securities in a series including more than one class, may be relatively more sensitive to the rate of prepayment on the auto loans than other classes of securities. In addition, certain features of a series, including overcollateralization features that result in accelerated principal payments, may result in faster repayment of the notes.

The timing of changes in the rate of principal payments on or repurchases of the auto loans may significantly affect an investor’s actual yield to maturity, even if the average rate of principal payments experienced over time is consistent with an investor’s expectations. As a result, the effect on an investor’s yield of principal payments and repurchases occurring at a rate higher, or lower, than the rate anticipated by the investor during the period immediately following the issuance of a series of securities would not be fully offset by a subsequent like reduction or increase in the rate of principal payments.

Book-Entry Registration

The securities are sometimes referred to in this prospectus as book-entry securities. No person acquiring an interest in book-entry securities will be entitled to receive a definitive security representing an obligation of the issuing entity, except under the limited circumstances described in this prospectus. Beneficial owners may elect to hold their interests through the Depository Trust Company, commonly known as DTC, in the United States, or Clearstream Banking, société anonyme (formerly Cedelbank), commonly known as Clearstream, Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, commonly known as Euroclear, in Europe. Transfers within DTC, Clearstream, Luxembourg or Euroclear, as the case may be, will be in accordance with the usual rules and operating procedures of that system. So long as the securities are book-entry securities, they will be evidenced by one or more securities registered in the name of Cede & Co., which will be the holder of those securities, as the nominee of DTC or one of the relevant depositaries. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and counterparties holding directly or indirectly through Clearstream, Luxembourg or Euroclear, on the other, will be effected in DTC through JPMorgan Chase Bank, the relevant depositories of Clearstream, Luxembourg or Euroclear, respectively, and each participating member of DTC. The securities will initially be registered in the name of Cede & Co. The interests of the holders of those securities will be represented by book-entries on the records of DTC and participating members thereof. All references in this prospectus to any securities reflect the rights of beneficial owners only as those rights may be exercised through DTC and its participating organizations for so long as those securities are held by DTC.

The beneficial owners of securities may elect to hold their securities through DTC in the United States, or Clearstream, Luxembourg or Euroclear if they are participants in these systems, or indirectly through organizations which are participants in these systems. Book-entry securities will be issued in one or more securities per class of securities that, in the aggregate, equal the outstanding principal balance of the related class of securities and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC. JPMorgan Chase Bank will act as depositary for Clearstream, Luxembourg and Morgan Guaranty Trust Company of New York will act as depositary for Euroclear. Investors may hold beneficial interests in the book-entry securities in minimum denominations representing principal amounts of $1,000. Except as described below, no beneficial owner will be entitled to receive a physical or definitive security representing that security. Unless and until definitive securities are issued, it is anticipated that the only holder of the securities will be Cede & Co., as nominee of DTC. Beneficial owners will not be “holders”, “noteholders” or “certificateholders”, as the case may be, as those terms are used in the trust documents. Beneficial owners are only permitted to exercise their rights indirectly through participants and DTC.

The beneficial owner’s ownership of a book-entry security will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary that maintains the beneficial owner’s account for that purpose. In turn, the financial intermediary’s ownership of such book-entry security will be recorded on the records of DTC or on the records of a participating firm that acts as agent for the financial intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner’s financial intermediary is not a DTC participant and on the records of Clearstream or Euroclear, as appropriate.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York UCC and a “clearing agency” registered pursuant to section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of securities. Participants include securities brokers and dealers, including underwriters, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of book-entry securities, such as the securities, among participants on whose behalf it acts with respect to the book-entry securities and to receive and transmit distributions of principal of and interest on the book-entry securities. Participants and indirect participants with which beneficial owners have accounts with respect to book-entry securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective beneficial owners.

Beneficial owners that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, book-entry securities may do so only through participants and indirect participants. In addition, beneficial owners will receive all distributions of principal and interest from the trustee, or a paying agent on behalf of the trustee, through DTC participants. DTC will forward these distributions to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the trustee, the servicer or any paying agent as holders of the securities, and beneficial owners will be permitted to exercise the rights of the holders of the securities only indirectly through DTC and its participants.

Because of time zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in the securities settled during that processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg participant or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Transfers between participants will conform with DTC rules. Transfers between Clearstream, Luxembourg participants and Euroclear participants will conform with their respective rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to the European depositaries.

Clearstream, Luxembourg was incorporated in 1970 as Cedel S.A., a company with limited liability under Luxembourg law (a société anonyme). Cedel S.A. subsequently changed its name to Cedelbank. On January 10, 2000, Cedelbank’s parent company, Cedel International, société anonyme, merged its clearing, settlement and custody business with that of Deutsche Börse Clearing AG.

Clearstream, Luxembourg holds securities for its participant organizations and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of securities. Transactions may be settled in Clearstream, Luxembourg in any of 36 currencies, including United States dollars. Clearstream, Luxembourg provides, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg deals with domestic markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg was registered as a bank in Luxembourg, and as such, is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers, and banks. Currently Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Morgan Guaranty Trust Company of New York as the operator of the Euroclear System in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating both the need for physical movement of securities and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 37 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear Clearance. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is the Belgian branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions on book-entry securities will be made on each distribution date by the trustee to Cede & Co., as nominee of DTC. DTC will be responsible for crediting the amount of those payments to the accounts of the applicable DTC participants in accordance with DTC’s normal procedures. Each DTC participant will be responsible for disbursing payments to the beneficial owners of the book-entry securities that it represents and to each financial intermediary for which it acts as agent. Each financial intermediary will be responsible for disbursing funds to the beneficial owners of the book-entry securities that it represents.

Under a book-entry format, beneficial owners of book-entry securities may experience some delay in their receipt of payments, since those payments will be forwarded by the trustee to Cede & Co., as nominee of DTC. Distributions with respect to securities held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg participants or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by the relevant depositary. These distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Because DTC can only act on behalf of financial intermediaries, the ability of a beneficial owner to pledge book-entry securities to persons or entities that do not participate in the DTC system, or otherwise take actions on those book-entry securities, may be limited due to the lack of physical securities for such book-entry securities. In addition, issuance of book-entry securities may reduce the liquidity of such securities in the secondary market since certain potential investors may be unwilling to purchase securities for which they cannot obtain physical securities.

Monthly and annual reports on the issuing entity provided by the trustee to Cede & Co., as nominee of DTC, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting DTC, and to the financial intermediaries to whose DTC accounts the book-entry securities of the beneficial owners are credited.

DTC has advised the depositor and the servicer that it will take any action permitted to be taken by a holder of the securities under the trust documents only at the direction of one or more participants to whose accounts with DTC the book-entry securities are credited. Additionally, DTC has advised the depositor that it will take such actions with respect to specified percentages of voting rights only at the direction of and on behalf of participants whose holdings of book-entry securities evidence such specified percentages of voting rights. DTC may take conflicting actions with respect to percentages of voting rights to the extent that participants whose holdings of book-entry securities evidence such percentages of voting rights authorize divergent action.

None of the issuing entity, the depositor, the servicer, the administrator, any insurer or the trustee will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the book-entry securities held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Definitive Securities

The securities, which will be issued initially as book-entry securities, will be converted to fully registered, certificated form, commonly called definitive securities, and reissued to beneficial owners or their nominees, rather than to DTC or its nominee, only if:

•        DTC or the servicer advises the trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to book-entry securities and DTC or the servicer is unable to locate a qualified successor; or

•       the servicer, at its option, advises the trustee that it elects to terminate the book-entry system through DTC.

If either event described in the preceding paragraph occurs, DTC will be required to notify all participants of the availability through DTC of definitive securities. Upon delivery of definitive securities, the trustee will reissue book-entry securities as definitive securities to beneficial owners. Distributions of principal of, and interest on, the securities will thereafter be made by the trustee, or a paying agent on behalf of the trustee, directly to holders of definitive securities in accordance with the procedures set forth in the trust documents.

Definitive securities will be transferable and exchangeable at the offices of the trustee or the registrar. No service charge will be imposed for any registration of transfer or exchange, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Credit and Cash Flow Enhancements

The amounts and types of credit enhancement arrangements, if any, and the credit enhancement provider, if any, for each class of securities will be detailed in the prospectus supplement. Credit enhancement may be in the form of one or more of the following:

•       the use of excess interest, which is the excess of the amount of interest paid by obligors on the auto loans each month over the amount of interest on the securities required to be paid each month by the issuing entity, to pay the servicing fee, to cover losses and/or to distribute as principal payments on certain classes of securities to create overcollateralization;

•  the use of overcollateralization, which results from the excess of the aggregate principal balance of the auto loans over the aggregate principal amount of the securities and provides credit support for the securities;

•       subordination of one or more classes of securities, which is a structural feature where a class of securities that is lower in priority of payment provides credit support to those classes of securities having higher priority of payment relative to that class;

•       the use of a reserve account, which is a cash account from which amounts can be withdrawn on any payment date to cover any shortfalls that result when available funds are insufficient to cover certain fees and expenses of the issuing entity, including interest payments and certain principal payments on the securities;

•       the use of a financial guaranty insurance policy, which is a policy issued by a financial guaranty insurer for the benefit of securityholders that will unconditionally and irrevocably guarantee the payments of interest and certain payments of principal due on the securities during the term of the financial guaranty insurance policy;

•       guarantees or credit facilities, which are facilities set up by a credit provider as a source of funds to make payments on the securities;

•       letters of credit, which are letters issued by a credit provider committing to make payments on the securities, up to a stated amount, if the issuing entity is unable to do so;

•       interest rate swaps, which are arrangements under which the issuing entity makes fixed or floating payments on a monthly or quarterly basis to a swap counterparty and receives fixed or floating rate payments based on LIBOR;

•       interest rate caps, which are arrangements under which the issuing entity makes an upfront payment to a swap counterparty and receives a payment on a monthly or quarterly basis to the extent LIBOR exceeds a stated, or capped, amount; and

•  yield supplement accounts, which are arrangements under which an account is established to supplement payments to securityholders in respect of auto loans that have APRs below a required minimum.

Any credit enhancement that constitutes a guarantee of the applicable securities will be registered under the Securities Act of 1933, as amended, pursuant to a separate registration statement, unless exempt from registration under the Securities Act of 1933, as amended.

Credit enhancement may cover one or more classes of a series of securities. Credit enhancement for any class or series of securities is intended to enhance the likelihood that securityholders of that class or series will receive the full amount of principal and interest due and to decrease the likelihood that the securityholders will experience a loss on their investment in the securities. Credit enhancement for a series of securities or a class of that series will not provide protection against all risks of loss and will not guarantee repayment of the entire principal balance and interest. If losses occur in excess of the amount covered by any credit enhancement or that are not covered by any credit enhancement, securityholders will bear their allocable share of deficiencies. In addition, if a form of credit enhancement covers more than one series of securities, securityholders of those series will be subject to the risk that the credit enhancement will be exhausted by the claims of securityholders of other series.

Pre-Funding Feature

The prospectus supplement with respect to a series of securities may provide for a pre-funding feature, under which the issuing entity will commit to purchase additional auto loans from the depositor following the date on which the issuing entity issues the securities. This pre-funding period will not exceed twelve months from the date on which the issuing entity issues securities. Under each pre-funding feature, any subsequent auto loans transferred to the issuing entity will conform to the requirements and conditions in the related trust documents, including the eligibility criteria contained therein. If a pre-funding feature is utilized in connection with the issuance of a series of securities, the administrator will establish a pre-funding account in the name of the administrator for the benefit of the securityholders. The pre-funded amount, which may equal up to 50% of the net proceeds received from the sale of the securities, will be deposited into the pre-funding account on the related closing date and thereafter funds will be released on one or more occasions during the pre-funding period to purchase subsequent auto loans from the depositor.

During the pre-funding period, the monies deposited to the pre-funding account will either:

•        be held uninvested; or

•        be invested in cash-equivalent investments rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization.

If funds remain in the pre-funding account at the end of the pre-funding period, those funds will be applied to prepay the securities in the manner set forth in the applicable prospectus supplement. Information regarding the subsequent auto loans will be included in a Current Report filed by the issuing entity on Form 8-K with the Securities and Exchange Commission pursuant to the Exchange Act.

If a pre-funding feature is used, on the closing date for the series the issuing entity will deposit funds to an account designated as the capitalized interest account in an amount designed to cover any shortfall in amounts required to pay interest on the securities as a result of the fact that during the pre-funding period amounts in the pre-funding account will earn less income than the interest accrued on corresponding principal balance of securities. Amounts on deposit in the capitalized interest account will be applied to payment of the securities on the payment dates during the pre-funding period and on the payment date immediately following the end of the pre-funding period.

The utilization of a pre-funding feature for a series of securities is intended to improve the efficiency of the issuance of the securities and the sale of the auto loans to the related issuing entity through the incremental delivery of auto loans on the closing date and during a specified period following the closing date for that series of securities. Pre-funding features allow for a more even accumulation of the auto loans by the depositor and the originators, and the issuance of a larger principal amount of securities than would be the case without a pre-funding feature.

The underwriting criteria employed by the originators may change from time to time in response to market movements, portfolio performance and other factors. Accordingly, the subsequent auto loans may be originated using credit criteria different from the criteria applied to the initial auto loans disclosed in the applicable prospectus supplement and may be of a different credit quality and seasoning. The credit quality of the subsequent auto loans may vary as a result of increases or decreases in the credit quality of the related obligors, which could impact the performance of the overall pool of auto loans. The portfolio of initial auto loans may also be subject to greater seasoning than the subsequent auto loans due to the length of time elapsed from the dates of origination of those auto loans and the sale of those auto loans to the related issuing entity. Each subsequent auto loan must satisfy the auto loan eligibility criteria specified for each auto loan in the pool. Nevertheless, following the transfer of subsequent auto loans to the applicable issuing entity, the characteristics of the entire pool of auto loans included in the Trust Estate may vary from those of the auto loans initially transferred to the issuing entity in certain respects, including distributions by location, remaining principal balance, APR, FICO, remaining term and new and used financed vehicles.

Description of the Trust Documents

Each series of securities will be issued under one or more trust documents, which term refers to the trust agreement, receivables purchase agreements, sale and servicing agreement, indenture and series supplement, as applicable, that will establish the issuing entity, transfer the auto loans, provide for the servicing of the auto loans and issue the securities. The following paragraphs describe the material provisions common to the trust documents. A more detailed discussion of the trust documents governing your specific series will appear in the prospectus supplement.

Sale of Auto Loans to the Depositor

Each originator will sell to the depositor all its right, title and interest in and to the auto loans. The purchase price for the auto loans will be not less than the principal amount of the auto loans as of the specified purchase date, plus (or minus) the present value of the anticipated excess spread discounted to account for uncertainty in the future performance of the auto loans.

Each originator will indicate in its computer files that the auto loans have been sold to the depositor and that the auto loans have been further transferred and assigned by the depositor to the issuing entity. In addition, each originator will provide to the depositor a computer file or a microfiche list containing a true and complete list showing each auto loan, identified by account number and by total outstanding balance on the date the auto loans were sold to the depositor. In its capacity as subservicer, the subservicer (directly or through an agent) will retain possession of the records and agreements relating to the auto loans. The records and agreements will not be segregated by the subservicer from other documents and agreements relating to other auto loans and will not be stamped or marked to reflect the sale or transfer of the auto loans to the depositor. Each of the originators and the depositor will file UCC financing statements meeting the requirements of applicable state law in each of the jurisdictions in which a filing is required to perfect the transfer of the auto loans and the security interests in the financed vehicles.

Transfer and Assignment of Auto Loans by the Depositor to the Issuing Entity

On the closing date for a series, the depositor will transfer and assign to the issuing entity, without recourse, its entire interest in the auto loans, including its security interests in the financed vehicles. Each of these auto loans will be identified in a schedule of auto loans delivered to the trustee. The net proceeds received from the sale of the securities will be used by the issuing entity to purchase the auto loans from the depositor and, if applicable, to deposit the pre-funded amount into the pre-funding account and any required amounts in the capitalized interest account. The prospectus supplement for a series of securities will specify whether, and the terms, conditions and manner under which, subsequent auto loans for the series will be sold by the depositor to the applicable issuing entity from time to time during any pre-funding period.

Representations and Warranties of the Depositor; Repurchase Obligation

If the depositor breaches the representations and warranties relating to the auto loans and the financed vehicles in a manner that materially and adversely affects any auto loan or the interests of the securityholders or the interests of the trustee or a credit enhancement provider, the depositor will be obligated to repurchase, or cause the appropriate originator or the sponsor to purchase, the auto loans from the issuing entity unless the breach is cured on or before the last day of the second calendar month (or, if the depositor so elects, the first calendar month, or with respect to any exceptions appearing on any exceptions report delivered by any applicable indenture trustee, the first calendar month) following the discovery of the breach by the depositor or notice to the depositor of the breach (or such longer period, not in excess of 120 days, as may be agreed upon by any applicable indenture trustee and the servicer).

The representations and warranties made by the depositor under the trust documents state that each auto loan:

•        was originated directly by an originator or by a properly licensed dealer or alliance relationship in the ordinary course of business;

•        the originator, dealer or alliance relationship, as applicable, had all necessary licenses and permits to originate auto loans in the state where the originator, dealer or alliance relationship, as applicable, was located;

•        contains customary and enforceable terms;

•        is fully amortizing with level monthly payments;

•        was originated without fraud or material misrepresentation on the part of the subservicer or other originator, the dealer, if any, or the obligor;

•        was originated in material compliance with all applicable laws and regulations relating to the auto loans and all applicable laws and regulations were complied with in writing any insurance policies with respect thereto, and the auto loan and any insurance policies continue to be in compliance with applicable laws and regulations;

•        was originated in, and the obligor, at the time of origination, was a resident of, the United States and complied at the time of purchase with the subservicer’s (or other originator’s) then current underwriting and funding policies;

•        is a valid, legal and binding obligation of the obligor, enforceable in accordance with its terms subject to exceptions for bankruptcy, insolvency or the Servicemembers’ Civil Relief Act;

•        is not with an obligor who has been identified by the subservicer as being the subject of a current bankruptcy proceeding;

•        is not due from any governmental body;

•        meets the statistical characteristics specified in the prospectus supplement;

•        has had no funds advanced by any party to maintain the auto loan as current and no term has been modified or waived;

•        is an auto loan as to which the information on the schedule of auto loans provided to the trustee is true and correct in all material respects;

•        is an auto loan as to which the subservicer’s and the servicer’s records reflect the successive assignments or pledge from the originator to the depositor, from the depositor to the issuing entity and, if applicable, by the issuing entity to the trustee;

•        will be accurately reflected in any list of auto loans provided by the subservicer;

•        constitutes chattel paper under the UCC;

•        is documented by only one original executed contract or agreement;

•        is an auto loan as to which the loan file contains the executed original auto loan documentation, evidence of physical damage insurance coverage, the original lien certificate naming the originator, its predecessor or affiliate, or an alliance relationship as first lienholder, or an application for such a lien certificate, and an original credit application;

•        has not been satisfied, subordinated or rescinded and the financed vehicle has not been released from the lien;

•        was not originated in, or subject to laws of a jurisdiction, the laws of which make it unlawful, void or voidable to sell, transfer or assign auto loans and the auto loan is not subject to any agreement restricting or conditioning the assignment;

•        has not been sold, transferred, assigned or pledged other than as described in this prospectus and no other person holds any right to receive any proceeds on the auto loan, any insurance policies or dealer agreement;

•        creates a valid, binding and enforceable first priority security interest in favor of the originator in the financed vehicle; the security interest is prior to all other liens and security interests other than those for taxes, labor or materials affecting a vehicle and as to which no prior liens exist;

•        as to which all filings required to give the trustee a first priority perfected lien on, or ownership interest in, the auto loans and the proceeds have been made;

•        as to which the originator, or any predecessor or affiliate, has not conveyed any interest thereto to any person that would impair the rights of the trustee thereto;

•        is not assumable by any person in a way which would release the obligor from its obligations;

•        is not subject to rescission, set off, counterclaim or defense and as to which no right has been asserted or threatened with respect thereto;

•        is an auto loan as to which no event has occurred permitting acceleration and no condition exists or event has occurred and is continuing that with notice, lapse of time or both would constitute a default, breach, violation or event permitting acceleration (other than payment delinquencies of not more than 30 days), nor any waiver of a default, breach, violation or other event permitting acceleration, and as to which the financed vehicle has not been repossessed;

•        at the time of origination was covered by comprehensive, collision, loss and damage insurance naming the originator, its successors and assigns as loss payee;

•        is an auto loan as to which the lien certificate names, or will name, the originator, its predecessor or affiliate, or an alliance relationship as the original secured party and all required filings and recordings required to name that entity as the original secured party have been made; and

•        is an auto loan as to which no selection procedures adverse to the securityholders were utilized.

Any deviations from these representations and warranties will be described in the prospectus supplement.

In addition to the covenant that it will maintain a perfected security interest in the financed vehicles, the servicer will covenant in the trust documents that it:

•        will do nothing to impair the rights of the issuing entity or securityholders in the auto loans, the dealer agreements, the trust documents, any insurance policies or any other trust asset;

•        will not amend, modify or extend payment dates on any auto loans other than as permitted by the trust documents;

•        will not create or allow to exist any lien or restriction on transfer of the auto loans except for the lien in favor of the trustee or sign or file under the UCC of any jurisdiction any financing statement or security agreement relating to the auto loans naming the originator, the servicer or any affiliate as debtor or authorizing any other filing;

•        will service the auto loans in compliance with the trust documents and in material compliance with its standard and customary procedures for servicing; and

•        will notify the trustee of any change in its principal offices and will maintain the files relating to the auto loans in the United States.

If the servicer breaches any of the foregoing covenants in a manner that materially and adversely affects the interests of the securityholders in any auto loan, the servicer will be obligated to repurchase the auto loan affected by the breach from the issuing entity unless the breach is cured on or before the last day of the second collection period (or the first collection period, if the last day of the second collection period is more than 45 days after discovery by the servicer of, or receipt by the servicer of notice of, the related breach) following the discovery by the servicer of, or receipt by the servicer of notice of, the related breach.

Payments on Auto Loans; Deposits to Collection Account

The collection account will be an eligible account that is a separate trust account established and maintained by the administrator for the benefit of the securityholders and the issuing entity. Except as otherwise described in this prospectus and subject to the investment provisions described in the following paragraphs, the servicer will cause all amounts representing collected funds to be deposited in the collection account within two business days following receipt by the servicer or the subservicer. Amounts deposited in the collection account may be invested in eligible investments maturing so that funds will be available for distribution no later than the close of business on the day prior to the payment date unless otherwise specified in the prospectus supplement.

For as long as HSBC Finance remains the servicer and either (1) maintains a commercial paper rating specified by the rating agencies or (2) provides security in the form of an irrevocable letter of credit, surety bond or other instrument satisfactory to the rating agencies, the servicer may retain, or permit the subservicer to retain, amounts representing collected funds and commingle such funds with the servicer’s other assets, including those of the subservicer, and deposit the required amount for each collection period in the collection account on or prior to each payment date. Rating agencies will be defined in the prospectus supplement for each series.

For any series of securities, funds in the collection account, any reserve account and other trust accounts, referred to collectively as the trust accounts, will be invested by the administrator in accordance with directions from the servicer in eligible investments, which are negotiable instruments or securities that evidence:

(1)       direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America;

(2)       demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of foreign banks) and subject to supervision and examination by federal or state banking or depository institution authorities; provided that, at the time of the issuing entity’s investment or a contractual commitment to invest in them, the short-term debt rating of such depository institution or trust company is satisfactory to the rating agencies;

(3)       commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of the issuing entity’s investment or a contractual commitment to invest in them, a rating satisfactory to the rating agencies;

(4)       demand deposits, time deposits or certificates of deposit which are fully insured by the FDIC having, at the time of the issuing entity’s investment in them, a rating satisfactory to the rating agencies;

(5)       bankers’ acceptances (having original maturities of no more than 365 days) issued by any depository institution or trust company described in (2) above;

(6)       money market funds having, at the time of the issuing entity’s investment in them, a rating satisfactory to the rating agencies;

(7)       time deposits (having maturities not later than the next payment date), other than those referred to in (4) above, with an entity having a credit rating satisfactory to the rating agencies;

(8)       demand notes of HSBC Finance for so long as it’s commercial paper has, at the time of the issuing entity’s investment, a commercial paper rating of not less than A-1 by S&P, P-1 by Moody’s and F1 by Fitch (or such other ratings as are acceptable to the rating agencies); and

(9)       any other investment of a type or rating that is acceptable to the rating agencies.

Each trust account will be maintained as an eligible account, which is an account that is either (1) a segregated account with a depository institution organized under the laws of the United States or any of the states that, at the time of any deposit therein, has a net worth in excess of $50,000,000 and long-term debt rating acceptable to the rating agencies or a short-term deposit obligation rating acceptable to the rating agencies, or (2) a segregated trust account with the corporate trust department of a depository organized under the laws of the United States or any one of the states, and acting as a trustee for funds deposited in the account, so long as any of the unsecured, unguaranteed senior debt securities of the depository has a long-term debt rating acceptable to the rating agencies.

The servicer will have the revocable power to withdraw funds from the collection account and to instruct the trustee and the depositor to make withdrawals and payments from the collection account for the purpose of carrying out its duties under the trust documents.

Collection and Other Servicing Procedures

The servicer will cause the subservicer to make reasonable efforts to collect all payments called for under the auto loans and will, consistent with the trust documents, employ the servicing practices referred to under the heading “Servicing of Auto Loans.” The subservicer will be required to follow the servicer’s account management policies and practices as they may be revised from time to time and described in the prospectus supplement. Consistent with the above, the subservicer or the servicer may in their discretion waive any late payment charge or any assumption or other fee or charge that may be collected in the ordinary course of servicing the auto loans.

The subservicer may arrange a schedule with an obligor for the payment of amounts due and unpaid for a period, provided that the arrangement is consistent with the servicer’s account management policies and practices for auto loans held in its portfolio. The subservicer may also arrange for the sale of the outstanding balance of an auto loan if the financed vehicle has been repossessed and sold, if such action is consistent with the servicer’s account management policies and practices for auto loans held in its portfolio.

Lender-placed Insurance

The subservicer may, in accordance with the servicer’s standard and customary servicing procedures, purchase insurance on behalf of obligors who do not provide adequate proof of insurance. The scheduled payment due on an auto loan for which the subservicer has purchased insurance coverage will be increased by the amount of the monthly premium relating to the insurance. Payments received on such auto loans will generally be applied first to interest, then to premiums for insurance purchased by the subservicer, and then to unpaid fees, principal and other amounts due from the obligor. As a result, if an obligor makes a payment that is less than the increased scheduled payment, the portion of the payment applied to reduce the principal balance will be correspondingly less, and the principal balance will pay down more slowly than scheduled. Net liquidation proceeds on such auto loans will be applied first to principal until repaid in full, and then to other amounts due from the obligor, including unpaid insurance premiums. This program is intended to reduce the incidence of uninsured losses on the auto loans.

Servicing Compensation and Payment of Expenses

As long as HSBC Finance is the servicer, it will receive, or be entitled to retain, a servicing fee after making payments on the securities and making any required deposits in the reserve account. The servicing fee will be paid monthly in arrears at the annual percentage described in the prospectus supplement on the pool balance as of the beginning of the related collection period. If HSBC Finance is no longer the servicer, the servicing fee will be paid to the successor servicer prior to any distributions on the securities and making any required deposits in the reserve account.

The servicer will pay the ongoing expenses associated with the issuing entity and the securities incurred by it in connection with its responsibilities under the trust documents, including payment of the fees and disbursements of the subservicer, the trustees and the administrator.

Evidence as to Compliance

The trust documents provide for the delivery of an annual certificate stating that the servicer has fulfilled its obligations under the sale and servicing agreement in all material respects throughout the preceding calendar year or specifying the nature and status of each failure to do so. The trust documents also provide for the delivery of an annual assessment signed by an officer of the servicer, the subservicer and certain other entities that participate in the servicing function with respect to the auto loans or the securities (each, a servicing entity) to the effect that such servicing entity has fulfilled the applicable servicing criteria set forth in the sale and servicing agreement as of and for the period ending at the end of the related fiscal year for the issuing entity, except as specified in the statement. The trust documents further provide that each servicing entity will also furnish an attestation report prepared by a registered public accounting firm on the servicing entity’s assessment of its compliance with the applicable servicing criteria as of and for the period ending at the end of the related fiscal year for the issuing entity.

For so long as an issuing entity is required to report under the Exchange Act, the servicer will file the compliance certificates, the annual assessments and the annual attestation reports with the Securities and Exchange Commission as exhibits to that issuing entity’s annual report on Form 10-K for the related fiscal year. See “Additional Information” in this prospectus.

Certain Matters Regarding the Servicer and the Depositor

The trust documents provide that the servicer may not resign from its obligations and duties, except in connection with a permitted transfer of servicing, unless:

•        those duties and obligations are no longer permissible under applicable law or are in conflict by reason of applicable law with any other activities of a type and nature presently carried on by it; or

•        upon the satisfaction of the following conditions: (1) the servicer has delivered an executed assumption agreement in form satisfactory to the trustee, assigning its obligations and duties to an entity as to which the rating agencies have confirmed that the assumption will not result in a lowering of the then current ratings of the securities, and (2) the successor meets the eligibility requirements specified in the trust document that defines the servicer’s obligations.

No resignation will become effective until the trustee or a successor servicer has assumed the servicer’s obligations and duties.

The servicer may perform any of its duties and obligations through one or more subservicers or delegates, which may be affiliates of the servicer. See “The HSBC Finance Automobile Finance Business—Servicing of Auto Loans’’ in this prospectus. Notwithstanding these arrangements, the servicer will remain liable and obligated to the issuing entity, the trustee and the securityholders for servicing the auto loans included in the assets of each issuing entity as if the servicer alone were servicing such auto loans. It is expected that, so long as HSBC Finance is the servicer, the subservicer will subservice the auto loans on its behalf.

Any corporation into which the servicer or the depositor is merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the servicer or the depositor is a party, or any corporation succeeding to the business of the servicer or the depositor shall be the successor of the servicer or the depositor under the applicable trust documents.

Servicer Termination Events

A servicer termination event under the trust document defining the servicer’s obligations will include the occurrence and continuation of any of the following:

•        any failure by the servicer to deliver to the trustee for distribution to the securityholders any required payment that continues unremedied for three business days after written notice is received by the servicer from the trustee or after discovery of the failure by a responsible officer of the servicer;

•        any failure by the servicer duly to observe or perform the covenants and agreements in the trust documents that materially and adversely affects the rights of the securityholders of a series and continues unremedied for 60 days after written notice of the failure is given;

•        events of insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings concerning the servicer or actions by the servicer indicating its insolvency, inability to pay its obligations or initiating a reorganization under bankruptcy laws; and

•        the material breach of the servicer’s material representations or warranties and the servicer’s failure to cure the breach within 60 days after notice.

Notwithstanding the foregoing, a delay in or failure of performance referred to in the first clause above, for three business days and in the second clause above, for a period of 60 days, shall not constitute a servicer termination event if the delay or failure could not be prevented by the exercise of reasonable diligence by the servicer and the delay or failure was caused by an act of God or other similar occurrence. Upon the occurrence of any such event, the servicer must provide the trustee, any credit enhancer and the depositor prompt notice of the failure or delay by it, together with a description of its efforts to so perform its obligations.

The servicer is also required to notify the indenture trustee, the administrator and the trustee promptly (but in no event later than two business days) after having obtained knowledge of a servicer termination event.

Additional servicer termination events may be applicable to a series of securities, and will be set forth in the prospectus supplement.

Rights Upon Servicer Termination Event

If a servicer termination event occurs and remains unremedied, the trustee or credit enhancer, if any, may terminate all the rights and obligations of the servicer under the trust documents, and the trustee or a successor servicer appointed by the trustee will succeed to all the responsibilities, duties and liabilities of the servicer. Any successor servicer will succeed to all the responsibilities, duties and liabilities of the servicer and will be entitled to similar compensation arrangements. There is no assurance that the succession of a successor servicer will not result in a material disruption in the performance of the duties of the servicer.

Events of Default; Rights Upon Event of Default

The events of default for a series of securities will include the following and may include such other events of default as are set forth in the prospectus supplement:

•        a default in the payment of any interest on any security when it becomes due and payable that continues for a period of five days;

•        a default in the payment of the outstanding principal balance of any class of security of that series on the scheduled maturity date for that class that continues for a period of five days;

•        the outstanding balance of the securities of that series is greater than the sum of the outstanding pool balance of the related auto loans and any amounts on deposit in the pre-funding account, if any;

•        a default in the observance or performance of any other covenant or agreement of the issuing entity made in the trust documents for that series, or any representation or warranty of the issuing entity made in the trust documents or in any certificate or other writing delivered pursuant to the trust documents proves to have been incorrect in any material respect when made and has a material adverse effect on security owners, and the default continues for a period of 60 days after notice is given to the issuing entity by the trustee or to the issuing entity and the trustee by the holders of at least 25% in principal amount of the securities of that series then outstanding, specifying the default or incorrect representation or warranty;

•        the filing of a decree or order for relief by a court having jurisdiction in respect of the issuing entity or any substantial part of the assets of the issuing entity in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the issuing entity or for any substantial part of the assets of the issuing entity, or ordering the winding-up or liquidation of the issuing entity’s affairs, which decree or order remains unstayed and in effect for a period of 60 consecutive days; or

•        the commencement by the issuing entity of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the issuing entity to the entry of an order for relief in an involuntary case, or the consent by the issuing entity to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the issuing entity or for any substantial part of the assets of the issuing entity, or the making by the issuing entity of any general assignment for the benefit of creditors, or the failure by the issuing entity generally to pay its debts as those debts become due, or the taking of any action by the issuing entity in furtherance of any of the foregoing.

If there is an event of default due to late payment or nonpayment of interest or principal on a security, interest will continue to accrue on the principal and the overdue interest at the applicable interest rate on the security until the overdue principal and interest are paid.

If an event of default for a series occurs and continues, the trustee (a) shall, at the direction of the credit enhancer, if any, of that series and (b) if there is no credit enhancer of that series or the credit enhancer of that series is in default, may in its discretion, and shall, at the direction of securityholders of that series representing at least 66 2/3% of the aggregate outstanding principal amount of the securities of that series, declare the principal of the securities of that series to be immediately due and payable. The declaration may, under some circumstances, be rescinded by the credit enhancer of that series or, if there is no credit enhancer of that series or the credit enhancer of that series is in default, by the holders of a majority of the aggregate principal amount of the securities of that series.

If the securities of a series are accelerated following an event of default, the trustee (a) shall, at the direction of the credit enhancer, if any, of that series and (b) if there is no credit enhancer of that series or the credit enhancer of that series is in default, may institute proceedings to collect amounts due or foreclose on property comprising assets of the issuing entity or exercise remedies as a secured party. If the trustee determines that the auto loans will not provide sufficient funds for the payment of principal and interest on the securities of that series as the payments would become due, the trustee may sell, liquidate or otherwise dispose of the related assets of the issuing entity if it obtains the consent of the credit enhancer of that series or, if there is no credit enhancer of that series or the credit enhancer of that series is in default, the holders of 66 2/3% of the outstanding principal amount of the securities of that series. If the trustee has not made a determination that the auto loans will not provide sufficient funds for the payment of principal and interest on the securities as the payments would become due, the trustee may sell, liquidate or otherwise dispose of the assets of the issuing entity only if it obtains the consent of or acts at the direction of the credit enhancer of that series or, if there is no credit enhancer of that series or the credit enhancer of that series is in default, all securityholders consent.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the trust documents at the request or direction of any credit enhancer or any of the holders of the securities if the trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities that it might incur in complying with the request. Subject to the provisions for indemnification and limitations contained in the trust documents, the credit enhancer of any series or, if there is no credit enhancer of such series or the credit enhancer of such series is in default, the holders of a majority of the aggregate principal amount of the outstanding securities of such series will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the trustee, and the credit enhancer of any series may, in all cases, waive a default, or if there is no credit enhancer for such series or the credit enhancer for such series is in default, the holders of a majority of the aggregate principal amount of the securities of such series then outstanding may, in some cases, waive any default, except a default in the payment of principal or interest or a default in respect of a covenant or provision of the trust documents that cannot be modified without the waiver or consent of all the holders of the outstanding securities. No holder of a security of a series will have the right to institute any proceeding under the trust documents, unless:

•        the holder previously has given the trustee written notice of a continuing event of default;

•        the holders of not less than 25% of the aggregate principal balance of all outstanding securities of a series have made written request to the trustee to institute the proceeding in its own name as trustee;

•        the holder or holders have offered the trustee reasonable indemnity against costs, expenses and liabilities to be incurred in complying with the request;

•        the trustee has for 60 days failed to institute the proceeding; and

•        no direction inconsistent with the written request has been given to the trustee during the 60-day period by the holders of a majority of the aggregate principal balance of all outstanding securities of that series.

In addition, the trustee and the securityholders, by accepting a beneficial interest in the securities, will covenant that they will not at any time institute against the issuing entity or the depositor, or join in any institution against the issuing entity or the depositor of, any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

Certain Covenants of Each Issuing Entity

The trust documents provide that the issuing entity may not consolidate with or merge into any other entity, unless:

•        the entity formed by or surviving the consolidation or merger is organized under the laws of the United States, any state or the District of Columbia;

•        the entity expressly assumes the issuing entity’s obligation to make due and punctual payments upon the securities and the performance or observance of any agreement and covenant of the issuing entity under the trust documents;

•        no event of default shall have occurred and be continuing immediately after the merger or consolidation;

•        the issuing entity has been advised that the ratings of the securities then in effect would not be reduced or withdrawn by any rating agency as a result of the merger or consolidation;

•        any action that is necessary to maintain the lien and security interest created by the indenture is taken; and

•        the issuing entity has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse tax consequence to the issuing entity or to any securityholder.

The issuing entity will not, among other things:

•        except as expressly permitted by the trust documents, sell, transfer, exchange or otherwise dispose of any of the assets of the issuing entity;

•        claim any credit on or make any deduction from the principal or interest payable in respect of the securities other than amounts withheld under the Internal Revenue Code or applicable state law or assert any claim against any present or former holder of securities because of the payment of taxes levied or assessed upon the issuing entity;

•        permit the validity or effectiveness of the trust documents to be impaired or permit any person to be released from any covenants or obligations with respect to the securities under the trust documents except as may be expressly permitted thereby; or

•        permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the assets of the issuing entity or any part of the issuing entity, or any interest therein or the proceeds of the issuing entity.

The issuing entity may not engage in any activity other than as specified under the trust documents.

Certain Matters Regarding the Trustee and the Issuing Entity

None of the trustee, the issuing entity nor any director, officer or employee of the trustee or the issuing entity will be under any liability to the issuing entity or the securityholders for any action taken or for refraining from the taking of any action in good faith under the indenture or the pooling agreement, as the case may be, or for errors in judgment. However, the trustee, the issuing entity and any director, officer or employee will not be protected against any liability which would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under the trust documents.

Limitation on Liability of the Trustee

The trustee’s liability in connection with the issuance and sale of securities will be limited to the express obligations of the trustee set out in the trust documents and described in the prospectus supplement.

The trustee may be held liable for its own negligent action or failure to act, or for its own misconduct; provided, however, the trustee will not be personally liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the required percentage of the securityholders following an event of default. The trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture or the trust agreement, as the case may be, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is not reasonably assured to it.

Resignation of the Trustee

The trustee may, upon written notice to the depositor and the issuing entity, resign at any time, in which event the servicer will be obligated to use its best efforts to appoint a successor trustee. If no successor trustee has been appointed and has accepted the appointment within 60 days after giving notice of resignation, the resigning trustee, or the issuing entity may petition any court of competent jurisdiction for appointment of a successor trustee. The trustee may also be removed at any time by the servicer. In addition, the issuing entity may, and at the request of a majority of the securityholders of a series shall, remove the trustee for a series:

•        if such trustee ceases to be eligible to continue as trustee under the trust documents;

•        if such trustee becomes insolvent; or

•        if such trustee’s long-term debt ratings are below investment grade.

Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee.

Material Legal Aspects of the Auto Loans

The following discussion contains summaries of the material legal aspects of the auto loans that are general in nature. These material legal aspects are governed in part by state laws, which may be different in the various states.

Security Interest in Vehicles

All of the auto loans are evidenced either by retail installment sales contracts or loan agreements with a security interest in the financed vehicle. The retail installment sales contracts and loan and security agreements are chattel paper under the UCC.

Perfection of security interests in the financed vehicles is generally governed by the motor vehicle registration laws of the state in which the vehicle is located. In most states, a security interest in a vehicle generally may be perfected only by noting the secured party’s lien on the vehicle’s certificate of title. The notation of a secured party’s security interest is generally effected in those states by depositing with the applicable state highway department, motor vehicles registrar, or similar authority along with any registration fees, the vehicle’s certificate of title and an application containing the name and address of the secured party. In certain states, certificates of title and the notation of the related lien may be maintained solely in the electronic records of the applicable department of motor vehicles or the analogous state office. Any reference to a certificate of title in this prospectus or in the applicable prospectus supplement includes certificates of title maintained in physical form or electronic form.

With respect to auto loans purchased from alliance relationships, the certificate of title is not amended to identify an originator as the new secured party. Rather, the alliance relationship assigns its security interest in the related financed vehicle to an originator, which, as described below, constitutes an effective conveyance of the security interest.

Each originator will assign its security interest in the financed vehicles securing the auto loans to the depositor, and the depositor will then assign the security interests to the issuing entity. However, because of the administrative burden and expense involved, we will not amend any certificate of title to identify the issuing entity as the new secured party on the certificates of title relating to the financed vehicles. Also, the subservicer, as agent for the servicer, may continue to hold the certificates of title in its possession.

Even though the originators and depositor are not amending the certificates of title, the assignment to the issuing entity will, in most states, be an effective conveyance of a security interest. Under the laws of most states, a transferee of a security interest in a motor vehicle is not required to reapply to the related department of motor vehicles or analogous state office for a transfer of registration when the security interest is sold or transferred by the lienholder to secure payment or performance of an obligation. Accordingly, under the laws of these states, the assignment by an alliance relationship to an originator, if applicable, an originator to the depositor and the depositor to the trustee effectively conveys the security in the auto loans and, specifically, the vehicles, without re-registration and without amendment of any lien noted on the certificate of title.

If there are any financed vehicles as to which a perfected security interest is not obtained, the security interest of the issuing entity will be subordinate to the rights of, among others, subsequent purchasers of the financed vehicles and holders of perfected security interests. Such a failure, however, would constitute a breach of the depositor’s and the servicer’s warranties under the trust documents, and would create an obligation of the depositor and the servicer to repurchase the auto loan unless the breach is cured. By not identifying the issuing entity as the secured party on the certificate of title, the security interest of the issuing entity in the financed vehicle could be defeated through fraud or negligence.

In Texas, unless the obligor has notice of the sale of its auto loan, payment by the obligor to the owner of the auto loan last known to that obligor will be binding upon all subsequent owners of the auto loan. By not notifying the obligor of the sale of the auto loan to the issuing entity, the issuing entity would not have a claim against the obligor for payments made by the obligor to the owner last known to that obligor.

In most states, the perfected security interest in a vehicle continues for four months after a vehicle leaves the state of its registration until re-registration in the new state. A majority of states generally require a surrender of a certificate of title to re-register a vehicle; accordingly, in those states that require a secured party to hold possession of the certificate of title to maintain perfection of the security interest, a secured party must surrender possession of the certificate of title to the vehicle, or, in the case of vehicles registered in states providing for the notation of a security interest on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the vehicle in the new state. In other states that do not require a certificate of title for registration of a motor vehicle or in cases of fraud on the part of the obligor, re-registration could defeat perfection. In the ordinary course of servicing auto loans, the subservicer takes steps to re-perfect upon receipt of notice of re-registration or information from the obligor as to relocation. Similarly, when an obligor sells a vehicle, the subservicer must surrender possession of the certificate of title or will receive notice as a result of its security interest and will have an opportunity to require satisfaction of the related auto loan before release of the security interest. The servicer will be obligated to take appropriate steps, at its expense, to maintain perfection of security interests in the financed vehicles.

In most states, liens for repairs performed on, and for storage of, a motor vehicle, and liens for some types of unpaid taxes, take priority over a perfected security interest in a financed vehicle. The Internal Revenue Code also grants priority to some federal tax liens over the lien of a secured party. The laws of some states and federal law permit the confiscation of motor vehicles under certain circumstances if used in unlawful activities, which may result in the loss of a secured party’s perfected security interest in the vehicle. The depositor will represent each security interest in a financed vehicle is or will be prior to all other present liens, other than tax liens and liens that arise by operation of law, and security interests in that financed vehicle.

However, liens for repairs or taxes, or the confiscation of a financed vehicle, could arise or occur at any time during the term of an auto loan. No notice will be given to the trustee in the event such a lien arises or confiscation occurs.

Repossession

In the event of a default by an obligor, the servicer will be entitled to exercise all the remedies of a secured party under the UCC of the state in which enforcement is to take place, except where specifically limited by other laws. In states other than Wisconsin, the UCC remedies of a secured party include:

•        right to repossession by self-help means, unless those means would constitute a breach of the peace or otherwise be limited by applicable state law;

•        unless a vehicle is voluntarily surrendered, self-help repossession is the method that will be employed by the subservicer in the majority of instances in which a default occurs and is accomplished by retaking possession of the financed vehicle; and

•        in cases where the obligor objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained from the appropriate state court, and the vehicle must then be repossessed in accordance with that order.

In Wisconsin, unless the vehicle is voluntarily surrendered or abandoned, judicial means must be employed to seize the vehicle.

In some states under certain circumstances after the vehicle has been repossessed, the obligor may reinstate the auto loan by paying the delinquent amounts due on the auto loan.

Notice of Sale; Redemption Rights

In the event of default by the obligor, some states require that the obligor be notified of the default and be given some time to cure the default prior to repossession. Generally, this right of reinstatement may be exercised on a limited number of occasions in any one-year period.

The UCC and other state laws require the secured party to provide the obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the vehicle may be held. In some states the obligor has the right to redeem the vehicle after repossession and prior to actual sale by paying the secured party the unpaid principal balance of the auto loan plus reasonable expenses for repossessing, holding, and preparing the vehicle for disposition and arranging for sale, plus, in some jurisdictions, reasonable attorneys’ fees, or, in some other states, by payment of delinquent installments or the unpaid balance. Repossessed vehicles are generally resold by the subservicer through automobile auctions attended principally by automobile dealers.

Deficiency Judgments and Excess Proceeds

The proceeds of sale of repossessed vehicles generally will be applied first to the outstanding balance of the auto loan and then to the expense of resale and repossession, as permitted by the applicable state law, and past due interest on the outstanding balance of the auto loan. While some states impose prohibitions or limitations on deficiency judgments, if the net proceeds from resale do not cover the full amount of the auto loan, a deficiency judgment can be sought in those states that do not prohibit or limit those judgments. Any deficiency judgment would be a personal judgment against the obligor for the shortfall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount or be uncollectible.

The UCC requires that every aspect of the sale or other disposition, including the method, manner, time, place and terms, be “commercially reasonable.” Courts have held that when a sale is not “commercially reasonable” the secured party loses its right to a deficiency judgment. Also, prior to a sale, the UCC permits the debtor or other interested person to obtain an order mandating that the secured party refrain from disposing of the collateral if it is established that the secured party is not proceeding in accordance with the “default” provisions under the UCC.

Courts have imposed general equitable principles on secured parties pursuing repossession of collateral or litigation involving deficiency balances. These equitable principles may relieve a borrower from some or all of the legal consequences of a default.

Occasionally, after a secured party sells a vehicle and uses the sale proceeds to pay all expenses and indebtedness, there is a surplus of funds. In that case, the UCC requires the creditor to remit the surplus to any holder of a subordinate lien with respect to the vehicle or if no subordinate lienholder exists or there are remaining funds after the subordinate lienholder is paid, the UCC requires the creditor to remit the surplus to the obligor.

Consumer Protection Laws

Numerous federal and state consumer protection laws and accompanying regulations impose substantial requirements upon lenders and servicers involved in consumer lending. These laws include:

•        the Truth-in-Lending Act;

•        the Equal Credit Opportunity Act;

•        the Federal Trade Commission Act;

•        the Fair Credit Reporting Act;

•        the Fair Debt Collection Practices Act;

•        the Magnuson-Moss Warranty Act;

•        the Federal Reserve Board’s Regulations B and Z;

•        state adaptations of the Uniform Consumer Credit Code;

•        state motor vehicle retail installment sale and loan acts;

•        state “lemon” laws; and

•        other similar laws.

Also, state laws may impose finance charge ceilings and other restrictions on consumer transactions and require disclosures in addition to those required under federal law. These requirements may impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect the ability of the servicer to enforce auto loans.

The so-called holder-in-due-course rule of the Federal Trade Commission has the effect of subjecting the issuing entity to all claims and defenses that the obligor could assert against the originator of the auto loan. The provisions of the holder-in-due-course rule are generally duplicated by the Uniform Consumer Credit Code, state statutes or the common law in some states. Liability under the holder-in-due-course rule is limited to the amounts paid by the obligor, but may also require rescission of the auto loan. Accordingly, the issuing entity may be unable to collect any remaining balance from the obligor.

Under most state motor vehicle dealer licensing laws, sellers of motor vehicles are required to be licensed to sell motor vehicles at retail sale. In addition, the Federal Trade Commission’s rule on sale of used vehicles requires that all sellers of used vehicles prepare, complete and display a “Buyer’s Guide” explaining the warranty coverage for vehicles. Furthermore, federal law requires that all sellers of new and used vehicles furnish a signed written statement certifying the accuracy of the odometer reading. If a seller is not properly licensed or if an odometer disclosure statement was not provided to the purchaser of the financed vehicle, the obligor may be able to assert a defense against the seller. If an obligor on an auto loan were to be successful in asserting these claims or defenses, the servicer would pursue on behalf of the issuing entity any reasonable remedies against the vehicle seller or manufacturer.

The related originator and the depositor will represent and warrant that each auto loan was originated in compliance with all requirements of law in all material respects. Accordingly, if an obligor has a claim against the issuing entity for violation of any law and that claim materially and adversely affects the issuing entity’s interest in the auto loan, that violation would constitute a breach and the depositor would be obligated to repurchase the auto loan unless the breach is cured.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, as amended, which is referred to in this prospectus as the Relief Act, members of all branches of the military on active duty, and officers of the

U.S. Public Health Service assigned to duty with the United States Army or the United States Navy, including draftees and reservists on active duty, are entitled to have interest rates reduced and capped at 6% per annum on obligations (including fees and charges), including the auto loans, incurred prior to the commencement of active duty and for the duration of active duty. Because the Relief Act applies to obligors who enter military service after origination of the auto loan, no information can be provided as to the number of auto loans that may be effected by the Relief Act. The Relief Act would adversely affect, for an indeterminate period of time, the ability of the servicer to collect full amounts of interest on some of the auto loans. Any loss resulting from the application of the Relief Act or similar legislation or regulations would reduce the amounts available to be paid to the securityholders. In addition, the Relief Act limits the ability of the servicer to repossess a vehicle during the obligor’s period of active duty status, and, under certain circumstances, during an additional three-month period. In addition, the laws of some states impose similar limitations during the obligor’s period of active duty status and, under certain circumstances, during an additional period thereafter, as specified under the laws of those states. Thus, in the event that the Relief Act or similar state legislation or regulations applies to any auto loan that goes into default, there may be delays in payment and losses on the securities. Any other interest shortfalls, deferrals or forgiveness of payments on the auto loans resulting from the Relief Act or similar state legislation or regulations may result in delays in payments or losses to securityholders.

Other Limitations

In addition to the laws limiting or prohibiting deficiency judgments, other statutory provisions, including the United States Bankruptcy Code and similar state laws, may affect the ability of the issuing entity and the servicer to collect payments, repossess a vehicle or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a lender from repossessing a motor vehicle. Furthermore, as part of a rehabilitation plan, a court may reduce the amount of the secured indebtedness to the market value of the motor vehicle at the time of bankruptcy, leaving the lender as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under an auto loan contract or change the interest rate and time of repayment. Any such shortfall, to the extent not covered by credit support, could result in losses to securityholders.

Material Federal Income Tax Consequences

General

The following is a discussion of the material federal income tax consequences to investors of the purchase, ownership and disposition of the securities offered by this prospectus. The discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion below does not purport to deal with all federal tax consequences applicable to all categories of investors. Some holders, including insurance companies, tax-exempt organizations, regulated investment companies, financial institutions or broker/dealers, taxpayers subject to the alternative minimum tax, holders that will hold their securities as part of a hedge, straddle, appreciated financial position or conversion transaction, and holders that will hold their securities as other than capital assets may be subject to special rules that are not discussed below or in the prospectus supplement.

Investors are encouraged to consult their own tax advisors in determining the particular federal, state and local consequences to them of the purchase, ownership and disposition of the securities.

Dewey Ballantine LLP, tax counsel to the depositor, has provided its opinion of the federal income tax consequences of an investment in securities offered by this prospectus. With respect to each series of securities, tax counsel will deliver its opinion with respect to federal tax matters for that series prior to the issuance of the securities. Each opinion will be attached on Form 8-K to be filed with the SEC at the sale of that series.

The following discussion addresses in greater detail securities of three general types including tax counsel’s opinion regarding those types of securities:

(1)         grantor trust securities, representing interests in a grantor trust;

(2)         debt securities, that are intended to be treated for federal income tax purposes as indebtedness secured by the underlying loans; and

(3)         partnership interests, representing interests in a trust, a partnership, that is intended to be treated as a partnership under the Internal Revenue Code of 1986, as amended (the Code).

Grantor Trust Securities

In the opinion of Dewey Ballantine LLP, each grantor trust qualifies as a grantor trust for federal income tax purposes and each beneficial owner of a grantor trust security will generally be treated as the owner of an interest in the auto loans included in the grantor trust.

A grantor trust security representing an undivided equitable ownership interest in the principal of the auto loans constituting the related grantor trust, together with interest thereon at a pass-through rate, will be referred to as a grantor trust fractional interest security. A grantor trust security representing ownership of all or a portion of the difference between interest paid on the auto loans constituting the related grantor trust and interest paid to the beneficial owners of grantor trust fractional interest securities issued with respect to a grantor trust will be referred to as a grantor trust strip security.

Taxation of Beneficial Owners of Grantor Trust Securities.

Beneficial owners of grantor trust fractional interest securities generally will be required to report on their federal income tax returns their respective shares of the income from the auto loans, including amounts used to pay reasonable servicing fees and other expenses. Excluded are amounts payable to beneficial owners of any corresponding grantor trust strip securities, and, subject to the limitations described below, the beneficial owners will be entitled to deduct their shares of any reasonable servicing fees and other expenses. If a beneficial owner acquires a grantor trust fractional interest security for an amount that differs from its outstanding principal amount, the amount includible in income on a grantor trust fractional interest security may differ from the amount of interest distributable thereon. See “—Discount and Premium” below. Individuals holding a grantor trust fractional interest security directly or through a pass-through entity will be allowed a deduction for reasonable servicing fees and expenses only to the extent that the aggregate of a beneficial owner’s miscellaneous itemized deductions exceeds 2% of a beneficial owner’s adjusted gross income. Further, beneficial owners, other than corporations, subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining alternative minimum taxable income.

Beneficial owners of grantor trust strip securities generally will be required to treat the securities as “stripped coupons” under section 1286 of the Code. Accordingly, a beneficial owner will be required to treat the excess of the total amount of payments on a security over the amount paid for a security as original issue discount and to include a discount in income as it accrues over the life of a security.
See “—Discount and Premium” below.

Grantor trust fractional interest securities may also be subject to the coupon stripping rules if a class of grantor trust strip securities is issued as part of the same series of securities. The consequences of the application of the coupon stripping rules would appear to be that any discount arising upon the purchase of a security, and perhaps all stated interest thereon, would be classified as original issue discount and includible in the beneficial owner’s income as it accrues, regardless of the beneficial owner’s method of accounting, as described below under “Discount and Premium.” The coupon stripping rules will not apply, however, if:

•        the pass-through rate is no more than 100 basis points lower than the gross rate of interest payable on the underlying auto loans; and

•        the difference between the outstanding principal balance on the security and the amount paid for a security is less than 0.25% of the principal balance times the weighted average remaining maturity of the security.

Sales of Grantor Trust Securities.

Any gain or loss recognized on the sale of a grantor trust security, equal to the difference between the amount realized on the sale and the adjusted basis of a grantor trust security, will be capital gain or loss, except to the extent of accrued and unrecognized market discount, which will be treated as ordinary income, and in the case of banks and other financial institutions except as provided under section 582(c) of the Code. The adjusted basis of a grantor trust security will generally equal its cost, increased by any income reported by the originator, including original issue discount and market discount income, and reduced, but not below zero, by any previously reported losses, any amortized premium and by any distributions of principal.

Grantor Trust Reporting.

The trustee will furnish to each beneficial owner of a grantor trust fractional interest security with each distribution a statement setting forth the amount of the distribution allocable to principal on the underlying auto loans and to interest thereon at the related interest rate. In addition, within a reasonable time after the end of each calendar year, based on information provided by the servicer, the trustee will furnish to each beneficial owner during the year the customary factual information as the servicer deems necessary or desirable to enable beneficial owners of grantor trust securities to prepare their tax returns and will furnish comparable information to the Internal Revenue Service, or IRS as and when required to do so by law.

Debt Securities

In the opinion of Dewey Ballantine LLP, debt securities will be issued by a trust which, for federal income purposes, is treated either as a partnership or as a disregarded entity, which means that its separate existence is disregarded for federal income tax purposes; and will be treated as indebtedness for federal income tax purposes and will not be treated as ownership interests in the auto loans or the issuing entity. Beneficial owners will be required to report income received with respect to the debt securities in accordance with their normal method of accounting. For additional tax consequences relating to debt securities purchased at a discount or premium, see “—Discount and Premium” below.

In general, except as described in “Discount and Premium—Market Discount,” below, and except for financial institutions subject to section 582(c) of the Code, any gain or loss on the sale or exchange of a debt security recognized by an investor who holds the security as a capital asset, within the meaning of section 1221 of the Code, will be capital gain or loss and will be long-term or short-term depending on whether the security has been held for more than one year.

Debt Securities Reporting.

The trustee will furnish to each beneficial owner of a debt security with each distribution a statement setting forth the amount of a distribution allocable to principal on the underlying auto loans and to interest on it at the related interest rate. In addition, within a reasonable time after the end of each calendar year, based on information provided by the servicer, the trustee will furnish to each beneficial owner during a year the customary factual information as the servicer deems necessary or desirable to enable beneficial owners of debt securities to prepare their tax returns and will furnish comparable information to the IRS as and when required to do so by law.

Partnership Interests

In the opinion of Dewey Ballantine LLP, each partnership interest will be issued by a trust which is treated as a partnership for federal income tax purposes and each beneficial owner of a partnership interest will generally be treated as the owner of an interest in the auto loans.

Taxation of Beneficial Owners of Partnership Interests.

If the issuing entity is treated as a partnership for federal income tax purposes, the issuing entity will not be subject to federal income tax. Instead, each beneficial owner of a partnership interest will be required to separately take into account its allocable share of income, gains, losses, deductions, credits and other tax items of the issuing entity. These partnership allocations are made in accordance with the Code, Treasury regulations, the trust documents and related documents.

The issuing entity’s assets will be the assets of the partnership. The issuing entity’s income will consist primarily of interest and finance charges earned on the underlying auto loans. The issuing entity’s deductions will consist primarily of interest accruing with respect to any indebtedness issued by the issuing entity, servicing and other fees, and losses or deductions upon collection or disposition of the issuing entity’s assets.

In certain instances, the issuing entity could have an obligation to make payments of withholding tax on behalf of a beneficial owner of a partnership interest. See “—Backup Withholding” and “—Foreign Investors” below.

Substantially all of the taxable income allocated to a beneficial owner of a partnership interest that is a pension, profit sharing or employee benefit plan or other tax-exempt entity, including an individual retirement account, will constitute “unrelated business taxable income” generally taxable to a holder under the Code.

Under section 708 of the Code, the issuing entity will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profits interests in the issuing entity are sold or exchanged within a 12-month period. Under applicable Treasury regulations if a termination occurs, the issuing entity is deemed to contribute all of its assets and liabilities to a newly formed partnership in exchange for a partnership interest. Immediately thereafter, the terminated partnership distributes interests in the new partnership to the purchasing partners and remaining partners in proportion to their interests in liquidation of the terminated partnership.

Sale or Exchange of Partnership Interests.

Generally, capital gain or loss will be recognized on a sale or exchange of partnership interests in an amount equal to the difference between the amount realized and the seller’s tax basis in the partnership interests sold. A beneficial owner’s tax basis in a partnership interest will generally equal the beneficial owner’s cost increased by the beneficial owner’s share of issuing entity income recognized and decreased by any distributions received with respect to the partnership interest. In addition, both the tax basis in the partnership interest and the amount realized on a sale of a partnership interest would take into account the beneficial owner’s share of any indebtedness of the issuing entity. A beneficial owner acquiring partnership interests at different prices may be required to maintain a single aggregate adjusted tax basis in the partnership interest, and upon sale or other disposition of some of the partnership interests, to allocate a portion of the aggregate tax basis to the partnership interests sold, rather than maintaining a separate tax basis in each partnership interests for purposes of computing gain or loss on a sale of that partnership interest.

Any gain on the sale of a partnership interest attributable to the beneficial owner’s share of unrecognized accrued market discount on the assets of the issuing entity would generally be treated as ordinary income to the holder and would give rise to special tax reporting requirements. If a beneficial owner of a partnership interest is required to recognize an aggregate amount of income over the life of the partnership interest that exceeds the aggregate cash distributions with respect thereto, the excess will generally give rise to a capital loss upon the retirement of the partnership interest. If a beneficial owner sells its partnership interest at a profit or loss, the transferee will have a higher or lower basis in the partnership interests than the transferor had. The tax basis of the issuing entity’s assets will not be adjusted to reflect that higher or lower basis unless the issuing entity files an election under section 754 of the Code.

Partnership Reporting.

The trustee is required to:

•        keep complete and accurate books of the issuing entity;

•        file a partnership information return with the IRS (IRS Form 1065) and with any state where required for each taxable year of the issuing entity; and

•        report each beneficial owner’s allocable share of items of issuing entity income and expense to beneficial owners and the IRS on Schedule K-1.

The issuing entity will provide the Schedule K-1 information to nominees that fail to provide the issuing entity with the information statement described below and the nominees will be required to forward the information to the beneficial owners of the partnership interests. Generally, beneficial owners of a partnership interest must file tax returns that are consistent with the information return filed by the issuing entity or be subject to penalties unless the beneficial owner of a partnership interest notifies the IRS of all inconsistencies.

Under section 6031 of the Code, any person that holds partnership interests as a nominee at any time during a calendar year is required to furnish the issuing entity with a statement containing information on the nominee, the beneficial owners and the partnership interests so held. The information includes:

•        the name, address and taxpayer identification number of the nominee; and

•        as to each beneficial owner (1) the name, address and identification number of the person, (2) whether the person is a United States person, a tax-exempt entity or a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, and (3) information on partnership interests that were held, bought or sold on behalf of the person throughout the year.

In addition, brokers and financial institutions that hold partnership interests through a nominee are required to furnish directly to the issuing entity information regarding themselves and their ownership of partnership interests. A clearing agency registered under section 17A of the Securities Exchange Act of 1934 is not required to furnish any information statement to the issuing entity. Nominees, brokers and financial institutions that fail to provide the issuing entity with the information described above may be subject to penalties.

The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years after the date on which the partnership information return is filed. Any adverse determination following an audit of the return of the issuing entity by the appropriate taxing authorities could result in an adjustment of the returns of the beneficial owner of a partnership interest, and, under certain circumstances, a beneficial owner of a partnership interest may be precluded from separately litigating a proposed adjustment to the items of the issuing entity. An adjustment could also result in an audit of the beneficial owner of a partnership interest’s returns and adjustments of items not related to the income and losses of the issuing entity.

Discount and Premium

A security purchased for an amount other than its outstanding principal amount will be subject to the rules governing original issue discount, market discount or premium. In addition, all grantor trust strip securities and certain grantor trust fractional interest securities will be treated as having original issue discount by virtue of the coupon stripping rules in section 1286 of the Code. In very general terms, (1) original issue discount is treated as a form of interest and must be included in a beneficial owner’s income as it accrues, regardless of the beneficial owner’s regular method of accounting, using a constant yield method; (2) market discount is treated as ordinary income and must be included in a beneficial owner’s income as principal payments are made on the security, or upon a sale of a security; and (3) if a beneficial owner so elects, premium may be amortized over the life of the security and offset against inclusions of interest income. These tax consequences are discussed in greater detail below.

Original Issue Discount.

In general, a security will be considered to be issued with original issue discount equal to the excess, if any, of its “stated redemption price at maturity” over its “issue price.” The issue price of a security is the initial offering price to the public, excluding bond houses and brokers, at which a substantial number of the securities were sold. The issue price also includes any accrued interest attributable to the period between the beginning of the first remittance period and the closing date. The stated redemption price at maturity of a security that has a notional principal amount or receives principal only or that provides for or may provide for accruals of interest is equal to the sum of all distributions to be made under the security. The stated redemption price at maturity of any other security is its stated principal amount, plus an amount equal to the excess, if any, of the interest payable on the first payment date over the interest that accrues for the period from the closing date to the first payment date. The trustee will supply, at the time and in the manner required by the IRS, to beneficial owners, brokers and middlemen information with respect to the original issue discount accruing on the securities.

Notwithstanding the general definition, original issue discount will be treated as zero if the discount is less than 0.25% of the stated redemption price at maturity of the security multiplied by its weighted average life. The weighted average life of a security is computed for this purpose as the sum, for all distributions included in the stated redemption price at maturity, of the amounts determined by multiplying (1) the number of complete years, rounding down for partial years, from the closing date until the date on which each distribution is expected to be made under the assumption that the auto loans prepay at the rate specified in the related prospectus supplement, the prepayment assumption, by (2) a fraction, the numerator of which is the amount of the distribution and the denominator of which is the security’s stated redemption price at maturity. Even if original issue discount is treated as zero under this rule, the actual amount of original issue discount must be allocated to the principal distributions on the security and, when each distribution is received, gain equal to the discount allocated to the distribution will be recognized.

Section 1272(a)(6) of the Code contains special original issue discount rules applicable to prepayable securities. Under these rules, described in greater detail below, (a) the amount and rate of accrual of original issue discount on each series of securities will be based on (1) a prepayment assumption as described below, and (2) in the case of a security calling for a variable rate of interest, an assumption that the value of the index upon which the variable rate is based remains equal to the value of that rate on the closing date, and (b) adjustments will be made in the amount of discount accruing in each taxable year in which the actual prepayment rate differs from the prepayment assumption.

Section 1272(a)(6)(B)(iii) of the Code requires that the prepayment assumption used to calculate original issue discount be determined in the manner prescribed in Treasury regulations. To date, no regulations have been promulgated. The legislative history of this Code provision indicates that the assumed prepayment rate must be the rate used by the parties in pricing the particular transaction. The depositor anticipates that the prepayment assumption for each series of securities will be consistent with this standard. The depositor makes no representation, however, that the auto loans for a given series will prepay at the rate reflected in the prepayment assumption for that series or at any other rate. Each investor must make its own decision as to the appropriate prepayment assumption to be used in deciding whether or not to purchase any of the securities.

Each beneficial owner must include in gross income the sum of the “daily portions” of original issue discount on its security for each day during its taxable year on which it held the security. For this purpose, in the case of an original beneficial owner, the daily portions of original issue discount will be determined as follows. A calculation will first be made of the portion of the original issue discount that accrued during each “accrual period.” Original issue discount calculations must be based on accrual periods of no longer than one year either (1) beginning on a payment date, or, in the case of the first period, the Closing date, and ending on the day before the next payment date or (2) beginning on the next day following a payment date and ending on the next payment date.

Under section 1272(a)(6) of the Code, the portion of original issue discount treated as accruing for any accrual period will equal the excess, if any, of (a) the sum of (1) the present values of all the distributions remaining to be made on the security, if any, as of the end of the accrual period and (2) the distribution made on the security during the accrual period of amounts included in the stated redemption price at maturity, over (b)the adjusted issue price of the security at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence will be calculated based on:

•        the yield to maturity of the security, calculated as of the closing date, giving effect to the prepayment assumption;

•        events, including actual prepayments, that have occurred prior to the end of the accrual period;

•        the prepayment assumption, and

•        in the case of a security calling for a variable rate of interest, an assumption that the value of the index upon which the variable rate is based remains the same as its value on the closing date over the entire life of the security.

The adjusted issue price of a security at any time will equal the issue price of the security, increased by the aggregate amount of previously accrued original issue discount with respect to the security, and reduced by the amount of any distributions made on the security as of that time of amounts included in the stated redemption price at maturity. The original issue discount accruing during any accrual period will then be allocated ratably to each day during the period to determine the daily portion of original issue discount.

In the case of grantor trust strip securities, the calculation described in the preceding paragraph may produce a negative amount of original issue discount for one or more accrual periods. No definitive guidance has been issued regarding the treatment of negative amounts. The legislative history to section 1272(a)(6) indicates that negative amounts may be used to offset subsequent positive accruals but may not offset prior accruals and may not be allowed as a deduction item in a taxable year in which negative accruals exceed positive accruals. Beneficial owners of the securities are encouraged to consult their own tax advisors concerning the treatment of negative accruals.

A subsequent purchaser of a security that purchases the security at a cost less than its remaining stated redemption price at maturity also will be required to include in gross income for each day on which it holds the security, the daily portion of original issue discount with respect to the security, but reduced, if the cost of the security to the purchaser exceeds its adjusted issue price, by an amount equal to the product of (1) the daily portion and (2) a constant fraction, the numerator of which is the excess and the denominator of which is the sum of the daily portions of original issue discount on the security for all days on or after the day of purchase.

Market Discount.

A beneficial owner that purchases a security at a market discount, that is, at a purchase price less than the remaining stated redemption price at maturity of the security, or, in the case of a security with original issue discount, its adjusted issue price, will be required to allocate each principal distribution first to accrued market discount on the security, and recognize ordinary income to the extent the distribution does not exceed the aggregate amount of accrued market discount on the security not previously included in income. For securities that have unaccrued original issue discount, the market discount must be included in income in addition to any original issue discount. A beneficial owner that incurs or continues indebtedness to acquire a security at a market discount may also be required to defer the deduction of all or a portion of the interest on the indebtedness until the corresponding amount of market discount is included in income. In general terms, market discount on a security may be treated as accruing either (1) under a constant yield method or (2) in proportion to remaining accruals of original issue discount, if any, or if none, in proportion to remaining distributions of interest on the security, in any case taking into account the prepayment assumption. The trustee will make available, as required by the IRS, to beneficial owners of securities information necessary to compute the accrual of market discount.

Notwithstanding the above rules, market discount on a security will be considered to be zero if the discount is less than 0.25% of the remaining stated redemption price at maturity of the security multiplied by its weighted average remaining life. Weighted average remaining life presumably would be calculated in a manner similar to weighted average life, taking into account payments, including prepayments, prior to the date of acquisition of the security by the subsequent purchaser. If market discount on a security is treated as zero under this rule, the actual amount of market discount must be allocated to the remaining principal distributions on the security and, when each distribution is received, gain equal to the discount allocated to the distribution will be recognized.

Premium.

A purchaser of a security that purchases the security at a cost greater than its remaining stated redemption price at maturity will be considered to have purchased the security, a premium security, at a premium. A purchaser need not include in income any remaining original issue discount and may elect, under section 171(c)(2) of the Code, to treat the premium as “amortizable bond premium.” If a beneficial owner makes an election, the amount of any interest payment that must be included in the beneficial owner’s income for each period ending on a payment date will be reduced by the portion of the premium allocable to that period based on the premium security’s yield to maturity. The premium amortization should be made using constant yield principles. If an election is made by the beneficial owner, the election will also apply to all fully taxable bonds, the interest on which is not excludible from gross income, held by the beneficial owner at the beginning of the first taxable year to which the election applies and to all fully taxable bonds thereafter acquired by it, and is irrevocable without the consent of the IRS. If an election is not made, (1) a beneficial owner must include the full amount of each interest payment in income as it accrues, and (2) the premium must be allocated to the principal distributions on the premium security and when each distribution is received a loss equal to the premium allocated to the distribution will be recognized. Any tax benefit from the premium not previously recognized will be taken into account in computing gain or loss upon the sale or disposition of the premium security.

Special Election.

A beneficial owner may elect to include in gross income all “interest” that accrues on the security by using a constant yield method. For purposes of the election, the term interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium. A beneficial owner is encouraged to consult its own tax advisor regarding the time and manner of making and the scope of the election and the implementation of the constant yield method.

Backup Withholding and Information Reporting

Distributions of interest and principal, as well as distributions of proceeds from the sale of securities, may be subject to the “backup withholding tax” under section 3406 of the Code if recipients of the distributions fail to furnish to the payor certain information, including their taxpayer identification numbers, or otherwise fail to establish an exemption from the tax. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against the recipient’s federal income tax. Furthermore, penalties may be imposed by the IRS on a recipient of distributions that is required to supply information but that does not do so in the proper manner.

Foreign Investors

Grantor Trust Securities and Debt Securities.

Distributions made on a grantor trust security or a debt security to, or on behalf of, a beneficial owner that is not a U.S. person generally will be exempt from U.S. federal income and withholding taxes. The term “U.S. person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate that is subject to U.S. federal income tax regardless of the source of its income, or a trust if a court within the United States can exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the issuing entity. This exemption is applicable provided:

•        the beneficial owner is not subject to U.S. tax as a result of a connection to the United States other than ownership of the security;

•        the beneficial owner signs a statement under penalties of perjury that certifies that the beneficial owner is not a U.S. person, and provides the name and address of the beneficial owner; and

•        the last U.S. person in the chain of payment to the beneficial owner receives a statement from a beneficial owner or a financial institution holding on its behalf and does not have actual knowledge that the statement is false.

Partnership Interests.

Depending upon the particular terms of the trust agreement, an issuing entity may be considered to be engaged in a trade or business in the United States for purposes of federal withholding taxes with respect to non-U.S. persons. If the issuing entity is considered to be engaged in a trade or business in the United States for such purposes and the issuing entity is treated as a partnership, the income of the issuing entity distributable to a non-U.S. person would be subject to federal withholding tax. Also, in such cases, a non-U.S. beneficial owner of a partnership interest that is a corporation may be subject to the branch profits tax. If the issuing entity is notified that a beneficial owner of a partnership interest is a foreign person, the issuing entity may withhold as if it were engaged in a trade or business in the United States in order to protect the issuing entity from possible adverse consequences of a failure to withhold. A foreign holder generally would be entitled to file with the IRS a claim for refund with respect to withheld taxes, taking the position that no taxes were due because the issuing entity was not in a U.S. trade or business.

A look-through rule would apply in the case of tiered partnerships. In addition, the withholding regulations may require that a foreign beneficial owner, including, in the case of a foreign partnership, the partners thereof, obtain a United States taxpayer identification number and make certain certifications if the foreign beneficial owner wishes to claim exemption from, or a reduced rate of, withholding under an income tax treaty. Non-U.S. persons are encouraged to consult with their own tax advisors regarding the application to them of the withholding regulations.

State and Local Tax Consequences

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences,” potential investors should consider the state and local income tax consequences involved in purchasing, owning and disposing of the securities. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential investors are encouraged to consult their own tax advisors with respect to the various state and local tax consequences of an investment in the securities.

ERISA Considerations

General

A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards thereunder in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the securities offered by this prospectus. Accordingly, pursuant to Section 404 of ERISA, such fiduciary should consider, among other factors:

•        whether the investment is for the exclusive benefit of plan participants and their beneficiaries;

•        whether the investment satisfies the applicable diversification requirements;

•        whether the investment is in accordance with the documents and instruments governing the plan; and

•        whether the investment is prudent, considering the nature of the investment.

•       Fiduciaries of plans also should consider ERISA’s prohibition on improper delegation of control over, or responsibility for, plan assets.

In addition, employee benefit plans and other retirement arrangements subject to ERISA, as well as individual retirement accounts, certain types of Keogh plans not subject to ERISA but subject to section 4975 of the Code, and entities (including insurance company separate or general accounts) whose underlying assets include plan assets by reason of such plans, arrangements or accounts investing in such entities, are prohibited from engaging in a broad range of transactions involving plan assets with persons that are parties in interest under ERISA or disqualified persons under the Code. Such transactions are treated as prohibited transactions under Section 406 of ERISA and excise taxes and/or other penalties are imposed on such persons under ERISA and/or section 4975 of the Code unless a statutory, regulatory or administrative exemption applies. The underwriter, the servicer, any subservicers, any insurer, the trustee, any indenture trustee and certain of their affiliates might be considered parties in interest or disqualified persons with respect to a plan. If so, the acquisition, holding or disposition of securities by or on behalf of such plan could be considered to give rise to a prohibited transaction unless an exemption is available.

Governmental plans and certain church plans are not subject to the requirements of ERISA or section 4975 of the Code. Accordingly, assets of these plans may be invested in securities without regard to the ERISA considerations discussed below; however, investment by such plans may be subject to the provisions of other applicable federal, state and local law. Furthermore, any such plan that is qualified and exempt from taxation under sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in section 503 of the Code.

ERISA Considerations regarding Securities that are Certificates

Plan Assets

The Department of Labor has issued regulations defining what constitutes “plan assets” for purposes of ERISA and section 4975 of the Code. These plan asset regulations provide that if a plan makes an investment in an equity interest in an entity, an undivided portion of the assets of the entity will be considered the assets of such plan unless certain exceptions set forth in such regulations apply. Securities that are certificates will be considered equity interests in the issuing entity for purposes of the plan asset regulations, and there can be no assurance that the issuing entity will qualify for any of the exceptions under the plan asset regulations. As a result, a plan that invests in certificates may be deemed to have acquired an undivided interest in the trust property, and transactions occurring in connection with the management and operation of the issuing entity, including the servicing of the auto loans, might constitute prohibited transactions unless an exemption is available.

Underwriter Exemptions

The Department of Labor has issued to various underwriters individual prohibited transaction exemptions which generally exempt from the application of certain prohibited transaction provisions of ERISA and the Code transactions with respect to the initial purchase, the holding and the subsequent resale by plans of securities issued by investment pools whose assets consist of:

•        certain types of secured receivables, secured loans and other secured obligations, including obligations that bear interest or are purchased at a discount and which are fully secured by motor vehicles;

•        property securing a permitted obligation;

•        undistributed cash, cash credited to a pre-funding account or a capitalized interest account, and certain temporary investments made therewith; and

•        certain types of credit support arrangements, including yield supplement agreements and interest-rate swaps that meet certain requirements set forth in the underwriter exemptions.

The securities covered by the underwriter exemptions include certificates representing a beneficial ownership interest in the assets of an issuing entity (including a grantor trust or owner trust) and which entitle the holder to payments of principal, interest and/or other payments made with respect to the assets of such issuing entity.

Among the conditions that must be satisfied for the underwriter exemptions to apply are the following:

•        the plan must acquire the securities on terms, including the security price, that are at least as favorable to the plan as they would be in an arm’s-length transaction with an unrelated party;

•        the securities must not be subordinated to any other class of securities issued by the same issuing entity, unless the securities are issued in a designated transaction;

•        at the time of acquisition, the securities acquired by the plan must have received a rating in one of the three (or, in the case of designated transactions, four) highest generic rating categories from Standard and Poor’s Rating Services, Moody’s Investors Service, Inc., or Fitch, Inc., each referred to herein as a rating agency;

•        the trustee must not be an affiliate of any other member of the restricted group (other than the underwriter);

•        the sum of all payments made to and retained by the underwriters must not total more than reasonable compensation for underwriting the securities, the sum of all payments made to and retained by the issuing entity’s sponsor for assigning the obligations to the issuing entity must not total more than the fair market value of the obligations, and the sum of all payments made to and retained by any servicer must not total more than reasonable compensation and expense reimbursement for its services;

•        the plan must be an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the commission under the Securities Act of 1933; and

•        in the event that all of the obligations used to fund the issuing entity have not been transferred to the issuing entity on the closing date, additional obligations having an aggregate value equal to no more than 25% of the total principal amount of the securities being offered may be transferred to the issuing entity under a pre-funding feature within ninety days or three months following the closing date.

For purposes of the underwriter exemptions, the term “designated transaction” includes any securitization transaction in which the assets of the issuing entity consist of obligations that bear interest or are purchased at a discount and which are fully secured by motor vehicles.

The issuing entity must also meet the following requirements:

•        the assets of the issuing entity must consist solely of assets of the type that have been included in other investment pools;

•        securities evidencing interests in the other investment pools must have been rated in one of the three (or in the case of designated transactions, four) highest rating categories by a rating agency for at least one year prior to the plan’s acquisition of securities; and

•        investors other than plans must have purchased securities evidencing interests in the other investment pools for at least one year prior to the plan’s acquisition of securities.

The underwriter exemptions also provide relief from various self-dealing/conflict of interest prohibited transactions that may occur when a plan fiduciary causes a plan to acquire securities of an issuing entity and the fiduciary, or its affiliate, is an obligor with respect to obligations or receivables contained in the issuing entity; provided that, among other requirements:

•        in the case of an acquisition in connection with the initial issuance of the securities, at least fifty percent of each class of securities in which plans have invested is acquired by persons independent of the restricted group and at least fifty percent of the aggregate interest in the issuing entity is acquired by persons independent of the restricted group;

•        the fiduciary, or its affiliate, is an obligor with respect to five percent or less of the fair market value of the obligations or receivables contained in the issuing entity;

•        the plan’s investment in each class of securities does not exceed twenty-five percent of all of the securities of that class outstanding at the time of acquisition; and

•        immediately after the plan acquires the securities, no more than twenty-five percent of the plan’s assets for which the person is a fiduciary are invested in certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

The underwriter exemptions do not apply to plans sponsored by a member of the restricted group, which includes the underwriter, the issuing entity’s sponsor, the servicer, any subservicer, the trustee, any obligor with respect to obligations or receivables included in the issuing entity constituting more than five percent of the aggregate unamortized principal balance of the issuing entity’s assets, any insurer, the counterparty to any interest-rate swap entered into by the issuing entity and any affiliate of these parties.

ERISA Considerations regarding Securities that are Notes

Securities that are notes will not be considered equity interests in the issuing entity for purposes of the plan asset regulations if the notes are treated as indebtedness under applicable local law and have no substantial equity features. If the notes have substantial equity features, a plan that purchased notes might be deemed to have acquired an undivided interest in the trust property, and certain transactions involving the trust property might constitute prohibited transactions. If the notes are treated as indebtedness without substantial equity features, the issuing entity’s assets would not be deemed to include assets of a plan that acquired notes. However, in such circumstances, the acquisition or holding of notes by or on behalf a plan could nevertheless give rise to a prohibited transaction if such acquisition or holding were deemed to be a prohibited loan to a party in interest or disqualified person with respect to the plan. There can be no assurance that the issuing entity or an affiliate will not become a party in interest or disqualified person with respect to a plan that acquires notes.

Prohibited transaction exemption 2000-58 amended the underwriter exemptions and extended the relief available thereunder to transactions involving the initial purchase, the holding and the subsequent resale by plans of securities denominated as debt that are issued by, and are obligations of, investment pools whose assets are held in trust or held by a partnership, special purpose corporation or limited liability company. The same conditions described above relating to certificates must also be met with respect to notes. In addition, prior to the issuance of the notes, the issuing entity must receive a legal opinion to the effect that the noteholders will have a perfected security interest in the issuing entity’s assets. As with certificates, exemptive relief would not be available for plans sponsored by a member of the restricted group.

In the event that the underwriter exemptions are not applicable to the notes, one or more other prohibited transaction class exemptions, or PTCEs, could apply to the purchase, holding and resale of notes by a plan, depending on the type and circumstances of the plan fiduciary making the decision to acquire or dispose of the notes. Included among these exemptions are:

•        PTCE 84-14, regarding transactions effected by qualified professional asset managers;

•        PTCE 90-1, regarding transactions entered into by insurance company pooled separate accounts;

•        PTCE 91-38, regarding transactions entered into by bank collective investment funds;

•        PTCE 95-60, regarding transactions entered into by insurance company general accounts; and

•        PTCE 96-23, regarding transactions effected by in-house asset managers.

Each purchaser and each transferee of a note that is treated as debt for purposes of the plan assets regulations may be required to represent and warrant (or, in the case of a book-entry note, may be deemed to represent and warrant) either that it is not using plan assets or that its purchase and holding of the note will be covered by one of the exemptions listed above or by another Department of Labor class exemption.

Consultation With Counsel

The prospectus supplement will provide further information that plans should consider before purchasing the securities. A plan fiduciary considering the purchase of securities is encouraged to consult its tax and/or legal advisors regarding:

•        whether the issuing entity’s assets would be considered plan assets;

•        the possibility of exemptive relief from the prohibited transaction rules; and

•        other ERISA issues and their potential consequences.

In addition, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in securities is appropriate for the plan, taking into account the plan’s overall investment policy and the composition of the plan’s investment portfolio. The sale of securities to a plan is in no respect a representation by the sponsor or the underwriters that this investment meets all relevant requirements regarding investments by plans generally or any particular plan or that this investment is appropriate for plans generally or any particular plan.

In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court ruled that assets held in an insurance company’s general account may be deemed to be plan assets for ERISA purposes under certain circumstances.

Methods of Distribution

The issuing entities will offer the securities in series through one or more of the methods described below. The prospectus supplement will describe the offering method and will state the public offering or purchase price and the net proceeds to the issuing entity from the sale.

The securities will be offered through the following methods from time to time. In addition, these offerings may be made concurrently through more than one of these methods or through a combination of two or more of these methods. The methods are as follows:

•        by negotiated firm commitment or best efforts underwriting and public re-offering by underwriters;

•        by placements by the depositor with institutional investors through dealers or agents;

•        by direct placements by the depositor with institutional investors; and

•        by competitive bid.

The securities may be offered in whole or in part in exchange for the auto loans and other assets, if applicable, that would comprise the assets of the issuing entity.

If underwriters are used in a sale of any securities, other than in connection with an underwriting on a best efforts basis, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale or at the time of commitment. The securities will be described on the cover of the prospectus supplement and the members of the underwriting syndicate, if any, will be named in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from the depositor or from purchasers of the securities in the form of discounts, concessions or commissions. Underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters in connection with the securities, and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will describe any compensation paid by the depositor or its affiliates.

It is anticipated that the underwriting agreement pertaining to the sale of securities will provide that the obligations of the underwriters will be subject to conditions precedent providing that the underwriters will be obligated to purchase all the securities if any are purchased, other than in connection with an underwriting on a best efforts basis. In addition, it is expected that, in limited circumstances, each of the servicer, the originators and the depositor will indemnify the several underwriters, dealers and agents and the underwriters, dealers and agents will indemnify the depositor against certain civil liabilities, including liabilities under the Securities Act or will contribute to payments required to be made.

The prospectus supplement for any securities offered by placements through dealers or agents will contain information regarding the nature of the offering and any agreements to be entered into between the depositor or its affiliates and purchasers of securities.

Purchasers of securities, including dealers and agents, may, depending on the facts and circumstances of such purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and sales by them of securities. You are encouraged to consult with your legal advisors in this regard prior to any reoffer or sale.

Legal Matters

Legal matters relating to the securities will be passed upon by legal officers of HSBC Finance, and by Dewey Ballantine LLP, New York, New York.

Additional Information

HSBC Auto Receivables Corporation has filed with the Securities and Exchange Commission a registration statement, Registration No. 333-131714, under the Securities Act of 1933, as amended, with respect to the securities being offered pursuant to this prospectus. This prospectus and the prospectus supplement, which form a part of the registration statement, omit certain information contained in such registration statement pursuant to the rules and regulations of the Commission.

Information relating to the issuing entities and the securities offered by this prospectus and the prospectus supplements will be periodically filed with the Securities and Exchange Commission. This information will include the definitive legal documents used for each issuance, definitive prospectus supplements, term sheets (if any) and computational materials (if any). For the period of time that each issuing entity is subject to the reporting requirements of the Exchange Act, the servicer will file for each issuing entity annual reports on Form 10-K, distribution reports on  Form 10-D, any current reports on Form 8-K, and any amendments to those reports with the Securities and Exchange Commission. In addition, financial information relating to a credit enhancement provider, if not included in the prospectus supplement, may also be incorporated by reference. All of this information will be incorporated by reference into the registration statement of which this prospectus is a part, which means, among other things, that those items are considered to be a part of this registration statement for purposes of the federal securities laws. This information will be publicly available through the Securities and Exchange Commission.

You can read and copy the registration statement and any notices, reports, statements or other materials filed by the issuing entity, the depositor and the servicer at the public reference room at the Commission at 100 F Street, N.E., Washington, DC 20549. You can obtain information about the public reference section by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a site on the internet containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov.

The servicer will post the reports required by the Exchange Act on its Web site located at www.hsbcusa.com/hsbc_finance/abs as soon as reasonably practicable after such reports are filed with the Commission. HSBC Finance also provides certain static pool information with respect to its prior securitized pools of auto loans on the website. This information includes summary pool characteristics and delinquency, loss and prepayment data for securitized pools established by HSBC Finance in the previous five years. Information maintained on this website with respect to pools that were securitized before January 1, 2006 and information concerning the auto loans relating to periods prior to January 1, 2006 is not deemed to be part of this prospectus supplement and the accompanying prospectus or the registration statement. If not posted on the servicer’s website, you may request a free copy of any of the filings incorporated by reference into this prospectus by writing or calling: HSBC Auto Receivables Corporation, 1111 Town Center Drive, Las Vegas, Nevada 89144. Its phone number is (702) 243-1241.

Index of Defined Terms

Page
Actuarial Method	27
Available Funds Cap	33
Base Rate	32
Book-Entry Securities	33
Capitalized Interest Account	40
Chattel Paper	52
Clearstream, Luxembourg	34
Code	58
Collection Account	44
Collection Period	30
Companion Securities	32
Definitive Securities	38
Depositor	5, 21
Disregarded Entity	59
DTC	34
Eligible Account	45
Eligible Investments	45
ERISA	67
Euroclear	34
Events of Default	49
Fully Taxable Bonds	65
Grantor Trust Fractional Interest Security	58
Grantor Trust Strip Security	58
Holder	34
Holder-in-Due-Course Rule	56
HSBC	17
HSBC Auto Credit	5
HSBC Auto Finance	5
HSBC Finance	5, 17
IRS	59
Issuing Entity	5
LIBOR	32
Non-Prime Auto Loans	7, 10
Non-Prime Obligors	22
Originators	5
Plan Asset Regulations	68
Plan Assets	67
Pre-Funded Amount	39
Pre-Funding Account	39
Pre-Funding Feature	7
Pre-Funding Period	39
Premium Security	65
Prepayment Assumption	63
Prohibited Transactions	67
PTCE	71
Rating Agencies	44
Rating Agency	69
Record Date	30
Relief Act	56
Residual Interest	18
Rule of 78’s Method	27
Scheduled Amortization Securities	32
Servicer	5
Servicer Termination Event	48
Servicing Entity	47
Servicing Fee	46
Soft Bullets	31
Sponsor	5
Spread	32
Spread Multiplier	32
Subservicer	5
Trust Accounts	45
Trust Documents	41